$330,000,000.00


                AMENDED AND RESTATED LEASE AGREEMENT



                              BETWEEN



                      BNP LEASING CORPORATION,

                            AS LANDLORD



                                AND



                           GENENTECH, INC.,

                              AS TENANT



                  EFFECTIVE AS OF DECEMBER 8, 1995


         (Vacaville Biopharmaceutical Manufacturing Facility)




























This Agreement is being facilitated by the following banks:

Banque Nationale de Paris

Credit Suisse

Mellon Bank, N.A.

Union Bank of Switzerland

Swiss Bank Corporation


















































                              TABLE OF CONTENTS

                                                            Page

1     Definitions . . . . . . . . . . . . . . . . . . . . .   2
        (a)  Active Negligence  . . . . . . . . . . . . . .   2
        (b)  Additional Rent  . . . . . . . . . . . . . . .   2
        (c)  Advance Date   . . . . . . . . . . . . . . . .   3
        (d)  Affiliate  . . . . . . . . . . . . . . . . . .   3
        (e)  Agency Fees  . . . . . . . . . . . . . . . . .   3
        (f)  Applicable Laws  . . . . . . . . . . . . . . .   3
        (g)  Applicable Purchaser . . . . . . . . . . . . .   3
        (h)  Appraised Value  . . . . . . . . . . . . . . .   3
        (I)  Attorneys' Fees  . . . . . . . . . . . . . . .   3
        (j)  Base Rent  . . . . . . . . . . . . . . . . . .   3
        (k)  Base Rental Commencement Date  . . . . . . . .   3
        (l)  Base Rental Date   . . . . . . . . . . . . . .   4
        (m)  Base Rental Period . . . . . . . . . . . . . .   4
        (n)  Business Day . . . . . . . . . . . . . . . . .   4
        (o)  Capital Adequacy Charges . . . . . . . . . . .   4
        (p)  Capital Lease . . . . .  . . . . . . . . . . .   4
        (q)  Carrying Costs  . . . . . . . . .. . . . . . .   4
        (r)  Code  . . . . . . . . . . . . . . . .. . . . .   4
        (s)  Commitment Fee  . . . . . . . . . . .. . . . .   4
        (t)  Consolidated Current Liabilities . . . . . . .   4
        (u)  Consolidated Quick Assets . . .. . . . . . . .   4
        (v)  Consolidated Subsidiary . . . . . .. . . . . .   4
        (w)  Consolidated Tangible Net Worth  . . . . . . .   4
        (x)  Consolidated Total Assets . . . . .. . . . . .   5
        (y)  Consolidated Total Liabilities  . .. . . . . .   5
        (z)  Current Liabilities . . . . . . . .. . . . . .   5
        (aa) Construction Advances   . . . . . .. . . . . .   5
        (ab) Construction Allowance  . . . .. . . . . . . .   5
        (ac) Construction Documents  . . . .. . . . . . . .   5
        (ad) Construction Period   . . . . . . .  . . . . .   5
        (ae) Construction Project  . . . . . . .  . . . . .   5
        (af) Debt  . . . . . . . . . . . . . . . . .. . . .   6
        (ag) Default  . . . . . . .  . . . . . . .. . . . .   6
        (ah) Default Rate  . . . . . . . . . . . . .  . . .   6
        (ai) Designated Payment Date . . . . . . . .  . . .   6
        (aj) Development Contracts  . . . . . . . . . . . .   6
        (ak) Effective Rate . . . . . . . . . . . . . . . .   6
        (al) Environmental Cutoff Date  . . . . . . . . . .   7
        (am) Environmental Indemnity Agreement .  . . . . .   7
        (an) Environmental Laws . . . . . . . . . . . . . .   7
        (ao) Environmental Losses . . . . . . . . . . . . .   7
        (ap) Environmental Report . . . . . . . . . . . . .   7
        (aq) ERISA  . . . . . . . . . . . . . . . . . . . .   7
        (ar) ERISA Affiliate  . . . . . . . . . . . . . . .   7
        (as) Escrowed Proceeds  . . . . . . . . . . . . . .   8
        (at) Eurocurrency Liabilities . . . . . . . . . . .   8
        (au) Eurodollar Rate Reserve Percentage . . . . . .   8
        (av) Event of Default . . . . . . . . . . . . . . .   8
        (aw) Excluded Taxes . . . . . . . . . . . . . . . .   8
        (ax) Fed Funds Rate . . . . . . . . . . . . . . . .   9
        (ay) Funding Advances . . . . . . . . . . . . . . .   9
        (az) GAAP . . . . . . . . . . . . . . . . . . . . .   9
        (ba) Hazardous Substance  . . . . . . . . . . . . .   9
        (bb) Hazardous Substance Activity . . . . . . . . .   9
        (bc) Hazardous Substance Claims . . . . . . . . . .   9
        (bd) Impositions. . . . . . . . . . . . . . . . . .   9
        (be) Improvements . . . . . . . . . . . . . . . . .  10
        (bf) Indemnified Party  . . . . . . . . . . . . . .  10
        (bg) Initial Funding Advances . . . . . . . . . . .  10
        (bh) Intangible Assets  . . . . . . . . . . . . . .  10
        (bi) Landlord's Parent  . . . . . . . . . . . . . .  11
        (bj) LIBOR  . . . . . . . . . . . . . . . . . . . .  11
        (bk) Lien . . . . . . . . . . . . . . . . . . . . .  11
        (bl) Losses . . . . . . . . . . . . . . . . . . . .  11
        (bm) Maximum Construction Allowance . . . . . . . .  11
        (bn) Multiemployer Plan . . . . . . . . . . . . . .  12
        (bo) Outstanding Construction Allowance . . . . . .  12
        (bp) Participant  . . . . . . . . . . . . . . . . .  12
        (bq) PBGC . . . . . . . . . . . . . . . . . . . . .  12
        (br) Permitted Encumbrances . . . . . . . . . . . .  12
        (bs) Permitted Hazardous Substance Use  . . . . . .  12
        (bt) Permitted Hazardous Substances . . . . . . . .  13
        (bu) Permitted Transfer . . . . . . . . . . . . . .  13
        (bv) Person . . . . . . . . . . . . . . . . . . . .  13
        (bw) Plan . . . . . . . . . . . . . . . . . . . . .  13
        (bx) Potential Lien Claimants . . . . . . . . . . .  13
        (by) Prime Rate . . . . . . . . . . . . . . . . . .  13
        (bz) Purchase Agreement . . . . . . . . . . . . . .  14
        (ca) Qualified Affiliate  . . . . . . . . . . . . .  14
        (cb) Qualified Payments . . . . . . . . . . . . . .  14
        (cc) Quick Assets . . . . . . . . . . . . . . . . .  14
        (cd) Remaining Proceeds . . . . . . . . . . . . . .  15
        (ce) Rent . . . . . . . . . . . . . . . . . . . . .  15
        (cf) Scope Change . . . . . . . . . . . . . . . . .  15
        (cg) Special Participation Fees . . . . . . . . . .  15
        (ch) Spread . . . . . . . . . . . . . . . . . . . .  15
        (ci) Stipulated Loss Value  . . . . . . . . . . . .  16
        (cj) Subsidiary . . . . . . . . . . . . . . . . . .  16
        (ck) Tenant's Agents  . . . . . . . . . . . . . . .  16
        (cl) Term . . . . . . . . . . . . . . . . . . . . .  16
        (cm) Term Sheet . . . . . . . . . . . . . . . . . .  16
        (cn) Transaction Expenses . . . . . . . . . . . . .  16
        (co) Unfunded Benefit Liabilities . . . . . . . . .  16
        (cp) Upfront Fee  . . . . . . . . . . . . . . . . .  16
        (cq) Other Terms and References . . . . . . . . . .  16

2     Term. . . . . . . . . . . . . . . . . . . . . . . . .  17
        (a)  Scheduled Term . . . . . . . . . . . . . . . .  17
        (b)  Early Termination By Tenant  . . . . . . . . .  17

3     Rental. . . . . . . . . . . . . . . . . . . . . . . .  17
        (a)  Base Rent  . . . . . . . . . . . . . . . . . .  17
        (b)  Upfront Fee  . . . . . . . . . . . . . . . . .  18
        (c)  Agency Fee . . . . . . . . . . . . . . . . . .  18
        (d)  Special Participation Fee  . . . . . . . . . .  18
        (e)  Commitment Fees  . . . . . . . . . . . . . . .  18
        (f)  Additional Rent  . . . . . . . . . . . . . . .  18
        (g)  Interest and Order of Application  . . . . . .  18
        (h)  Net Lease  . . . . . . . . . . . . . . . . . .  18
        (I)  No Demand or Setoff  . . . . . . . . . . . . .  19

4     Application of Insurance, Condemnation and
      Other Proceeds; Waiver of Insured Claims;
      Determination of Appraised Value . . . .  . . . . . .  19

5     No Lease Termination. . . . . . . . . . . . . . . . .  22
        (a)  Status of Lease  . . . . . . . . . . . . . . .  22
        (b)  Waiver By Tenant . . . . . . . . . . . . . . .  23

6     Construction Allowance  . . . . . . . . . . . . . . .  23
        (a)  Advances; Outstanding Construction Allowance .  23
        (b)  Construction Projects  . . . . . . . . . . . .  24
              (i)    Preconstruction Approvals. . . . . . .  24
              (ii)   Scope Changes  . . . . . . . . . . . .  24
              (iii)  Responsibility for Construction. . . .  24
              (iv)   Value Added. . . . . . . . . . . . . .  25
              (v)    Estoppel Letters Required. . . . . . .  25
              (vi)   Advances Not a Waiver. . . . . . . . .  26
        (c)  Conditions to Construction Advances  . . . . .  26
              (i)    Prior Notice . . . . . . . . . . . . .  26
              (ii)   Amount of the Advances . . . . . . . .  26
              (iii)  Insurance. . . . . . . . . . . . . . .  26
                      a) Title Insurance . . . . . .  . . .  26
                      b)Builder's Risk Insurance. . . . . .  26
              (iv)   Progress of Construction . . . . . . .  27
              (v)    Evidence of Costs and Expenses
                      to be Reimbursed. . . . . . . . . . .  27
              (vi)   No Event of Default. . . . . . . . . .  27
              (vii)  No Sale of Landlord's Interest . . . .  27
              (viii) Certificate of No Default and
                       Other Matters  . . . . . . . . . . .  27
              (ix)   Payments by Participants . . . . . . .  27
              (x)    Execution of Participation Agreements
                       With Participants  . . . . . . . . .  29

7     Purchase Agreement and Environmental Indemnity
        Agreement . . . . . . . . . . . . . . . . . . . . .  29

8     Use and Condition of Leased Property  . . . . . . . .  29
        (a)  Use  . . . . . . . . . . . . . . . . . . . . .  29
        (b)  Condition  . . . . . . . . . . . . . . . . . .  29
        (c)  Consideration for and Scope of Waiver  . . . .  30

9     Other Representations, Warranties
        and Covenants of Tenant . . . . . . . . . . . . . .  30
        (a)  Financial Matters  . . . . . . . . . . . . . .  30
        (b)  The Contract and Other Development Contracts .  30
        (c)  No Default or Violation  . . . . . . . . . . .  31
        (d)  Compliance with Covenants and Laws . . . . . .  31
        (e)  Environmental Representations  . . . . . . . .  31
        (f)  No Suits . . . . . . . . . . . . . . . . . . .  31
        (g)  Condition of Property  . . . . . . . . . . . .  32
        (h)  Organization . . . . . . . . . . . . . . . . .  32
        (I)  Enforceability . . . . . . . . . . . . . . . .  32
        (j)  Not a Foreign Person . . . . . . . . . . . . .  32
        (k)  Omissions  . . . . . . . . . . . . . . . . . .  32
        (l)  Existence  . . . . . . . . . . . . . . . . . .  32
        (m)  Tenant Taxes . . . . . . . . . . . . . . . . .  32
        (n)  Operation of Property  . . . . . . . . . . . .  33
        (o)  Debts for Construction . . . . . . . . . . . .  34
        (p)  Impositions  . . . . . . . . . . . . . . . . .  34
        (q)  Repair, Maintenance, Alterations
               and Additions  . . . . . . . . . . . . . . .  35
        (r)  Insurance and Casualty . . . . . . . . . . . .  35
        (s)  Condemnation . . . . . . . . . . . . . . . . .  36
        (t)  Protection and Defense of Title Against Liens
               and Other Encumbrances or Defects . . .. . .  36
        (u)  Books and Records  . . . . . . . . . . . . . .  37
        (v)  Financial Statements; Required Notices;
               Certificates . . . . . . . . . . . . . . . .  37
        (w)  Further Assurances . . . . . . . . . . . . . .  38
        (x)  Fees and Expenses; Indemnification; Increased
               Costs; and Capital Adequacy Charges . . .. .  39
        (y)  Liability Insurance  . . . . . . . . . . . . .  40
        (z)  Permitted Encumbrances . . . . . . . . . . . .  41
        (aa) Environmental Covenants  . . . . . . . . . . .  41
        (ab) Affirmative Financial Covenants  . . . . . . .  42
              (i)   Minimum Tangible Net Worth  . . . . . .  42
              (ii)  Leverage Ratio  . . . . . . . . . . . .  42
              (iii) Quick Ratio . . . . . . . . . . . . . .  42
        (ac) Negative Covenants . . . . . . . . . . . . . .  42
              (i)   Liens . . . . . . . . . . . . . . . . .  42
              (ii)  Transactions with Affiliates  . . . . .  44
        (ad) ERISA  . . . . . . . . . . . . . . . . . . . .  44
        (ae) Assignment of Certain Rights . . . . . . . . .  44

10     Other Representations and Covenants of Landlord  . .  45
        (a)  Title Claims By, Through or Under Landlord . .  45
        (b)  Actions Required of the Title Holder . . . . .  45
        (c)  Actions Permitted by Tenant Without
               Landlord's Consent . . . . . . . . . . . . .  47
        (d)  No Default or Violation  . . . . . . . . . . .  47
        (e)  No Suits . . . . . . . . . . . . . . . . . . .  48
        (f)  Organization . . . . . . . . . . . . . . . . .  48
        (g)  Enforceability . . . . . . . . . . . . . . . .  48
        (h)  Existence  . . . . . . . . . . . . . . . . . .  48
        (i)  Not a Foreign Person . . . . . . . . . . . . .  48
        (j)  Responding to Requests for Information . . . .  48

11     Assignment and Subletting  . . . . . . . . . . . . .  48
        (a)  Consent Required . . . . . . . . . . . . . . .  48
        (b)  Standard for Landlord's Consent to Assignments
               and Certain Other Matters . . .  . . . . . .  49
        (c)  Consent Not a Waiver . . . . . . . . . . . . .  49
        (d)  Landlord's Assignment  . . . . . . . . . . . .  49

12     Environmental Indemnification  . . . . . . . . . . .  49
        (a)  Indemnity  . . . . . . . . . . . . . . . . . .  49
        (b)  Assumption of Defense  . . . . . . . . . . . .  49
        (c)  Notice of Environmental Losses . . . . . . . .  50
        (d)  Rights Cumulative  . . . . . . . . . . . . . .  50
        (e)  Survival of the Indemnity  . . . . . . . . . .  50

13     Inspections and Right of Landlord to Perform,
         Generally  . . . . . . . . . . . . . . . . . . . .  50

14     Events of Default  . . . . . . . . . . . . . . . . .  51
        (a)  Definition . . . . . . . . . . . . . . . . . .  51
        (b)  Remedies . . . . . . . . . . . . . . . . . . .  53
        (c)  Enforceability . . . . . . . . . . . . . . . .  54
        (d)  Remedies Cumulative  . . . . . . . . . . . . .  54

15     No Implied Waiver  . . . . . . . . . . . . . . . . .  55

16     Default by Landlord  . . . . . . . . . . . . . . . .  55

17     Quiet Enjoyment  . . . . . . . . . . . . . . . . . .  55

18     Surrender Upon Termination . . . . . . . . . . . . .  55

19     Holding Over by Tenant . . . . . . . . . . . . . . .  55

20     Miscellaneous  . . . . . . . . . . . . . . . . . . .  56
        (a)  Notices  . . . . . . . . . . . . . . . . . . .  56
        (b)  Severability . . . . . . . . . . . . . . . . .  57
        (c)  No Merger  . . . . . . . . . . . . . . . . . .  58
        (d)  NO IMPLIED REPRESENTATIONS BY LANDLORD . . . .  58
        (e)  Entire Agreement . . . . . . . . . . . . . . .  58
        (f)  Binding Effect . . . . . . . . . . . . . . . .  58
        (g)  Time is of the Essence . . . . . . . . . . . .  58
        (h)  Governing Law  . . . . . . . . . . . . . . . .  58
        (i)  Attorneys' Fees  . . . . . . . . . . . . . . .  58

21     Waiver of Jury Trial . . . . . . . . . . . . . . . .  58

22     Tax Reporting  . . . . . . . . . . . . . . . . . . .  59

23     Proprietary Information, Confidentiality
         and Security . . . . . . . . . . . . . . . . . . .  59


                                             Exhibits and Schedules
Exhibit A . . . . . . . . . . . . . . . . . . . . Legal Description
Exhibit B . . . . . . . . . . . . . . . . . . . . .Encumbrance List
Exhibit C . . . . . . . . . . . . . Estoppel Letter from Contractor
Exhibit D . . . . . . . . . . . . . .Estoppel Letter from Architect
Exhibit E . . . . . . . . . . . . . . . . . . . .Draw Request Forms
Exhibit F . . . . . . . . . . . . . . . . . . . Officer Certificate
Schedule 1. . . . . . . . . . . . . . . . . . .List of Participants
Schedule 2. . . . . . Documents Conveying Rights Assigned to Tenant
Schedule 3. . . . . Description of the initial Construction Projec



              AMENDED AND RESTATED LEASE AGREEMENT

     This AMENDED AND RESTATED LEASE AGREEMENT (as extended, supplemented, amended, restated or otherwise modified from time to time, hereinafter called this "Lease"), made to be effective as of December 8, 1995 (all references herein to the "date hereof" or words of like effect shall mean such effective date), by and between BNP LEASING CORPORATION, a Delaware corporation (hereinafter called "Landlord"), and GENENTECH, INC., a Delaware corporation (hereinafter called "Tenant");

                   W I T N E S E T H   T H A T:

     WHEREAS, pursuant to a Property Sale Agreement dated as of May 24, 1995, as amended by Amendment No. 1 dated as of June 30, 1995, as amended by Amendment No. 2 dated as of July 31, 1995, as amended by Amendment No. 3 dated as of July 31, 1995, as amended by Amendment No. 4 dated as of July 31, 1995 and as amended by Amendment No. 5 dated as of September 5, 1995 (hereinafter called the "Contract") covering the land described in Exhibit A attached hereto (hereinafter called the "Land"), Landlord acquired the Land and any existing improvements on the Land from Chevron Land and Development Company, a Delaware corporation (hereinafter called "Seller");

     WHEREAS, contemporaneously with the closing of Landlord's purchase of the Land, Landlord and Tenant entered into a Lease Agreement dated to be effective as of August 1, 1995, as modified by First Amendment to Lease Agreement dated as of September 7, 1995 (hereinafter called the "Prior Lease"), a Purchase Agreement dated to be effective as of August 1, 1995 (hereinafter called the "Prior Purchase Agreement") and an Environmental Indemnity Agreement dated to be effective as of August 1, 1995 (hereinafter called the "Environmental Indemnity Agreement");

     WHEREAS, in anticipation of Tenant's construction of new improvements on the Land and purchase of equipment and other personal property for use in such improvements, Landlord and Tenant desire by this Lease to evidence their agreement as to the terms and conditions upon which Landlord is willing to provide funds for such construction and purchase and upon which Tenant will continue to lease the Land and improvements thereon and the equipment and other personal property purchased with funds provided by Landlord; and

     WHEREAS, Landlord and Tenant desire by this Lease to amend, restate, replace and supersede the Prior Lease in its entirety, effective as of the date hereof;

     NOW, THEREFORE, in consideration of the rent to be paid and the covenants and agreements to be performed by Tenant, as hereinafter set forth, Landlord does hereby LEASE, DEMISE and LET unto Tenant for the term hereinafter set forth the Land, together with:

          (i) Landlord's interest in any and all buildings and other real property improvements on the Land from time to time, including improvements hereafter erected on the Land by Tenant, and including, but not limited to, mechanical, electrical, HVAC and other building systems attached to future buildings and improvements constructed on the Land by Tenant (hereinafter called the "Improvements");

          (ii) all easements and rights-of-way now owned or hereafter acquired by Landlord for use in connection with the Land or Improvements or as a means of access thereto;

          (iii) all right, title and interest of Landlord, now owned or hereafter acquired, in and to (A) any land lying within the right-of-way of any street, open or proposed, adjoining the Land, (B) any and all sidewalks and alleys adjacent to the Land and (C) any strips and gores between the Land and abutting land (except strips and gores, if any, between the Land and abutting land owned by Landlord, with respect to which this Lease shall cover only the portion thereof to the center line between the Land and the abutting land owned by Landlord).

The Land and all of the property described in items (i) through (iii) above are hereinafter referred to collectively as the "Real Property".

     In addition to conveying a leasehold in the Real Property as described above, Landlord hereby grants, assigns and leases to Tenant for the term of this Lease the right to use and enjoy (and, to the extent the following consist of contract rights, to enforce) any interests or rights of Landlord in, to or under the following, to the extent, but only to the extent, that such interests or rights are assignable and have been or will be transferred to Landlord by Seller under the Contract, transferred to Landlord because of Tenant's purchase thereof with funds advanced by Landlord as described in subparagraph 9(ae) below, assigned to Landlord by Tenant pursuant to subparagraph 9(af) of the Prior Lease or pursuant to subparagraph 9(ae) below or otherwise transferred to Landlord by reason of Landlord's status as the owner of the Real Property: (a) any goods, equipment, furnishings, furniture, chattels and tangible personal property of whatever nature that are located on the Real Property and all renewals or replacements of or substitutions for any of the foregoing; (b) the rights of Landlord, now existing or hereafter arising, under Permitted Encumbrances (including the Development Contracts, as defined below), and (c) any other general intangibles, permits, licenses, franchises, certificates, and other rights and privileges related to the Real Property that Tenant (rather than Landlord) would have acquired if Tenant had itself acquired the Real Property as the purchaser under the Contract. All of the property, rights and privileges described above in this paragraph whether now existing or hereafter arising, are hereinafter collectively called the "Personal Property". The Real Property and the Personal Property are hereinafter sometimes collectively called the "Leased Property."

     Provided, however, the leasehold estate conveyed hereby and Tenant's rights hereunder are expressly made subject and subordinate to the Permitted Encumbrances (as hereinafter defined) and to any other claims or encumbrances not asserted by Landlord itself or by third parties lawfully claiming through or under Landlord.

     The Leased Property is leased by Landlord to Tenant and is accepted and is to be used and possessed by Tenant upon and subject to the following terms, provisions, covenants, agreements and conditions:

  1 Definitions. As used herein, the terms "Landlord," "Tenant," "Contract," "Seller," "Land," "Prior Lease," "Prior Purchase Agreement," "Environmental Indemnity Agreement," "Improvements," "Real Property," "Personal Property" and "Leased Property" shall have the meanings indicated above and the terms listed immediately below shall have the following meanings:

     (a) Active Negligence. "Active Negligence" of an Indemnified Party means, and is limited to, the negligent conduct of activities actually on or about the Leased Property by the Indemnified Party or its employees, agents or representatives in a manner that proximately causes actual bodily injury or property damage to be incurred. "Active Negligence" shall not include (1) any negligent failure of Landlord to act when the duty to act would not have been imposed but for Landlord's status as owner of the Leased Property or as a party to the transactions described in this Lease, (2) any negligent failure of any other Indemnified Party to act when the duty to act would not have been imposed but for such party's contractual or other relationship to Landlord or participation or facilitation in any manner, directly or indirectly, of the transactions described in this Lease, or (3) the exercise in a lawful manner by Landlord (or any party claiming through or under Landlord) of any remedy provided herein or in the Purchase Agreement.

     (b) Additional Rent. "Additional Rent" shall have the meaning assigned to it in subparagraph 3(f) below.

     (c) Advance Date. "Advance Date" means, regardless of whether any Construction Advance shall actually be made thereon, the first Business Day of every calendar month, beginning with January 2, 1996 and continuing regularly thereafter to and including the first Business Day of the first calendar month upon which the then Outstanding Construction Allowance (including any Construction Advance and Carrying Costs added to the Outstanding Construction Advance on that Business Day) shall equal or exceed the Maximum Construction Allowance available under this Lease; provided, that if Landlord sells its interest in the Leased Property pursuant to the Purchase Agreement before the Base Rental Commencement Date, the last Advance Date shall be the Designated Payment Date. An Advance Date under this definition may also be the Base Rental Commencement Date or a Base Rental Date under the definitions below.

     (d) Affiliate. "Affiliate" of any Person (including Tenant) means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the direct or indirect ownership of fifty percent (50%) or more of any class of voting stock of a Person, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     (e) Agency Fees. "Agency Fees" shall have the meaning assigned to it in subparagraph 3(c) below.

     (f) Applicable Laws. "Applicable Laws" shall have the meaning assigned to it in subparagraph 9(d) below.

     (g) Applicable Purchaser. "Applicable Purchaser" means any third party designated by Tenant to purchase the Landlord's interest in the Leased Property and in any Escrowed Proceeds as provided in the Purchase Agreement.

     (h) Appraised Value. "Appraised Value" shall have the meaning assigned to it in Paragraph 4 below.

     (i) Attorneys' Fees. "Attorneys' Fees" means the reasonable expenses and fees of counsel to the parties incurring the same, which may include fairly allocated costs of in-house counsel, printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. Such terms shall also include, without limitation, all such reasonable expenses and fees incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any manner or proceeding is brought with respect to the matter for which the expenses and fees were incurred.

     (j) Base Rent. "Base Rent" means the rent payable by Tenant pursuant to subparagraph 3(a) below.

     (k) Base Rental Commencement Date. "Base Rental Commencement Date" means the earlier of the first Business Day in June, 1998 or the first Business Day of the first calendar month upon which any of the following shall have occurred: (1) Tenant shall have substantially completed the initial Construction Project described in subparagraph 6(b)(i), or (2) the then Outstanding Construction Allowance (including any Construction Advance and Carrying Costs added to the Outstanding Construction Advance on that Business Day) shall not be less than the Maximum Construction Allowance available under this Lease. For example, if on the first Business Day of April, 1998 construction of the initial Construction Project is continuing, the Outstanding Construction Allowance is $314,799,999 (before adding any Carrying Costs for the preceding month) and the Maximum Construction Allowance is $314,800,000 (assuming the Initial Funding Advances are $15,200,000), and if Carrying Costs of $1,500,000 would be added to the Outstanding Construction Allowance on such day if the Construction Allowance were not limited to the Maximum Construction Allowance, then such day shall be the Base Rental Commencement Date and on such day $1 will be added to the Outstanding Construction Allowance as Carrying Cost and $1,499,999 will be payable as Base Rent pursuant to Paragraph 3(a).

     (l) Base Rental Date. "Base Rental Date" means the first Business Day of each calendar month, beginning with first Business Day of the first calendar month after the Base Rental Commencement Date and continuing regularly thereafter to and including the Designated Payment Date.

     (m) Base Rental Period. "Base Rental Period" means each successive period of approximately one (1) month, with the first Base Rental Period beginning on and including the Base Rental Commencement Date and ending on but not including the first Base Rental Date. Each successive Base Rental Period after the first Base Rental Period shall begin on and include the day on which the preceding Base Rental Period ends and shall end on but not include the next following Base Rental Date. A Base Rental Period under this definition may also be a Construction Period under the definition of Construction Period below.

     (n) Business Day. "Business Day" means any day that is (1) not a Saturday, Sunday or day on which commercial banks are generally closed or required to be closed in New York City, New York or San Francisco, California, and (2) a day on which dealings in deposits of dollars are transacted in the London interbank market; provided that if such dealings are suspended indefinitely for any reason, "Business Day" shall mean any day described in clause (1).

     (o) Capital Adequacy Charges. "Capital Adequacy Charges" means any additional amounts Landlord's Parent or any Participant requires Landlord to pay as compensation for an increase in required capital as provided in subparagraph 9(x)(iv).

     (p) Capital Lease. "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP or for federal income tax purposes.

     (q) Carrying Costs. "Carrying Costs" means the charges (accruing at the Effective Rate) and other fees added to and made a part of the Outstanding Construction Allowance from time to time on or before the Base Rental Commencement Date pursuant to and as more particularly described in subparagraph 6(a)(ii) below.

     (r) Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (s) Commitment Fee. "Commitment Fee" shall have the meaning assigned to it in subparagraph 3(e) below.

     (t) Consolidated Current Liabilities. "Consolidated Current Liabilities" means Current Liabilities of Tenant and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

     (u) Consolidated Quick Assets. "Consolidated Quick Assets" means Quick Assets of Tenant and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP (except as otherwise provided in the definition of "Quick Assets" set forth in subparagraph 1(cc) below).

     (v) Consolidated Subsidiary. "Consolidated Subsidiary" means any Subsidiary of Tenant whose accounts are or are required to be consolidated with the accounts of Tenant in accordance with GAAP.

     (w) Consolidated Tangible Net Worth. "Consolidated Tangible Net Worth" means, at any date of determination thereof, the excess of Consolidated Total Assets on such date over Consolidated Total Liabilities on such date; provided, however, that Intangible Assets on such date shall be excluded from any determination of Consolidated Total Assets on such date, but any after-tax charges previously taken in connection with the acquisition of technology or distribution rights shall be included in any determination of Consolidated Total Assets on such date.

     (x) Consolidated Total Assets. "Consolidated Total Assets" means, as of the date of any determination thereof, the total assets of Tenant and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

     (y) Consolidated Total Liabilities. "Consolidated Total Liabilities" means, as of the date of any determination thereof, the total liabilities of Tenant and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP, and any and all amounts guaranteed by Tenant not otherwise recorded in the financial statements of Tenant and its Consolidated Subsidiaries as liabilities.

     (z) Current Liabilities. "Current Liabilities" means, with respect to any Person, all liabilities of such Person treated as current liabilities in accordance with GAAP, including without limitation (a) all obligations payable on demand or within one year after the date in which the determination is made and (b) installment and sinking fund payments required to be made within one year after the date on which determination is made, but excluding all such liabilities or obligations which are renewable or extendable at the option of such Person to a date more than one year from the date of determination.

     (aa) Construction Advances. "Construction Advances" means actual advances of funds made by or on behalf of Landlord to Tenant pursuant to Paragraph 6 below for Construction Projects.

     (ab) Construction Allowance. "Construction Allowance" means the allowance which is to be provided by Landlord for Construction Projects as more particularly described in Paragraph 6 below.

     (ac) Construction Documents. "Construction Documents" means all construction contracts, architectural contracts, engineering contracts, drawings, plans, specifications, change orders, budgets, surveys, soils reports, environmental impact studies and other documents executed by or prepared for Tenant with respect to the Construction Projects.

     (ad) Construction Period. "Construction Period" means each successive period of approximately one (1) month, except that the first Construction Period shall be a shorter period beginning on and including the effective date hereof and ending on but not including the first Advance Date. Each successive Construction Period after the first Construction Period shall begin on and include the day on which the preceding Construction Period ends and shall end on but not include the next following Advance Date.

     (ae) Construction Project. Construction Projects include (1) the "initial Construction Project" which means the construction of the improvements described in Schedule 3 and contemplated by any plans, renderings and budgets referenced therein (including site work done on or about the Land by Tenant to prepare the Land for future construction), the purchase of equipment and other personal property for use in such improvements, and the provision of or payment for potable and non-potable water, sewer and other infrastructure and utility improvements related thereto, whether on-site or off-site, all consistent with the uses permitted by this Lease, and (2) "subsequent Construction Projects" which means any other project to be undertaken by Tenant during the term of this Lease for the construction of new Improvements or for the alteration of then existing Improvements. A subsequent Construction Project may involve demolition of then existing Improvements which are no longer needed or which must be removed to accommodate new Improvements, subject to the requirements of Paragraph 6(b) below. All construction work planned or done contemporaneously shall constitute a single Construction Project for purposes of this Lease, notwithstanding that such work may be done in stages or performed by more than one general contractor. However, it is understood that any number of distinct Construction Projects may be undertaken by Tenant during the term of (and in accordance with the provisions of) this Lease.

     (af) Debt. "Debt" means, with respect to any Person, (a) indebtedness of such Person for borrowed money; (b) indebtedness of such Person for the deferred purchase price of property or services (except trade payables and accrued expenses constituting current liabilities in the ordinary course of business); (c) the face amount of any outstanding letters of credit issued for the account of such Person; (d) obligations of such Person arising under acceptance facilities; (e) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations of such Person to purchase, to provide funds for payment, to provide funds to invest in any Person, or otherwise to assure a creditor against loss; (f) obligations of others secured by any Lien on property of such Person; and (g) obligations of such Person as lessee under Capital Leases.

     (ag) Default. "Default" means any event which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

     (ah) Default Rate. "Default Rate" means a floating per annum rate equal to five percent (5%) above the Prime Rate in effect from time to time. However, for purposes of computing interest on any past due reimbursement which is payable by Tenant upon demand under this Lease, the "Default Rate" for the first ten (10) Business Days after a demand for such reimbursement is made upon Tenant shall (1) equal zero, if the reimbursement required is $10,000 or less, and (2) if the required reimbursement is more than $10,000, not exceed the Prime Rate in effect on the date demand for such reimbursement is first made. Further, in no event will the "Default Rate" charged on any past due amount exceed the maximum interest rate permitted by law.

     (ai) Designated Payment Date. "Designated Payment Date" shall have the meaning assigned to it in the Purchase Agreement.

     (aj) Development Contracts. "Development Contracts" means the documents described in Schedule 2 attached hereto, as such documents may be modified from time to time with the consent of Landlord pursuant to subparagraph 10(b) below, and any applications, permits, contracts or documents concerning the use or development of the Leased Property or other Development Contracts that Landlord may hereafter execute or to which Landlord may consent at the request of Tenant pursuant to subparagraph 10(b) below.

     (ak) Effective Rate. "Effective Rate" means, for each Construction Period and Base Rental Period, the rate which equals the Spread plus the rate per annum determined by dividing (A) LIBOR for such Construction Period or Base Rental Period, as the case may be, by (B) 100% minus the Eurodollar Rate Reserve Percentage for such Construction Period or Base Rental Period. If LIBOR or the Eurodollar Rate Reserve Percentage changes from period to period, then the Effective Rate shall be automatically increased or decreased as of the date of such change, as the case may be. After the Base Rental Commencement Date, however, Landlord will provide notice of any such change (as required by Paragraph 3(a)) after the same shall take effect and at least five (5) Business Days prior to the next following Base Rental Date. If for any reason Landlord determines in good faith that it is impossible or impractical to determine the Effective Rate with respect to a given Construction Period or Base Rental Period in accordance with the preceding sentences, then the "Effective Rate" for that Construction Period or Base Rental Period shall equal the Spread plus any published index or per annum interest rate determined in good faith by Landlord's Parent to be comparable to LIBOR at the beginning of the first day of that period. A comparable interest rate might be, for example, the then existing yield on short term United States Treasury obligations (as compiled by and published in the then most recently published United States Federal Reserve Statistical Release H.15(519) or its successor publication), plus or minus a fixed adjustment based on Landlord's Parent's comparison of past eurodollar market rates to past yields on such Treasury obligations. Any determination by Landlord of the Effective Rate hereunder shall, in the absence of clear and demonstrable error, be conclusive and binding.

     (al) Environmental Cutoff Date. "Environmental Cutoff Date" means the later of the dates upon which (i) this Lease terminates, or (ii) Tenant surrenders possession and control of the Leased Property.

     (am) Environmental Indemnity Agreement. "Environmental Indemnity Agreement" means Environmental Indemnity Agreement dated as of August 1, 1995 executed by Tenant in favor of Landlord.

     (an) Environmental Laws. "Environmental Laws" means any and all existing and future Applicable Laws pertaining to safety, health or the environment, or to Hazardous Substances or Hazardous Substance Activities, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called "CERCLA"), and the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called "RCRA").

     (ao) Environmental Losses. "Environmental Losses" means Losses suffered or incurred by any Indemnified Party, directly or indirectly, relating to or arising out of, based on or as a result of any of the following: (i) any Hazardous Substance Activity on or prior to the Environmental Cutoff Date; (ii) any violation on or prior to the Environmental Cutoff Date of any applicable Environmental Laws relating to the Leased Property or to the ownership, use, occupancy or operation thereof; (iii) any investigation, inquiry, order, hearing, action, or other proceeding by or before any governmental or quasi-governmental agency or authority in connection with any Hazardous Substance Activity that occurs or is alleged to have occurred on or prior to the Environmental Cutoff Date; or (iv) any claim, demand, cause of action or investigation, or any action or other proceeding, whether meritorious or not, brought or asserted against any Indemnified Party which directly or indirectly relates to, arises from, is based on, or results from any of the matters described in clauses (i), (ii), or (iii) of this subparagraph 1(ao) or any allegation of any such matters. For purposes of determining whether Losses constitute "Environmental Losses," as the term is used in this Lease, any actual or alleged Hazardous Substance Activity or violation of Environmental Laws relating to the Leased Property will be presumed to have occurred prior to the Environmental Cutoff Date unless Tenant establishes by clear and convincing evidence to the contrary that the relevant Hazardous Substance Activity or violation of Environmental Laws did not occur or commence prior to the Environmental Cutoff Date. Environmental Losses incurred by or asserted against a particular Indemnified Party shall include Losses relating to or arising out of or as a result of any matters listed above even when such matters are caused by the negligence of that particular Indemnified Party or any other Indemnified Party. However, Losses incurred by or asserted against a particular Indemnified Party and proximately caused by (and attributed by any applicable principles of comparative fault to) the wilful misconduct, Active Negligence or gross negligence of that Indemnified Party or its Affiliates, agents or employees will not constitute Environmental Losses of such Indemnified Party for purposes of this Lease.

     (ap)  Environmental Report.  "Environmental Report" means
collectively the following reports:   the Phase I Environmental Site
Assessment Report, Vaca Valley Business Park, Genentech, Inc., Vacaville, California, dated June 16, 1995, prepared by SECOR International Incorporated; and the Subsurface Soil and Ground Water Investigation Letter Report, Proposed Genentech Parcel, Vaca Valley Parkway and Akerly Drive, Vacaville California, dated July 21, 1995, prepared by Tetra Tech, Inc.

     (aq) ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

     (ar) ERISA Affiliate. "ERISA Affiliate" means any corporation or trade or business which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Tenant is a member, or (ii) solely for purposes of potential liability under Section 302(c) (11) of ERISA and Section 412(c) (11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Tenant is a member.

     (as) Escrowed Proceeds. "Escrowed Proceeds" shall mean any proceeds that are received by Landlord from time to time during the Term (and any interest earned thereon), which Landlord is holding for the purposes specified in the next sentence, from any party (1) under any casualty insurance policy as a result of damage to the Leased Property,
(2) as compensation for any sale of a Parcel pursuant to subparagraph 10(b) or for any restriction placed upon the use or development of the Leased Property or for the condemnation of the Leased Property or any portion thereof, (3) because of any judgment, decree or award for injury or damage to the Leased Property or (4) under any title insurance policy or otherwise as a result of any title defect or claimed title defect with respect to the Leased Property; provided, however, in determining "Escrowed Proceeds" there shall be deducted all expenses and costs of every type, kind and nature (including Attorneys' Fees) incurred by Landlord to collect such proceeds; and provided, further, "Escrowed Proceeds" shall not include any payment to Landlord by a Participant or an Affiliate of Landlord that is made to compensate Landlord for the Participant's or Affiliate's share of any Losses Landlord may incur as a result of any of the events described in the preceding clauses (1) through (4). "Escrowed Proceeds" shall include only such proceeds as are held by Landlord (A) pursuant to Paragraph 4 for the payment to Tenant for the restoration or repair of the Leased Property or (B) for application (generally, on the next following Advance Date or Base Rental Date which is at least three (3) Business Days following Landlord's receipt of such proceeds) as a Qualified Payment or as reimbursement of costs incurred in connection with a Qualified Payment. "Escrowed Proceeds" shall not include any proceeds that have been applied as a Qualified Payment or to pay any costs incurred in connection with a Qualified Payment. Until Escrowed Proceeds are paid to Tenant pursuant to Paragraph below or applied as a Qualified Payment or as reimbursement for costs incurred in connection with a Qualified Payment, Landlord shall keep the same deposited in an interest bearing account, and all interest earned on such account shall be added to and made a part of Escrowed Proceeds.

     (at) Eurocurrency Liabilities. "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     (au) Eurodollar Rate Reserve Percentage. "Eurodollar Rate Reserve Percentage" means, for purposes of determining the Effective Rate for any Construction Period or Base Rental Period, the reserve percentage applicable two (2) Business Days before the first day of such Construction Period or Base Rental Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding One Billion Dollars with respect to liabilities or deposits consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities by reference to which LIBOR is determined) having a term comparable to such Construction Period or Base Rental Period.

     (av) Event of Default. "Event of Default" shall have the meaning assigned to it in subparagraph 14(a) below.

     (aw) Excluded Taxes. "Excluded Taxes" shall mean all federal, state and local income taxes (whether designated as income taxes or franchise taxes) upon Base Rent, the Upfront Fee, Agency Fees, Special Participation Fees, Commitment Fees and any interest paid to Landlord pursuant to subparagraph 3(g). Further, "Excluded Taxes" will include any transfer or change of ownership taxes assessed because of Landlord's transfer or conveyance to any third party of any rights or interest in this Lease, the Purchase Agreement or the Leased Property, but excluding any such taxes assessed because of any Permitted Transfer under clauses
(1), (4) or (5) of subparagraph 1(bu) below.

     (ax) Fed Funds Rate. "Fed Funds Rate" means, for any period, a fluctuating interest rate (expressed as a per annum rate and rounded upwards, if necessary, to the next 1/16 of 1%) equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rates are not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Landlord's Parent from three Federal funds brokers of recognized standing selected by Landlord's Parent. All determinations of the Fed Funds Rate by Landlord's Parent shall, in the absence of clear and demonstrable error, be binding and conclusive upon Landlord and Tenant.

     (ay) Funding Advances. "Funding Advances" means (1) the Initial Funding Advances and (2) all future advances (which, together with Initial Funding Advances, are expected to total but in no event exceed $330,000,000) made by Landlord's Parent or any Participant to or on behalf of Landlord to allow Landlord to provide the Construction Allowance hereunder.

     (az) GAAP. "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in subparagraph 9(v) (except for changes concurred in by Tenant's independent public accountants).

     (ba) Hazardous Substance. "Hazardous Substance" means (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, regulated under, or otherwise classified pursuant to, any Environmental Laws as a "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste," "infectious waste," "toxic substance," "toxic pollutant," or any other formulation intended to define, list or classify substances by reason of deleterious properties, including, without limitation, ignitability, corrosiveness, reactivity, carcinogenicity, toxicity or reproductive toxicity; (ii) petroleum, any fraction of petroleum, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iii) asbestos and any asbestos containing material; (iv) "waste" as defined in section 13050(d) of the California Water Code; and (v) any other material that, because of its quantity, concentration or physical or chemical characteristics, poses a significant present or potential hazard to human health or safety or to the environment if released into the workplace or the environment.

     (bb) Hazardous Substance Activity. "Hazardous Substance Activity" means any use, storage, holding, existence, location, release (including, without limitation, any spilling, leaking, leaching, pumping, pouring, emitting, emptying, dumping, disposing into the environment, and the continuing migration into or through soil, surface water, groundwater or any body of water), discharge, deposit, placement, generation, processing, construction, treatment, abatement, removal, disposal, disposition, handling or transportation of any Hazardous Substance from, under, in, into or on the Leased Property, including, without limitation, the movement or migration of any Hazardous Substance from surrounding property, surface water, groundwater or any body of water under, in, into or onto the Leased Property and any residual Hazardous Substance contamination in, on or under the Leased Property.

     (bc) Hazardous Substance Claims. "Hazardous Substance Claims" shall have the meaning assigned to it in subparagraph 9(aa) below.

     (bd) Impositions. "Impositions" shall have the meaning assigned to it in subparagraph 9(p) below.

     (be) Improvements. "Improvements," as defined in the recitals at the beginning of this Lease, shall include not only existing improvements to the Land as of the date hereof, if any, but also new improvements or changes to existing improvements made by Tenant or Tenant's Agents during the Term. Accordingly, all new improvements made to the Leased Property by Tenant using the Construction Allowance as contemplated in this Lease shall constitute "Improvements" as that term is used herein.

     (bf) Indemnified Party. "Indemnified Party" means each of (1) Landlord and any of Landlord's successors and permitted assigns as to all or any portion of the Leased Property or any interest therein, (2) Landlord's Parent and each Participant, and (3) any Affiliate, officer, agent, director, employee or servant of any of the parties described in clause (1) or (2) preceding.

     (bg) Initial Funding Advances. "Initial Funding Advances" means the advances made by Landlord's Parent or Participants described in the following subparagraphs:

  (1) Landlord's Parent advanced $15,000,000 to or on behalf of Landlord on or prior to the delivery of the executed Prior Lease to pay the cost of Landlord's acquisition of the Leased Property pursuant to the Contract, to provide the funds which Landlord advanced to Tenant for purposes listed below and to pay Transaction Expenses incurred by Landlord on or before the date the Prior Lease was delivered by Landlord and Tenant. The portion of such advance from Landlord's Parent not used by Landlord for the acquisition of the Leased Property pursuant to the Contract or to pay Transaction Expenses incurred by Landlord was paid by Landlord to Tenant contemporaneously with the delivery of the Prior Lease, with the understanding (which continues under this Lease) that Tenant would use the same for the following purposes: (A) to pay certain fees and to provide certain reimbursements to Tenant as described in the Prior Lease, (B) to pay Transaction Expenses incurred by Tenant on or before the date the Prior Lease was delivered by Landlord and Tenant, (C) as reimbursement to Tenant in the amount of $750,000 for an initial deposit and additional deposit paid by Tenant to Seller in connection with the Contract, plus accrued interest credited on funds so deposited, and (D) as reimbursement to Tenant (or to pay directly) for all actual costs and expenses (including soft costs and hard costs and, in the case of Tenant only, Tenant's internal labor costs) of Tenant or Tenant's Agents in connection with anticipated Improvements, including subdivision, demolition and grading activities, as appropriate, the planning, design, engineering and permitting of the Improvements, and the maintenance of the Leased Property.

  (2) Landlord's Parent or Participants are advancing to Landlord the sum of $12,027,080 contemporaneously with the execution of this Lease to provide the funds which Landlord is advancing to Tenant for purposes listed below and to pay additional Transaction Expenses incurred by Landlord on or before the date this Lease is signed by Landlord and Tenant. Any portion of the such advance not used by Landlord to pay Transaction Expenses incurred by Landlord is being paid by Landlord to Tenant contemporaneously with the execution of this Lease, with the understanding that Tenant shall use the same for the following purposes:
(A) to pay the Upfront Fee, the first Agency Fee and the Special Participation Fees and to provide reimbursement to Tenant of the deposit required of Tenant by the Term Sheet, (B) to pay Transaction Expenses incurred by Tenant on or before the date this Lease is executed by Landlord and Tenant, (C) as reimbursement to Tenant (or to pay directly) for actual costs and expenses (including soft costs and hard costs and, in the case of Tenant only, Tenant's internal labor costs) of Tenant or Tenant's Agents in connection with anticipated Improvements, including subdivision, demolition and grading activities, as appropriate, the planning, design, engineering and permitting of the Improvements, and the maintenance of the Leased Property, and (D) to pay any unpaid rent or other charges which, at the time this Lease is executed, Landlord and Tenant have identified as amounts due or scheduled to become due under the Prior Lease on or before the effective date hereof.

     (bh) Intangible Assets. "Intangible Assets" means, as of the date of any determination thereof, the total amount of all assets of Tenant and its Consolidated Subsidiaries that are properly classified as "intangible assets" in accordance with GAAP and, in any event, shall include, without limitation, goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, and deferred charges other than prepaid insurance and prepaid taxes and current deferred taxes which are classified on the balance sheet of Tenant and its Consolidated Subsidiaries as a current asset in accordance with GAAP.

     (bi) Landlord's Parent. "Landlord's Parent" means Banque Nationale de Paris, a bank organized and existing under the laws of France, together with any Affiliates of such bank that directly or indirectly provided or hereafter during the Term provide or maintain any part of the Funding Advances, and any successors of such bank and such Affiliates.

     (bj) LIBOR. "LIBOR" means, for purposes of determining the Effective Rate for each Construction Period and Base Rental Period, the rate determined by Landlord's Parent to be the average rate of interest per annum (rounded upwards, if necessary, to the next 1/16 of 1%) of the rates at which deposits of dollars are offered or available to Landlord's Parent in the London interbank market at approximately 11:00 a.m. (London time) on the second Business Day preceding the first day of such Construction Period or Base Rental Period. Landlord shall instruct Landlord's Parent to consider deposits, for purposes of making the determination described in the preceding sentence, that are offered: (i) for delivery on the first day of such Construction Period or Base Rental Period, (ii) in an amount equal or comparable to the total (projected on the applicable date of determination by Landlord's Parent) Stipulated Loss Value on the first day of such Construction Period or Base Rental Period, and (iii) for a period of time equal or comparable to the length of such Construction Period Base Rental Period. If Landlord's Parent so chooses, it may determine LIBOR for any period by reference to the rate reported by the British Banker's Association on Page 3750 of the Telerate Service at approximately 11:00 a.m. (London time) on the second Business Day preceding the first day of such period. If for any reason Landlord's Parent in good faith determines that it is impossible or impractical to determine LIBOR with respect to a given Construction Period or Base Rental Period in accordance with the preceding sentences, or if Landlord's Parent shall determine that it is unlawful (or any central bank or governmental authority shall assert that it is unlawful) for Landlord, Landlord's Parent or any Participant to maintain Funding Advances hereunder during any Construction Period or Base Rental Period for which Carrying Costs or Base Rent is computed by reference to LIBOR, then "LIBOR" for that Construction Period or Base Rental Period shall equal the rate which is fifty basis points (50/100 of 1%) above the Fed Funds Rate for that period. All determinations of LIBOR by Landlord's Parent shall, in the absence of clear and demonstrable error, be binding and conclusive upon Landlord and Tenant.

     (bk) Lien. "Lien" means any lien (statutory, constitutional, contractual or otherwise), security interest, mortgage, deed of trust, priority, pledge, charge, hypothecation, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing. In addition, for purposes of subparagraph 9(ad)(i)(8) below, "Lien" includes any Liens under ERISA relating to Unfunded Benefit Liabilities of which Tenant is required to notify Landlord under subparagraph 9(ae)(i) below (which shall be included hereunder irrespective of whether Tenant actually notifies Landlord as required thereunder).

     (bl) Losses. "Losses" means any and all losses, liabilities, damages (whether actual, consequential, punitive or otherwise denominated), demands, claims, actions, judgments, causes of action, assessments, fines, penalties, costs, and out-of-pocket expenses (including, without limitation, Attorneys' Fees, accountants' fees and the reasonable fees of environmental consultants), of any and every kind or character, foreseeable and unforeseeable, liquidated and contingent, proximate and remote, known and unknown.

     (bm)  Maximum Construction Allowance.  "Maximum Construction
Allowance" means an amount equal to the lesser of (i) $330,000,000, less the Initial Funding Advances and less Qualified Payments, if any, deducted in determining the Outstanding Construction Allowance, or (ii) such amount (not less than the then Outstanding Construction Allowance) as may be designated by Tenant to Landlord in a notice delivered subsequent to substantial completion of the initial Construction
Project.

     (bn) Multiemployer Plan. "Multiemployer Plan" means a multiemployer plan as defined in Section 3(37) of ERISA to which contributions have been made by Tenant or any ERISA Affiliate during the preceding six years and which is covered by Title IV of ERISA.

     (bo)  Outstanding Construction Allowance.  "Outstanding
Construction Allowance" shall have the meaning assigned to it in subparagraph 6(a)(i).

     (bp)  Participant.  "Participant" means (1) the Persons listed in
Schedule 1 attached hereto, each of which is executing a participation agreement dated as of the effective date hereof, wherein each such Person is agreeing with Landlord to participate in all or some of the risks and rewards to Landlord of this Lease and the Purchase Agreement, and (2) the successors and permitted assigns of each such Person under the applicable participation agreement.

     (bq) PBGC. "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     (br) Permitted Encumbrances. "Permitted Encumbrances" means the following and any future modifications of any of the following which Landlord may execute or to which Landlord may give consent pursuant to subparagraph 10(b): (i) the encumbrances and other matters affecting the Leased Property that are set forth in Exhibit B attached hereto and made a part hereof, (ii) the obligations imposed upon the buyer under the Contract, if any, that survived the closing thereunder, (iii) any easement agreement or other document affecting title to the Leased Property that Landlord may execute, accept an assignment of or give its consent to pursuant to the Contract or pursuant to a document executed in accordance with the Contract or at the request of or with the consent of Tenant (including any such easement agreement or other document executed by Landlord or to which Landlord may give consent pursuant to subparagraph 10(b)), (iv) Development Contracts, if any, in addition to those included in the preceding clauses, (v) any Liens securing the payment of Impositions which are not delinquent or claimed to be delinquent or which are being contested in accordance with subparagraph 9(p) of this Lease; (vi) the Assessment District Lien (as defined in the Contract); (vii) mechanics' and materialmen's liens for amounts not past due or claimed to be past due or which are being contested in accordance with subparagraph 9(o) of this Lease; and (viii) easements, rights-of-way, restrictions and similar encumbrances which, in the aggregate, do not significantly interfere with the occupation, use or enjoyment of or ability to develop the Real Property in accordance with and for uses permitted by Applicable Laws or impose any significant monetary obligations on the Landlord or otherwise materially and adversely decrease the fair market value of the Leased Property. Nothing in this definition is intended to impair Tenant's rights under subparagraph 10(c) which may be exercised without notice to or the consent of Landlord as provided therein.

     (bs) Permitted Hazardous Substance Use. "Permitted Hazardous Substance Use" means the use, storage and offsite disposal of Permitted Hazardous Substances in strict accordance with applicable Environmental Laws and with due care given the nature of the Hazardous Substances involved; provided, the scope and nature of such use, storage and disposal shall not include the use of underground storage tanks for any purpose other than the storage of water for fire control, nor shall such scope and nature:

     (1) exceed that reasonably required for the construction and operation of the Leased Property for the purposes permitted under subparagraph 8(a); or

     (2) include any disposal, discharge or other release of Hazardous Substances in any manner that might allow such substances to reach the surface water or groundwater, except (i) through a lawful and properly authorized discharge (A) to a publicly owned treatment works or (B) with rainwater or storm water runoff in accordance with Applicable Laws and any permits obtained by Tenant that govern such runoff; or (ii) any such disposal, discharge or other release of Hazardous Substances for which no permits are required and which are not otherwise regulated under applicable Environmental Laws.

Further, notwithstanding anything to the contrary herein contained, Permitted Hazardous Substance Use shall not include any use of the Leased Property as a treatment, storage or disposal facility (as defined by federal Environmental Laws), including but not limited to a landfill, incinerator or other waste disposal facility.

     (bt) Permitted Hazardous Substances. "Permitted Hazardous Substances" means Hazardous Substances used and reasonably required for Tenant's operation of the Leased Property for the purposes permitted under subparagraph 8(a) in strict compliance with all Environmental Laws and with due care given the nature of the Hazardous Substances involved.

     (bu) Permitted Transfer. "Permitted Transfer" means any one or more of the following: (1) the creation or conveyance by Landlord of rights and interests in favor of any Participant pursuant to the original participation agreements they are entering into with Landlord contemporaneously with this Lease; (2) the creation or conveyance of rights and interests in favor of or to Banque Nationale de Paris (through its San Francisco Branch or otherwise), as Landlord's Parent, provided that Landlord must notify Tenant before any such conveyance to Banque Nationale de Paris of (A) any interest in the Leased Property or any portion thereof by an assignment or other document which will be recorded in the real property records of Solano County, California or
(B) Landlord's entire interest in the Leased Property; (3) the creation or conveyance of rights and interests in favor of or to Qualified Affiliates of Landlord (other than Banque Nationale de Paris) with Tenant's prior written consent, which consent shall not be unreasonably withheld; (4) any assignment or conveyance by Landlord requested by Tenant or required by any Permitted Encumbrance, by the Purchase Agreement, by the Contract, by any other Development Contract or by Applicable Laws; or (5) any assignment or conveyance after a Designated Payment Date on which Tenant shall not have purchased or caused an Applicable Purchaser to purchase Landlord's interest in the Leased Property and, if applicable, after the expiration of the thirty (30) day cure period specified in Paragraph 2(c) of the Purchase Agreement.

     (bv) Person. "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature, and shall include, but not be limited to, Tenant and any Affiliates thereof, Landlord and any Affiliates thereof, Landlord's Parent and any Affiliates thereof, and each Participant and any Affiliates thereof.

     (bw) Plan. "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by Tenant or any ERISA Affiliate of Tenant during the preceding six years and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

     (bx) Potential Lien Claimants. "Potential Lien Claimants" shall have the meaning assigned to it in Paragraph 6(c)(viii).

     (by) Prime Rate. "Prime Rate" means the higher of (1) the prime interest rate or equivalent charged by Landlord's Parent in the United States as announced or published by Landlord's Parent from time to time, which need not be the lowest interest rate charged by Landlord's Parent, or (2) the rate quoted by Landlord's Parent at approximately 11:00 a.m. New York City time to dealers in the New York Federal Funds Market for the overnight offering of dollars by Landlord's Parent, for deposit, plus one-quarter of one percent (1/4%). If for any reason Landlord's Parent does not announce or publish a prime rate or equivalent, the prime rate or equivalent announced or published by either Citibank, N.A. or Credit Commercial de France as selected by Landlord shall be used to compute the rate describe in clause (1) of the preceding sentence. The prime rate or equivalent announced or published by such bank need not be the lowest rate charged by it. The Prime Rate may change from time to time after the date hereof without notice to Tenant as of the effective time of each change in rates described in this definition.

     (bz)  Purchase Agreement.   "Purchase Agreement" means the Purchase
Agreement dated as of the date hereof between Landlord and Tenant pursuant to which Tenant has agreed to purchase or to arrange for the purchase by a third party of the Leased Property, as such Purchase Agreement may be extended, supplemented, amended, restated or otherwise modified from time to time.

     (ca) Qualified Affiliate. "Qualified Affiliate" means any Person that is one hundred percent (100%) owned, directly or indirectly, by Banque Nationale de Paris or any successor of such bank, provided that Landlord and such Person can (and each does in writing) represent to Tenant as follows: (1) all parties to whom such Person has any material obligations are (and are expected to be) Affiliates of Banque Nationale de Paris or any successor of such bank, except for participants with such Person in other leasing deals or loans made by such Person and except for tenants or borrowers in such other leasing deals or loans;
(2) no material legal actions are pending or expected against such Person and no material legal actions are pending by such Person; (3) such Person is solvent; (4) such Person has substantial assets in addition to the Leased Property, thereby making it inappropriate to characterize such Person as a "special purpose entity" created to accommodate only the transactions contemplated in this Lease and the Purchase Agreement; and (5) such Person will notify Tenant immediately in writing if any of the foregoing changes before the Designated Payment Date.

     (cb) Qualified Payments. "Qualified Payments" means all payments received by Landlord from time to time during the Term from any party
(1) under any casualty insurance policy as a result of damage to the Leased Property, (2) as compensation for any sale of a Parcel pursuant to subparagraph 10(b) or for any restriction placed upon the use or development of the Leased Property or for the condemnation of the Leased Property or any portion thereof, (3) because of any judgment, decree or award for injury or damage to the Leased Property or (4) under any title insurance policy or otherwise as a result of any title defect or claimed title defect with respect to the Leased Property; provided, however, that (x) in determining "Qualified Payments", there shall be deducted all expenses and costs of every kind, type and nature (including taxes and Attorneys' Fees) incurred by Landlord with respect to the collection of such payments, (y) "Qualified Payments" shall not include any payment to Landlord by a Participant or an Affiliate of Landlord that is made to compensate Landlord for the Participant's or Affiliate's share of any Losses Landlord may incur as a result of any of the events described in the preceding clauses (1) through (4) and (z) "Qualified Payments" shall not include any payments received by Landlord that Landlord has paid to Tenant for the restoration or repair of the Leased Property or that Landlord is holding as Escrowed Proceeds. For purposes of computing the total Qualified Payments (and other amounts dependent upon Qualified Payments, such as Stipulated Loss Value) paid to or received by Landlord as of any date, payments described in the preceding clauses (1) through
(4) will be considered as Escrowed Proceeds, not Qualified Payments, until they are actually applied as Qualified Payments by Landlord, which Landlord will do upon the first Advance Date or Base Rental Date which is at least three (3) Business Days after Landlord's receipt of the same unless postponement of such application is required by other provisions of this Lease or consented to by Tenant in writing. Thus, for example, condemnation proceeds actually received by Landlord in the middle of a Base Rental Period will not be considered as having been received by Landlord for purposes of computing the total Qualified Payments unless and until actually applied by Landlord as a Qualified Payment on a subsequent Advance Date or Base Rental Date in accordance with Paragraph 4 below.

     (cc) Quick Assets. "Quick Assets" means the sum of the following to the extent not encumbered by any Lien:

          (1) cash on hand or on deposit in banks;

          (2) readily marketable securities:

                (A) issued by the United States of America or any agency thereof and fully guaranteed by the United States Government and reported for purposes of this Lease (i) as reported by Tenant on its books and records in accordance with GAAP (regardless of whether GAAP requires reporting at cost or at market value) if maturing no later than three years after the applicable determination of Quick Assets, or (ii) at not greater than fair market value if maturing more than three years after the applicable determination of Quick Assets, regardless of whether GAAP would permit reporting at a higher cost; or

                (B) maturing within three years after the applicable determination of Quick Assets and rated at least (i) A (in the case of securities with an original maturity greater than one year) or A-2 (in the case of securities with an original maturity of one year or less) or the equivalent thereof by Standard and Poor's Corporation, or (ii) A-2 (in the case of securities with an original maturity greater than one year) or P-2 (in the case of securities with an original maturity of one year or less) or the equivalent thereof by Moody's Investor Service, Inc.;

          (3) certificates of deposit or banker's acceptances maturing within three years and issued by commercial banks operating in the United States of America having capital and surplus in excess of $500,000,000; and

          (4) accounts receivable of Tenant and its Consolidated
Subsidiaries (determined on a consolidated basis net of reserves for uncollectible amounts in accordance with GAAP).

     (cd) Remaining Proceeds. "Remaining Proceeds" shall have the meaning assigned to it in Paragraph 4.

     (ce)  Rent.  "Rent" means the Base Rent and all Additional Rent.

     (cf) Scope Change. "Scope Change" means a change to a Construction Project that, if implemented, will make the quality, function or capacity of the Improvements affected by such Construction Project "materially different" (as defined below in this paragraph) than as described or inferred by plans or other items submitted to Landlord by Tenant as described in subparagraph 6(b)(i). Notwithstanding the foregoing, "Scope Change" shall not include refinement, correction and detailing of plans or other items submitted to Landlord by Tenant. As used in this definition, a "material difference" means a difference that
(a) could (after completion of the applicable Construction Project and the funding of any Construction Advances required in connection therewith) significantly reduce any excess of the fair market value of the Leased Property over Stipulated Loss Value or significantly increase any excess of Stipulated Loss Value over the fair market value of the Leased Property, or (b) will change the general character of the Improvements from that needed to accommodate the uses permitted by subparagraph 8(a).

     (cg) Special Participation Fees. "Special Participation Fees" shall have the meaning assigned to it in subparagraph 3(d) below.

     (ch) Spread. "Spread" means thirty-two and one-half basis points (32.5/100 of 1%), for purposes of calculating the Effective Rate for any period ending on or before the end of the thirtieth (30th) full calendar month after the date hereof, and it means twenty-eight and one-half basis points (28.5/100 of 1%) for purposes of calculating the Effective Rate for any period beginning thereafter.

     (ci) Stipulated Loss Value. "Stipulated Loss Value" as of any date means an amount equal to the sum of the Initial Funding Advances, plus the sum of all Construction Advances and Carrying Costs added to the Outstanding Construction Allowance on or prior to such date, minus all funds received by Landlord and applied as Qualified Payments on or prior to such date. Under no circumstances will any payment of Base Rent, the Upfront Fee, Agency Fees, Special Participation Fees or Commitment Fees reduce Stipulated Loss Value.

     (cj) Subsidiary. "Subsidiary" means, with respect to any Person, any Affiliate of which at least a majority of the securities or other ownership interests having ordinary voting power then exercisable for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.

     (ck) Tenant's Agents. "Tenant's Agents" shall mean collectively any contractors, subcontractors and other agents that Tenant (or
Tenant's contractors, subcontractors or other agents) may hire from time to time to perform construction or services related to any Construction Project.

     (cl) Term. "Term" shall have the meaning assigned to it in Paragraph 2(a) below.

     (cm) Term Sheet. "Term Sheet" means the letter dated October 4, 1995 from Landlord to Tenant, signed by Tenant on October 5, 1995, as amended by a second letter dated October 16, 1995 from Landlord to Tenant, signed by Tenant on October 17, 1995, and as amended by a third letter dated November 17, 1995 from Landlord to Tenant, signed by Tenant on November 21, 1995.

     (cn) Transaction Expenses. "Transaction Expenses" means (a) the sums actually paid by or for Landlord for costs and expenses incurred on or before the date this Lease is signed by Landlord and Tenant in connection with the preparation, negotiation and execution of the Prior Lease, the Prior Purchase Agreement, the Environmental Indemnity Agreement, this Lease, the Purchase Agreement or any related documents, the acquisition of the Land and the obtaining of entitlements for the initial Construction Project and (b) costs and expenses incurred by Tenant in connection with the preparation, negotiation and execution of the Prior Lease, the Prior Purchase Agreement, the Environmental Indemnity Agreement, this Lease, the Purchase Agreement, the Contract, the Development Contracts or any related documents, the acquisition of the Land and the obtaining of entitlements for the initial Construction Project.

     (co) Unfunded Benefit Liabilities. "Unfunded Benefit Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan exceeds the fair market value of all Plan assets allocable to such benefit liabilities, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of Tenant or any ERISA Affiliate of Tenant under Title IV of ERISA.

     (cp) Upfront Fee. "Upfront Fee" shall have the meaning assigned to it in subparagraph 3(b) below.

     (cq) Other Terms and References. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa, unless the context otherwise requires. References herein to Paragraphs, subparagraphs or other subdivisions shall refer to the corresponding Paragraphs, subparagraphs or subdivisions of this Lease, unless specific reference is made to another document or instrument. References herein to any Schedule or Exhibit shall refer to the corresponding Schedule or Exhibit attached hereto, which shall be made a part hereof by such reference. All capitalized terms used in this Lease which refer to other documents shall be deemed to refer to such other documents as they may be renewed, extended, supplemented, amended or otherwise modified from time to time, provided such documents are not renewed, extended or modified in breach of any provision contained herein or therein or, in the case of any other document to which Landlord is a party or of which Landlord is an intended beneficiary, without the consent of Landlord. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. The words "this Lease", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Lease as a whole and not to any particular subdivision unless expressly so limited. The phrases "this Paragraph" and "this subparagraph" and similar phrases refer only to the Paragraphs or subparagraphs hereof in which the phrase occurs. The word "or" is not exclusive. Other capitalized terms are defined in the provisions that follow.

  2  Term.

     (a)  Scheduled Term.    The term of this Lease (herein called the
"Term") shall commence on and include the effective date hereof, and end at 8:00 A.M. on December 1, 2003 (or the next following Business Day if December 1, 2003 is not a Business Day), unless sooner terminated as herein provided.

     (b) Early Termination By Tenant. Provided that Tenant is still in possession of the Leased Property and has not breached its obligation to make or have made any payment required by Paragraph 2 of the Purchase Agreement on any prior Designated Payment Date, Tenant may elect to terminate this Lease, effective as of midnight of any Advance Date or Base Rental Date, by giving Landlord (and Participants) an irrevocable notice of such election at least ninety (90) days prior to the effective date of the termination. If Tenant elects to so terminate this Lease, then on the Advance Date or Base Rental Date on which this Lease is to be terminated, not only must Tenant pay all unpaid Rent, Tenant must also satisfy its obligations under the Purchase Agreement. The payment of any unpaid Rent and satisfaction of Tenant's obligations under the Purchase Agreement shall be a condition precedent to the effectiveness of any early termination of this Lease by Tenant.

  3  Rental.

     (a) Base Rent. Tenant shall pay Landlord rent (herein called "Base Rent") in arrears, in currency that at the time of payment is legal tender for public and private debts in the United States of America, in monthly installments on the Base Rental Commencement Date and on each Base Rental Date through the end of the Term. Each payment of Base Rent must be received by Landlord no later than 10:00 a.m. (San Francisco time) on the date it becomes due; if received after 10:00 a.m. (San Francisco time) it will be considered for purposes of this Lease as received on the next following Business Day. Each installment of Base Rent shall represent rent allocable to the Construction Period or Base Rental Period ending on the date on which the installment is due. Landlord shall notify Tenant in writing of the Base Rent due for the Construction Period ending on the Base Rental Commencement Date (if any) and of the Base Rent due for each Base Rental Period at least five (5) Business Days prior to the Base Rental Commencement Date or Base Rental Date on which such period ends, but any failure by Landlord to so notify Tenant shall not constitute a waiver of Landlord's right to payment. If Tenant or any Applicable Purchaser purchases Landlord's interest in the Leased Property pursuant to the Purchase Agreement, any Base Rent for the month ending on the date of purchase and all outstanding Additional Rent shall be due on the Designated Payment Date in addition to the purchase price and other sums due Landlord under the Purchase Agreement. The Base Rent payable on the Base Rental Commencement Date shall equal the difference (if any) between (a) total Carrying Costs that would have been added to the Outstanding Construction Allowance on such date if the Construction Allowance available hereunder were not limited to the Maximum Construction Allowance, and (b) the Carrying Costs actually added on such date to the Outstanding Construction Allowance. The Base Rent for each Base Rental Period shall equal (A) Stipulated Loss Value on the first day of such Base Rental Period, times (B) the Effective Rate with respect to such Base Rental Period, times (C) the number of days in such Base Rental Period, divided by (D) three hundred sixty
(360). Assume, only for the purpose of illustration: that a hypothetical Base Rental Period contains exactly thirty (30) days; that on the first day of such Base Rental Period Stipulated Loss Value is $300,000,000; and that the Effective Rate computed with respect to the applicable Base Rental Period is six percent (6%). Under such assumptions, the Base Rent for the hypothetical Base Rental Period will equal:

            $300,000,000 x 6% x 30/360, or $1,500,000.

     (b) Upfront Fee. As provided in the Term Sheet, upon execution and delivery of this Lease by Landlord, Tenant shall pay Landlord an upfront fee (herein called the "Upfront Fee") (less the deposit already paid by Tenant pursuant to the Term Sheet). The Upfront Fee shall represent Additional Rent for the first Construction Period.

     (c) Agency Fees. Upon execution and delivery of this Lease by Landlord, and on December 1 of 1996 and each calendar year thereafter during the Term, Tenant shall pay Landlord an administrative fee (herein called "Agency Fees") as provided in the Term Sheet; provided that if December 1 of any calendar year during the Term does not fall on a Business Day, the payment of Agency Fees otherwise then due shall become due on the next following Business Day. Each payment of the Agency Fee shall represent Additional Rent for the Construction Period or Base Rental Period during which it is paid.

     (d) Special Participation Fee. Upon execution and delivery of this Lease by Landlord, Tenant shall also pay Landlord a fee (herein called a "Special Participation Fee"), for the account of each Participant who has committed by the terms of its participation agreement with Landlord to provide or maintain Funding Advances of $70,000,000 or more, assuming that the entire Maximum Construction Allowance is used by Tenant. Such fee shall equal four basis points (4/100 of 1%) times such Funding Advances which the Participant has committed to provide or maintain. The Special Participation Fees shall also represent Additional Rent for the first Construction Period.

     (e) Commitment Fees. For each Construction Period during the Term Tenant shall pay Landlord a fee (herein called a "Commitment Fee") equal to (1) twelve basis points (12/100 of 1%), times (2) the difference at the end of the first day of such Construction Period between (A) the Maximum Construction Allowance and (B) the Outstanding Construction Allowance, times (3) the number of days in such Construction Period, divided by (4) three hundred sixty (360). Tenant shall pay Commitment Fees in arrears on January 2, April 1, July 1 and October 1 of each calendar year, beginning with January 2, 1996 and continuing regularly throughout the Term so long as Commitment Fees accrue because of a difference between the Maximum Construction Allowance and the Outstanding Construction Allowance; provided that if any of such dates does not fall on a Business Day, the payment of Commitment Fees otherwise then due shall become due on the next following Business Day; provided, further, if any Commitment Fees shall have accrued and remain unpaid on the Designated Payment Date, such accrued unpaid Commitment Fees shall be due on the Designated Payment Date; and provided, further, that the first such Commitment Fee due on January 2, 1996 shall be prorated to reflect a period commencing on the effective date of this Lease and ending on December 31, 1995.

     (f) Additional Rent. All amounts which Tenant is required to pay to or on behalf of Landlord pursuant to this Lease, together with every charge, premium, interest and cost set forth herein which may be added for nonpayment or late payment thereof, shall constitute rent (all such amounts, other than Base Rent, are herein called "Additional Rent").

     (g) Interest and Order of Application. The Base Rent and all Additional Rent shall bear interest, if not paid when first due, at the Default Rate in effect from time to time from the date due until paid; provided, that nothing herein contained will be construed as permitting the charging or collection of interest at a rate exceeding the maximum rate permitted under Applicable Laws. Landlord shall be entitled to apply any amounts paid by or on behalf of Tenant hereunder against any Rent then past due in the order the same became due or in such other order as Landlord may elect.

     (h) Net Lease. It is the intention of Landlord and Tenant that the Base Rent and all other payments herein specified shall be absolutely net to Landlord. Subject only to the other express provisions of this Lease (including, without limitation, the express limitations on the indemnification obligations set forth in subparagraph 9(x) below) Tenant shall pay all costs, expenses and obligations of every kind relating to the Leased Property or this Lease which may arise or become due, including, without limitation: (i) Impositions, including any taxes payable by virtue of Landlord's receipt of amounts paid to or on behalf of Landlord in accordance with this subparagraph 3(h), but not including any Excluded Taxes; (ii) any Capital Adequacy Charges; (iii) any amount for which Landlord is or becomes liable with respect to the Permitted Encumbrances; and (iv) any costs incurred by Landlord (including Attorneys' Fees) because of Landlord's acquisition or ownership of the Leased Property or because of this Lease or the transactions contemplated herein.

     (i) No Demand or Setoff. The Base Rent and all Additional Rent shall be paid without notice or demand and without abatement, counterclaim, deduction, setoff or defense, except as expressly provided herein.

  4 Application of Insurance, Condemnation and Other Proceeds; Waiver of Insured Claims; Determination of Appraised Value.

     (a) This Paragraph 4 shall govern the application of proceeds received by Landlord or Tenant during the Term from any third party (1) under any casualty insurance policy as a result of damage to the Leased Property, (2) as compensation for any restriction placed upon the use or development of the Leased Property or for the condemnation of the Leased Property or any portion thereof, or (3) because of any judgment, decree or award for injury or damage to the Leased Property; excluding, however, any funds paid to Landlord by Landlord's Parent or an Affiliate of Landlord or any Participant that is made to compensate Landlord for any losses Landlord may incur in connection with this Lease or the Leased Property. Landlord and Tenant shall apply all insurance, condemnation and other proceeds described in the preceding sentence (including proceeds payable under any insurance policy covering the Leased Property which is maintained by Tenant) as follows:

       (i) First, any such proceeds shall be used to reimburse Landlord for any costs and expenses, including Attorneys' Fees, incurred in connection with the collection of such proceeds.

       (ii) Second, unless otherwise required by this Paragraph 4, such proceeds remaining after application in accordance with clause (a)(i) above (hereinafter, the "Remaining Proceeds") will be applied by Landlord as Qualified Payments. However, pending a determination of whether Remaining Proceeds must be applied by Landlord to reimburse Tenant for the cost of repairs or restoration of the Leased Property pursuant to the following provisions, Landlord shall be entitled to hold
any Remaining Proceeds as Escrowed Proceeds.   Until Remaining Proceeds
are paid to Tenant as reimbursement for repairs to or restoration of the Lease Premises pursuant to this Paragraph 4 or applied as a Qualified Payment or as reimbursement to Landlord for costs incurred in connection with a Qualified Payment, Landlord shall keep the same as Escrowed Proceeds deposited in an interest bearing account, and all interest earned on such account shall be added to and made a part of such Escrowed Proceeds.

       (iii) Subject to the next clause (iv), after any taking by condemnation of all or any portion of the Leased Property or any casualty resulting in the diminution, destruction, demolition or damage to all or any portion of the Leased Property, either Landlord or Tenant may require a determination of whether Appraised Value immediately after such condemnation or casualty event is less than, equal to or greater than thirty percent (30%) of Stipulated Loss Value immediately after such condemnation or casualty event, and:

          (1) If Appraised Value is greater than or equal to thirty percent (30%) of Stipulated Loss Value, then Landlord shall hold Remaining Proceeds as Escrowed Proceeds and apply them to reimburse Tenant for the actual cost of the repairs or restoration of the Leased Property. Repairs or restoration for which Tenant shall be entitled to reimbursement pursuant to the preceding sentence shall include any repairs or restoration Tenant deems appropriate so long as the repairs or restoration return the Leased Property to a safe and secure condition and do not reduce its Appraised Value below thirty percent (30%) of Stipulated Loss Value. Any Remaining Proceeds not used for such repairs or restoration shall, after Tenant notifies Landlord that they are not needed for repairs or restoration, be applied by Landlord as Qualified Payments.

          (2) If Appraised Value is less than thirty percent (30%) of Stipulated Loss Value, then, either:

               (A) Tenant must no later than the next Advance Date or Base Rental Date after such condemnation or casualty event (1) cause Stipulated Loss Value to be reduced to an amount no greater than three and one-third (3.33) times Appraised Value by authorizing Landlord's application of Remaining Proceeds as Qualified Payments and, if necessary to so reduce Stipulated Loss Value, by making additional payments to Landlord as Qualified Payments, and (2) do whatever is necessary to make the Leased Property safe and secure without further reducing its Appraised Value; or

               (B) Tenant must elect no later than the next Advance Date or Base Rental Date after such condemnation or casualty event to terminate this Lease in accordance with Paragraph 2(b), and then Tenant or an Applicable Purchaser must purchase (and Landlord must sell) Landlord's interest in the Leased Property (even if Landlord can claim no interest of any value because of a total taking by eminent domain) in accordance with the Purchase Agreement, but for a net price to Landlord (when taken together with any additional payments made by Tenant pursuant to Paragraph 2(a)(ii) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) of not less than Stipulated Loss Value, computed after the application of all Remaining Proceeds as Qualified Payments (and pending such purchase Tenant must do whatever is necessary to keep the Leased Property safe and secure); or

               (C) Tenant must promptly restore the Leased Property or the remainder thereof as necessary to raise its Appraised Value to no less than thirty percent (30%) of Stipulated Loss Value as of the date such restoration is complete and as necessary to make the Leased
Property safe and secure.

                    Tenant's (and Landlord's) obligations under this clause (iii) with respect to any casualty or condemnation during the Term shall survive the expiration of the Term.

         (iv) If any taking by condemnation of any portion of the Leased Property or any casualty resulting in the diminution, destruction, demolition or damage to any portion of the Leased Property shall reduce Appraised Value by less than $1,000,000 and shall result in Remaining Proceeds of less than $1,000,000, then so long as no Event of Default shall have occurred and be continuing Tenant shall be entitled to collect the Remaining Proceeds resulting therefrom. Tenant shall apply any such Remaining Proceeds to the repair or restoration of the Leased Property to a safe and secure condition and to an Appraised Value of no less than thirty percent (30%) of Stipulated Loss Value in such manner as Tenant shall reasonably deem appropriate.

          (v) As used herein, "Appraised Value" shall mean an amount not less than the fair market value of the Leased Property (or any applicable portion thereof) on the date in question as determined by Landlord and Tenant, or if Landlord and Tenant cannot agree, determined in accordance with the following procedure:

               (A) Landlord and Tenant shall each, within ten (10) days after written notice from either to the other, select an appraiser. If either Landlord or Tenant fails to select an appraiser within the required period, then the appraiser who has been timely selected shall conclusively determine the fair market value of the Leased Property (or applicable portion thereof) in accordance with this clause (v) within forty-five (45) days after his or her selection.

               (B) Upon the selection of the two appraisers as provided above, such appraisers shall proceed to determine the fair market value of the Leased Property (or applicable portion thereof) in accordance with this clause (v). Such appraisals shall be submitted in writing no later than forty-five (45) days after selection of the second appraiser. If the fair market value as determined by such appraisers is identical, such sum shall be Appraised Value. In the event the lower appraisal is not lower than five percent (5%) below the higher appraisal, then Appraised Value shall be the sum of the two appraisal figures divided by two (2). If either appraiser fails to timely submit his or her appraisal, the timely submitted appraisal shall be determinative of Appraised Value.

               (C) In the event the lower appraisal is lower than five percent (5%) below the higher appraisal figure, then the two appraisers previously selected shall select a third appraiser. The name of such appraiser shall be submitted at the same time the written appraisals are due. Such third appraiser shall then review the previously submitted appraisals and select the one that, in his professional opinion, more closely reflects the fair market value of the Leased Property (or applicable portion thereof), such selection to be submitted in writing no later than ten (10) days after selection of the third appraiser.
Such selection shall be determinative of Appraised Value.

               (D) In making any such determination of fair market value, the appraisers shall assume that any improvements then located on the Leased Property (or applicable portion thereof) or under construction constitute the highest and best use, that Tenant will promptly complete all construction which this Lease obligates Tenant to complete and that neither this Lease nor the Purchase Agreement add any value to the Leased Property. Each appraiser selected hereunder shall be an independent MAI-designated appraiser with not less than ten (10) years' experience in industrial real estate appraisal in Solano County, California and surrounding areas.

         (vi) Notwithstanding the foregoing, following any Event of Default, Landlord shall be entitled to receive and collect any Remaining Proceeds and either, at the discretion of Landlord, hold such Remaining Proceeds as Escrowed Proceeds to be applied to the repair, restoration or replacement of the Leased Property in accordance with clause (b) below, or retain such Remaining Proceeds (net of collection costs, as set forth in clause (a)(i) above, and other appropriate deductions) as Qualified Payments. Further, nothing contained in this Paragraph 4 shall excuse Tenant from Tenant's obligation for completing all Construction Projects in accordance with the requirements of Paragraph 6(b).

     (b) If, in accordance with any provision of this Paragraph 4, Remaining Proceeds are to be held by Landlord for reimbursement to Tenant of the cost of repair or restoration of the Leased Property: (a) Landlord will hold such Remaining Proceeds as Escrowed Proceeds in an interest bearing account as provided above and shall pay the same to Tenant upon completion of the applicable repair or restoration of the Leased Property and upon compliance by Tenant with such terms, conditions and requirements as may be reasonably imposed by Landlord, but in no such event shall Landlord be required to pay any Remaining Proceeds to Tenant in excess of the actual cost to Tenant of the applicable repair or restoration, it being understood that Landlord may retain any such excess as a Qualified Payment; and (b) Tenant, in accordance with the foregoing, will perform or cause to be performed the actual repair or restoration of the Leased Property to a safe and secure condition leaving the Leased Property with an Appraised Value of no less than thirty percent (30%) of Stipulated Loss Value upon completion of such repair or restoration. In any event, Tenant will not be entitled to any abatement or reduction of the Base Rent or any other amount due hereunder except to the extent that such insurance or condemnation proceeds result in Qualified Payments which reduce Stipulated Loss Value as provided in the definitions set out above.

     (c) Nothing herein contained shall be construed to prevent Tenant from obtaining a separate award from any condemning authority for a taking of Tenant's personal property or for moving expenses or business interruption, provided, such award is not combined with and does not reduce the award for any taking of the Leased Property, including Tenant's leasehold estate and any other interest therein.

     (d) Landlord and Tenant each waive any right of recovery against the other, and the other's agents, officers, or employees, for any damage to the Leased Property or to the personal property situated from time to time in or on the Leased Property resulting from fire or other casualty covered by a valid and collectible insurance policy; provided, however, that the waiver set forth in this subparagraph shall be effective insofar, but only insofar, as compensation for such damage or loss is actually recovered by the waiving party (net of costs of collection) under the policy notwithstanding the waivers set out in this paragraph. Tenant shall cause the insurance policies required of Tenant by this Lease to be properly endorsed, if necessary, to prevent any loss of coverage because of the waivers set forth in this paragraph. If such endorsements are not available, the waivers set forth in this paragraph shall be ineffective to the extent that such waivers would cause required insurance with respect to the Leased Property to be impaired.

  5  No Lease Termination.

     (a) Status of Lease. Except as expressly provided herein, this Lease shall not terminate, nor shall Tenant have any right to terminate this Lease, nor shall Tenant be entitled to any abatement of the Rent, nor shall the obligations of Tenant under this Lease be excused, for any reason whatsoever, including without limitation any of the following:
(i) any damage to or the destruction of all or any part of the Leased Property from whatever cause, (ii) the taking of the Leased Property or any portion thereof by eminent domain or otherwise for any reason, (iii) the prohibition, limitation or restriction of Tenant's use of all or any portion of the Leased Property or any interference with such use by governmental action or otherwise, (iv) any eviction of Tenant or of anyone claiming through or under Tenant by paramount title or otherwise (provided, if Tenant is wrongfully evicted by Landlord or by any third party lawfully claiming through or under Landlord, other than Tenant or a third party claiming through or under Tenant, then Tenant will have the remedies described in Paragraph 16 below), (v) any default on the part of Landlord under this Lease or under any other agreement to which Landlord and Tenant are parties, (vi) the inadequacy in any way whatsoever of the design or construction of any improvements included in the Leased Property, it being understood that Landlord has not made and will not make any representation express or implied as to the adequacy thereof, or (vii) any other cause whether similar or dissimilar to the foregoing, any existing or future law to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent of the covenants and agreements of Landlord, that the Base Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or limited pursuant to an express provision of this Lease. However, nothing in this Paragraph shall be construed as a waiver by Tenant of any right Tenant may have at law or in equity to (i) recover monetary damages for any default under this Lease by Landlord that Landlord fails to cure within the period provided in Paragraph 16, (ii) injunctive relief in case of the violation, or attempted or threatened violation, by Landlord of any of the express covenants, agreements, conditions or provisions of this Lease (including the confidentiality provisions set forth in Paragraph 23 below), or (iii) a decree compelling performance of any of the express covenants, agreements, conditions or provisions of this Lease.

     (b) Waiver By Tenant. Without limiting the foregoing, Tenant waives to the extent permitted by Applicable Laws, except as otherwise expressly provided herein, all rights to which Tenant may now or hereafter be entitled by law (including any such rights arising because of any implied "warranty of suitability" or other warranty under Applicable Laws) (i) to quit, terminate or surrender this Lease or the Leased Property or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the Base Rent or any other sums payable under this Lease.

  6  Construction Allowance.

     (a)  Advances; Outstanding Construction Allowance.

          (i) Subject to the conditions set forth below, Landlord shall make advances (herein called "Construction Advances") on Advance Dates from time to time as requested by Tenant to reimburse Tenant for the cost of Construction Projects or to pay Commitment Fees or Agency Fees then due. As used herein, references to the "Outstanding Construction Allowance" shall mean the difference on the date in question (but not less than zero) of (A) the total Construction Advances made by Landlord on or prior to the date in question, less (B) any Qualified Payments received on or prior to the date in question; provided, that Landlord will not be under any obligation to readvance any portion of the Construction Allowance repaid by Qualified Payments. Notwithstanding the foregoing, if for any reason Stipulated Loss Value (and thus the Outstanding Construction Allowance included as a component thereof) must be determined under this Lease as of any date between Advance Dates, the Outstanding Construction Allowance determined on such date shall equal the Outstanding Construction Allowance on the immediately preceding Advance Date computed in accordance with the preceding sentence, plus Carrying Costs (if any) accruing on and after such preceding Advance Date to but not including the date in question.

         (ii) Charges accruing at the Effective Rate (herein collectively called "Carrying Costs") for each Construction Period ending on or prior to the Base Rental Commencement Date will be added to (and thereafter be included in) the Outstanding Construction Allowance on the last day of each such Construction Period (i.e., on the Advance Date upon which such Construction Period ends). The amount of Carrying Costs for each such Construction Period shall be equal to (A) Stipulated Loss Value (including Carrying Costs added with respect to every previous Construction Period, if any) as of the first day of such Construction Period, times (B) the Effective Rate with respect to such Construction Period, times (C) the number of days in such Construction Period, divided by (D) 360; provided, however, that because the Construction Allowance available under this Lease is limited to the Maximum Construction Allowance, Carrying Costs added to the Outstanding Construction Allowance on the Base Rental Commencement Date shall not exceed the amount that can be added without causing the Outstanding Construction Allowance to exceed the Maximum Construction Allowance.

         (iii) For purposes of determining the Effective Rate to be used in the calculation of Carrying Costs which will accrue during the first short Construction Period ending on January 2, 1996, the "comparable period" referred to in clause (iii) of the definition of LIBOR above shall be thirty days. If, however, any Breakage Costs (as defined below) are incurred in connection with the use of such an Effective Rate for the first Construction Period, the Breakage Costs will be included in Carrying Costs added to the Outstanding Construction Allowance at the end of the first Construction Period. "Breakage Costs" means losses, if any, incurred or sustained by Landlord's Parent and Participants with respect to prior Funding Advances that they would not have incurred or sustained but for a decline on the first Advance Date, before the end of the LIBOR period used to compute LIBOR for the first short Construction Period, in the LIBOR component of the Effective Rate. Any determination by Landlord's Parent of Breakage Costs shall, in the absence of clear and demonstrable error, be conclusive and binding upon Landlord and Tenant.

     (b)  Construction Projects.

          (i) Preconstruction Approvals. Prior to the execution of this Lease, Tenant submitted and obtained Landlord's approval of plans or renderings for, a construction budget for, and descriptions of the initial Construction Project which Tenant expects to construct with the Construction Allowance. Except as provided below in this subparagraph, Tenant shall submit and obtain Landlord's written approval of plans or renderings for any subsequent Construction Project prior to commencement of the subsequent Construction Project. Landlord may disapprove of such plans or other items if, but only if, Landlord believes in good faith that the Construction Project proposed by Tenant will (1) fail to satisfy the requirements set forth in subparagraph 6(b)(iv), (2) change the general character of the Leased Property from that needed to accommodate the uses permitted by subparagraph 8(a) or (3) cause Tenant or the Leased Property to violate some other express provision of this Lease; but no approval given by Landlord in connection with any Construction Project, prior to or after the date hereof, shall constitute a waiver of subparagraph 6(b)(iv) or of any other provision of this Lease. Any items hereafter submitted by Tenant to satisfy this subparagraph shall be sufficiently detailed to allow Landlord to make a reasonable determination of whether the applicable Construction Project will satisfy subparagraph 6(b)(iv), but need not include all detailed construction specifications and drawings of the work to be included in the Construction Project. All Construction Projects commenced by Tenant, including the initial Construction Project which is described in
Schedule 3, and all Construction Documents executed or adopted by Tenant in connection therewith, must be substantially consistent with the plans or other items heretofore or hereafter submitted to and approved by Landlord as described above in this subparagraph, except to the extent otherwise provided by any Scope Changes approved as described below. Before commencing any Construction Project subsequent to the initial Construction Project, Tenant shall notify Landlord if Tenant believes that, upon completion of such subsequent Construction Project, there will be a substantial likelihood that the Leased Property will have an Appraised Value of less than 30% of Stipulated Loss Value.

         (ii) Scope Changes. Before making a Scope Change to any Construction Project, Tenant shall provide to Landlord a reasonably detailed written description of the Scope Change, a revised construction budget (only if such Scope Change will require an increase in the existing construction budget) and a copy of any changes to the drawings, plans and specifications for the Improvements required in connection therewith, all of which must be approved in writing by Landlord (or by any construction representative appointed by Landlord from time to time) before the Scope Change is implemented. Landlord may disapprove of any Scope Change if, but only if, Landlord believes in good faith that the Construction Project proposed by Tenant, as modified by the Scope Change, will (1) fail to satisfy the requirements set forth in subparagraph 6(b)(iv), (2) change the general character of the Leased Property from that needed to accommodate the uses permitted by subparagraph 8(a) or (3) cause Tenant or the Leased Property to violate some other express provision of this Lease; but Landlord's approval shall not constitute a waiver of subparagraph 6(b)(iv) or of any other provision of this Lease.

        (iii) Responsibility for Construction. Tenant shall have sole responsibility for contracting for and administering all Construction Projects, it being understood that Landlord's obligation with respect to Construction Projects shall be limited to the making of advances under and subject to the conditions set forth in this Paragraph 6. No contractor or other third party shall be entitled to require Landlord to make advances as a third party beneficiary of this Lease or otherwise. Notwithstanding delays beyond Tenant's control, and even if the Construction Allowance is not sufficient to pay for completion of any Construction Project, Tenant warrants that on the Designated Payment Date under the Purchase Agreement it shall have caused the initial Construction Project and any subsequent Construction Projects which are commenced during the Term to be completed in a good and workmanlike manner, substantially in accordance with Applicable Laws, and otherwise in compliance with the provisions of this Lease, unless Tenant or an Applicable Purchaser has purchased the Leased Property pursuant to the Purchase Agreement for a net price to Landlord (when taken together with any additional payments made by Tenant pursuant to Paragraph 2(a)(ii) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) of not less than Stipulated Loss Value.

         (iv)  Value Added.   Each Construction Project, upon completion
and taken as a whole, must enhance the value of the Leased Property by an amount commensurate with the Construction Advances made for such Construction Project, and no Construction Project may significantly reduce the fair market value of the Property; however:

               (1) this subparagraph 6(b)(iv) will not preclude Tenant from obtaining Construction Advances for soft costs (such as architectural fees and design and permitting costs), Tenant's internal labor costs, demolition costs or other costs that do not, individually, add value to the Leased Property but that are incurred in connection with a Construction Project which will in the aggregate satisfy this subparagraph 6(b)(iv);

               (2) to address any concerns Landlord may express about Tenant's ability to satisfy this subparagraph 6(b)(iv) for a Construction Project, Tenant may by a written notice to Landlord stipulate a maximum amount of Construction Advances that Landlord will be required to make for such Construction Project, in which case Landlord shall not be required to make Construction Advances for such project in excess of the amount so stipulated;

               (3) if Landlord invokes this subparagraph 6(b)(iv) as justification for disapproving of a Construction Project (or Scope Change) or for declining to provide Construction Advances for a Construction Project, then Tenant may satisfy this subparagraph 6(b)(iv) by (A) stipulating a maximum amount of Construction Advances that Landlord will be required to make for such Construction Project, and (B) establishing that Appraised Value of the Leased Property (determined in accordance with the procedures outlined in Paragraph 4) will be no less than 30% of Stipulated Loss Value upon completion of the Construction Project and after Landlord provides Construction Advances equal to the maximum so stipulated;

               (4) further, if Tenant ever does satisfy this subparagraph 6(b)(iv) for a particular Construction Project by establishing an Appraised Value of no less than 30% of Stipulated Loss Value as described in the preceding clause (3), Landlord shall have no further right, absent a subsequent Scope Change to such Construction Project, to invoke this subparagraph 6(b)(iv) as justification for disapproving of such Construction Project or for withholding Construction Advances requested within the limit of the maximum Construction Advances stipulated by Tenant.


          (v) Estoppel Letters Required. Upon the execution of each general construction contract for the initial Construction Project and for any subsequent Construction Project expected to cost in excess of $10,000,000, Tenant shall cause the contractor thereunder to execute and deliver to Landlord an estoppel letter in the form of Exhibit C attached hereto. Tenant shall also cause the architect and engineer under any material architectural or engineering contract for such a Construction Project to execute and deliver to Landlord an estoppel letter in the form of Exhibit D attached hereto. Landlord shall consider in good faith any changes to the estoppel letter forms attached hereto that Tenant may reasonably request for a particular Construction Project, provided the requested changes do not impair Landlord's rights or create or increase any liability Landlord may have in connection with the Construction Project.

         (vi) Advances Not a Waiver. No funding of Construction Advances and no failure of Landlord to object to any Construction Project proposed or constructed by Tenant shall constitute a waiver by Landlord of the requirements contained in this subparagraph 6(b).

     (c) Conditions to Construction Advances. Landlord's obligation to make Construction Advances from time to time under this Paragraph 6 shall be subject to the following terms and conditions, all of which are intended for the sole benefit of Landlord:

          (i) Prior Notice. Tenant must make a request in substantially the form attached to this Lease as Exhibit E for any Construction Advance at least ten (10) Business Days prior to the Advance Date upon which the advance is to be paid. Landlord shall consider in good faith any changes to the Construction Advance request forms attached hereto that Tenant may reasonably request for a particular Construction Project, provided the requested changes do not impair Landlord's rights or create or increase any liability Landlord may have in connection with the Construction Project.

         (ii) Amount of the Advances. No Construction Advance shall exceed the lesser of:

                a) the Maximum Construction Allowance, less the then Outstanding Construction Allowance (computed after adding any Carrying Costs accrued for the month ending on the Advance Date upon which such Construction Advance is to be made); or

                b) (1) the actual costs and expenses previously incurred or paid by Tenant for the preparation, negotiation and execution of this Lease (other than expenses already included in Transaction Expenses), for Construction Projects (including "soft costs"), for Agency Fees not included in Transaction Expenses or for Commitment Fees, less (2) the sum of the portion of the Initial Funding Advances provided for construction of Improvements (or site work on the Land) as described in the definition of Initial Funding Advances, plus all Construction Advances made under this Paragraph 6 to Tenant as reimbursement for such costs and expenses.

     No Construction Advance (other than the final Construction Advance) shall be requested for an amount less than the lesser of (A) the maximum advance that may be required of Landlord under the preceding sentence, and (B) $500,000.

        (iii) Insurance. Tenant shall have obtained and provided certificates (or, in the case of clause a) below, title policies or binders) reasonably satisfactory to Landlord evidencing insurance covering the Leased Property as follows (in addition to the liability insurance required under subparagraph 9(y) below):

                a) Title Insurance. An owner's title insurance policy (or binder committing the applicable title insurer to issue an owner's title insurance policy, without the payment of further premiums) in the amount of $125,000,000, in form and substance reasonably satisfactory to Landlord, written by Chicago Title Insurance Company or one or more other title insurance companies reasonably satisfactory to Landlord and insuring Landlord's ownership of fee title to the Leased Property, including any new Improvements constructed by Tenant; and

                b) Builder's Risk Insurance. Builder's Completed Value Risk and such other hazard insurance as Landlord may require against all risks of physical loss (including collapse and transit coverage, but not including earthquake coverage) with deductibles not to exceed $1,000,000, such insurance to be in amounts sufficient to cover the total value of all Improvements under construction and to be maintained in full force and effect at all times until completion of the initial Construction Project or any subsequent Construction Projects.

         (iv) Progress of Construction. Each Construction Project which has commenced but not yet been completed shall be progressing without any significant continuing interruption in a good and workmanlike manner and substantially in accordance with Applicable Laws and the requirements of this Lease, and Tenant shall have corrected or be diligently pursuing the correction of any significant defect in the construction thereof.

          (v) Evidence of Costs and Expenses to be Reimbursed. To the extent contemplated by the Construction Advance request forms attached as Exhibit E and described in subparagraph 6(c)(i), or otherwise reasonably required by Landlord at the time a Construction Advance is to be made, Tenant shall have submitted invoices, requests for payment from contractors and other evidence that all costs and expenses for which Tenant requests reimbursement constitute actual costs and expenses incurred by Tenant for a Construction Project.

         (vi) No Event of Default. No Event of Default shall have occurred and be continuing under this Lease.

        (vii) No Sale of Landlord's Interest. No sale of Landlord's interest in the Leased Property shall have occurred pursuant to the Purchase Agreement.

       (viii) Certificate of No Default and Other Matters. Landlord shall have received, together with the notice requesting the Construction Advance described in clause (i) above, a current certificate of an officer of Tenant in the form included in Exhibit F
(a) certifying that no Event of Default has occurred and is continuing,
(b) certifying that the representations and warranties contained herein are true and correct in all material respects on and as of the date of such certificate as though made on and as of such date, subject only to such exceptions as may be disclosed therein and as are acceptable to Landlord, (c) certifying that each Construction Project which has commenced but not yet been completed is progressing without any significant continuing interruption in a good and workmanlike manner and substantially in accordance with the requirements of this Lease and all Applicable Laws and that Tenant has corrected or is diligently pursuing the correction of any significant defect in the construction thereof,
(d) certifying that all costs and expenses for which Tenant is requesting reimbursement by the Construction Advance constitute actual costs and expenses incurred by Tenant for a Construction Project, and
(e) certifying that, to the knowledge of Tenant, any liens then being asserted against the Leased Property by general contractors or other parties who have filed a statutory Preliminary Notice to preserve their right to a mechanic's or materialman's lien against the Leased Property (collectively, "Potential Lien Claimants") do not in the aggregate secure or allegedly secure more that $5,000,000 of claims. (As used in this subparagraph a lien will be considered as "being asserted" if a claim of lien relating thereto shall have been recorded and not discharged by payment or settlement.) Further, a copy of the certificate required by this clause shall have been furnished by Tenant to each of the Participants, and the certificate shall be true and correct. Without limiting the foregoing, Landlord may decline to advance any amount when liens are being asserted against any part of or interest in the Leased Property that in the aggregate secure or allegedly secure more that $5,000,000 of claims by Potential Lien Claimants, regardless whether any such liens have caused an Event of Default to occur hereunder or are being contested by Tenant as permitted by subparagraph 9(o).

         (ix) Payments by Participants. None of the Participants or their successors under their participation agreements with Landlord shall have failed to advance to Landlord their pro rata shares of the Construction Advance being requested. However, any such failure shall excuse Landlord's obligation to provide the Construction Advance requested only to the extent of the funds that the applicable Participant or Participants should have advanced (but did not advance) to Landlord, and in the event of any such failure:

                a) Landlord will immediately notify Tenant if any Participant refuses or fails to advance its pro rata share of any Construction Advance, but Landlord will not in any event be liable to Tenant for Landlord's failure to do so.

                b) Landlord will, to the extent possible, postpone reductions of Construction Advances because of the failure by any one or more Participants ("Nonfunding Participants") to make required advances under their participation agreements with Landlord (a "Participant Default") by adjusting (and readjusting from time to time, as required) the funding "Percentages" of other Participants, and by requesting the other Participants to make advances to Landlord on the basis of such adjusted Percentages, in each case as provided in the participation agreements between the Participants and Landlord; however, so long as a Participant Default continues, no Construction Advance shall be required that would cause the Outstanding Construction Allowance to exceed (a) the Maximum Construction Allowance available under this Lease, less (b) all amounts that should have been, but because of a continuing Participant Default have not been, advanced by any one or more of the Participants to Landlord under their participation agreements with Landlord with respect to Construction Advances.

                c) Further, after a Participant Default, and so long as no Event of Default has occurred and is continuing, Landlord shall do the following as reasonably requested by Tenant, provided that nothing in this provision shall require Landlord to take any action that would violate Applicable Laws, that would constitute a breach of Landlord's obligations under the participation agreements with the Participants, or that would require Landlord to waive any rights or remedies it has under this Lease, the Purchase Agreement or Landlord's other agreements with Tenant concerning the Leased Property:

                      (1) Landlord shall promptly make a written demand upon the Nonfunding Participants for the cure of the Participant
Default.

                      (2) Landlord shall, to the extent Landlord has the right to do so under Landlord's participation agreements with the Participants, decline to allow the Nonfunding Participants to exercise voting, consent or notification rights under the participation agreements.

                      (3) Landlord shall not unreasonably withhold its approval for the substitution of any new participant proposed by Tenant for Nonfunding Participants, if (A) the proposed substitution does not require Landlord to waive rights against the Nonfunding Participants,
(B) the new participant will agree (by executing a participation agreement that is consistent with and substantially similar to the participation agreements that Landlord has entered into with the Participants and that is otherwise in form reasonably satisfactory to Landlord and Tenant) to provide funds to replace the payments that would otherwise be required of the Nonfunding Participants with respect to future Construction Advances, (C) the new participant (or Tenant) provides the funds (if any) needed to terminate the Nonfunding Participants' rights to receive payments of "Net Cash Flow" (as defined in the participation agreements between with Landlord and the Participants) that Landlord will be required to pay the new participant under the terms of the substitution reasonably proposed by Tenant, (D) the new participant (or Tenant) provides and agrees in writing to provide funds needed to reimburse Landlord for any and all Losses incurred by Landlord in connection with or because of the substitution of the new participant for the Nonfunding Participants, including the cost of preparing, negotiating and executing a new participation agreement between Landlord and the new participant and including any cost of defending and paying any claim asserted by Nonfunding Participants because of the substitution (but not including any liability of Landlord to the Nonfunding Participants for damages caused by Landlord's bad faith or gross negligence in the performance of Landlord's obligations to the Nonfunding Participants), (E) the obligations of Landlord to the new participant per dollar of the new participant's "investment" (it being understood that such investment will be computed in a manner consistent with the examples set forth in Exhibit A of the participation agreements between Landlord and the Participants, but net of reimbursements to Landlord under clause (D) preceding) shall not exceed the obligations per dollar of investment by the Nonfunding Participants that Landlord would have had to the Nonfunding Participants if there had been no Participant Default, and
(F) the new participant shall be a reputable financial institution having a net worth of no less than seven and one half percent (7.5%) of total assets and total assets of no less than $10,000,000,000.00 (all according to then recent audited financial statements).

          (x) Execution of Participation Agreements With Participants. All of the Persons listed in Schedule 1 shall have entered into participation agreements with Landlord which shall cause them to qualify as Participants hereunder. Any such participation agreement executed after this Lease is executed shall be subject to Tenant's prior approval, and Landlord shall promptly furnish Tenant with a copy of any such agreement.

  7 Purchase Agreement and Environmental Indemnity Agreement. Tenant acknowledges and agrees that nothing contained in this Lease shall limit, modify or otherwise affect any of Tenant's obligations under the Purchase Agreement or the Environmental Indemnity Agreement, which obligations, to the maximum extent possible, shall be deemed to be separate, independent and in addition to, and not in lieu of, the obligations set forth herein. In the event of any inconsistency between the terms and provisions of the Purchase Agreement or the Environmental Indemnity Agreement and the terms and provisions of this Lease, the terms and provisions of the Purchase Agreement or Environmental Indemnity Agreement shall control.

  8  Use and Condition of Leased Property.

     (a) Use. Subject to the Permitted Encumbrances and the terms hereof, Tenant may use, occupy and operate the Leased Property during the Term so long as no Event of Default occurs hereunder, but only for the following purposes and other lawful purposes incidental thereto:

          (i) construction, development, testing and validation of Construction Projects;

         (ii)  biotechnology/pharmaceutical manufacturing;

        (iii) support functions for such manufacturing uses, including processing, research, laboratory, development, distribution, warehousing or similar uses;

         (iv)  administrative and office space; and

          (v) cafeteria, library and facilities that Tenant may provide to its employees.

     (b) Condition. Tenant accepts the Leased Property (and will accept the same upon any purchase of the Landlord's interest therein) in its present state, AS IS, and without any representation or warranty, express or implied, as to the condition of such property or as to the use which may be made thereof. Tenant also accepts the Leased Property without any representation or warranty, express or implied, by Landlord regarding the title thereto or the rights of any parties in possession of any part thereof, except as set forth in subparagraph 10(a).
Landlord shall not be responsible for any latent or other defect or change of condition in the Land, Improvements, fixtures and personal property forming a part of the Leased Property, and the Rent hereunder shall in no case be withheld or diminished because of any latent or other defect in such property, any change in the condition thereof or the existence with respect thereto of any violations of Applicable Laws. Further, though Tenant may obtain from third parties any facilities or services to which Tenant is entitled by reason of the assignment and lease of Personal Property set forth on page 2 of this Lease, Landlord shall not itself be required to furnish to Tenant any facilities or service of any kind, such as, but not limited to, water, steam, heat, gas, hot water, electricity, light or power.

     (c) Consideration for and Scope of Waiver. The provisions of subparagraph 8(b) above have been negotiated by the Landlord and Tenant after due consideration for the Rent payable hereunder and are intended to be a complete exclusion and negation of any representations or warranties of the Landlord, express or implied, with respect to the Leased Property that may arise pursuant to any law now or hereafter in effect, or otherwise. However, such exclusion of representations and warranties by Landlord is not intended to impair any representations or warranties made by other parties, including Seller, the benefit of which may pass to Tenant during the Term because of the definition of Personal Property and Leased Property above.

  9 Other Representations, Warranties and Covenants of Tenant. Tenant represents, warrants and covenants as follows:

     (a) Financial Matters. Tenant is solvent and has no outstanding liens, suits, garnishments or court actions which could render Tenant insolvent. There has not been filed by or, to Tenant's knowledge, against Tenant a petition in bankruptcy or a petition or answer seeking an assignment for the benefit of creditors, the appointment of a receiver, trustee, custodian or liquidator with respect to Tenant or any significant portion of Tenant's property, reorganization, arrangement, rearrangement, composition, extension, liquidation or dissolution or similar relief under the federal Bankruptcy Code or any state law. (As used in this Lease, "Tenant's knowledge" means the present actual knowledge (with due investigation) of Daniel Spiegelman and Marty Glick and, as to matters concerning the Leased Property only, James Panek and George Mackey, all current employees of Tenant. However, to the extent Tenant's knowledge after the date hereof may become relevant hereunder or under any certificate or other notice provided by Tenant to Landlord in connection with this Lease, "Tenant's knowledge" shall include the then actual knowledge of other employees of Tenant (if any) that have assumed responsibilities of the current employees listed in the preceding sentence or that have replaced such current employees. None of the employees of Tenant whose knowledge is now or may hereafter be relevant shall be personally liable for the representations or warranties of Tenant made herein.) The financial statements and all financial data heretofore delivered to Landlord relating to Tenant are true, correct and complete in all material respects. No material adverse change has occurred in the financial position of Tenant as reflected in Tenant's financial statements covering the fiscal period ended September 30, 1995.

     (b) The Contract and Other Development Contracts. Except to the extent required of Landlord under subparagraph 10(b), Tenant shall satisfy the surviving obligations, if any, of the "Buyer" (as the term "Buyer" is used in the Contract) under the Contract and under all other documents to which Landlord has become bound or subject because of Landlord's acceptance of the assignment of the Contract or ownership of the Leased Property, including without limitation the Development Contracts listed in Schedule 2 attached hereto. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all Losses imposed on or asserted against or incurred by Landlord at any time and from time to time by reason of, in connection with or arising out of any obligations imposed by the Contract or the other Development Contracts. The indemnity set out in this subparagraph shall apply even if the subject of the indemnification is caused by or arises out of the negligence of Landlord; provided, such indemnity shall not apply to Losses proximately caused by (and attributed by any applicable principles of comparative fault to) the Active Negligence, gross negligence or willful misconduct of Landlord, its Affiliates, agents or employees. Because Tenant hereby assumes and agrees to satisfy all surviving obligations of the Buyer under the Contract and any other obligations imposed upon Landlord by reason of the Contract or the other Development Contracts, no failure by Landlord to take any action required by the Contract or the other Development Contracts (save and except any actions required of Landlord under subparagraph 10(b) below) shall, for the purposes of this indemnity, be deemed to be caused by the Active Negligence, gross negligence or willful misconduct of Landlord, its Affiliates, agents or employees. The foregoing indemnity is in addition to the other indemnities set out herein and shall not terminate upon the closing of any sale of Landlord's interest in the Leased Property pursuant to the provisions of the Purchase Agreement or the termination of this Lease.

     (c) No Default or Violation. The execution, delivery and performance by Tenant of this Lease and the Purchase Agreement do not and will not constitute a breach or default under any other material agreement or contract to which Tenant is a party or by which Tenant is bound or which affects the Leased Property or which affects Tenant's use, occupancy or operation of the Leased Property or any part thereof and do not, to the knowledge of Tenant, violate or contravene any law, order, decree, rule or regulation to which Tenant is subject. Further, such execution, delivery and performance by Tenant will not result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, Tenant's property pursuant to the provisions of any of the foregoing in any respect which would have a material adverse effect upon the properties, assets, operations or businesses of Tenant and its Subsidiaries, taken as a whole.

     (d) Compliance with Covenants and Laws. To Tenant's knowledge, the intended use of the Leased Property by Tenant complies, or will comply after Tenant obtains readily available permits, in all material respects with all applicable restrictive covenants, zoning ordinances and building codes, flood disaster laws, applicable health, safety and environmental laws and regulations, the Americans with Disabilities Act and other laws pertaining to disabled persons, and all other applicable laws, statutes, ordinances, rules, permits, regulations, orders, determinations and court decisions (all of the foregoing are herein sometimes collectively called "Applicable Laws"). Tenant has obtained or will during the Term obtain on a timely basis all utility, building, health and operating permits as may be required for Tenant's use of the Leased Property during the Term by any governmental authority or municipality having jurisdiction over the Leased Property.

     (e) Environmental Representations. To Tenant's knowledge and except as otherwise disclosed in the Environmental Report, as of the date hereof: (i) no Hazardous Substances Activity (other than Permitted Hazardous Substance Use by Tenant) has occurred prior to the date of this Lease; (ii) neither Tenant nor any prior owner or operator of the Leased Property has reported or been required to report any release of any Hazardous Substances on or from the Leased Property pursuant to any Environmental Law; (iii) neither Tenant nor any prior owner or operator of the Leased Property has received any warning, citation, notice of violation or other communication regarding a suspected or known material release or discharge of Hazardous Substances on or from the Leased Property or regarding any significant continuing or allegedly continuing violation of Environmental Laws concerning the Leased Property from any federal, state or local agency; and (iv) none of the following are located on the Leased Property: asbestos; urea formaldehyde foam insulation; transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; any other Hazardous Substances other than Permitted Hazardous Substances; or any underground storage tank or tanks. Further, Tenant represents that to the best of its knowledge the Environmental Report is not misleading or inaccurate in any material respect.

     (f) No Suits. Other than as previously disclosed in Tenant's most recent 10-K filings with the Securities and Exchange Commission (copies of which have been delivered to Landlord), there are no judicial or administrative actions, suits, proceedings or investigations pending or, to Tenant's knowledge, threatened that are reasonably likely to affect Tenant's intended use of the Leased Property or the validity, enforceability or priority of this Lease, or Tenant's use, occupancy and operation of the Leased Property or any part thereof, and Tenant is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority that could materially and adversely affect the business or assets of Tenant and its Subsidiaries taken as a whole or Tenant's use, occupancy or operation of the Leased Property. No condemnation or other like proceedings are pending or, to Tenant's knowledge, threatened against the Leased Property.

     (g) Condition of Property. Adequate provisions have been made, or during the Term adequate provision will be made by Tenant or Tenant's Agents (pursuant to, without limitation, the Development Contracts), for any existing or planned Improvements (other than grading or other site work) to be served by electric, gas, storm and sanitary sewers, sanitary water supply, telephone and other utilities and by streets, alleys and easements necessary to serve such Improvements. Upon completion of the initial Construction Project, the Leased Property will be in a condition satisfactory for its use and occupancy as intended under this Lease. No part of the Real Property is within an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards.

     (h) Organization. Tenant is duly incorporated and legally existing under the laws of the State of Delaware and is duly qualified to do business in the State of California. Tenant has all requisite power and has procured or will procure on a timely basis all governmental certificates of authority, licenses, permits, qualifications and other documentation required to lease and operate the Leased Property. Tenant has the corporate power and adequate authority, rights and franchises to own Tenant's property and to carry on Tenant's business as now conducted and is duly qualified and in good standing in each state in which the character of Tenant's business makes such qualification necessary (including, without limitation, the State of California) or, if it is not so qualified in a state other than California, such failure does not have a material adverse effect on the properties, assets, operations or businesses of Tenant and its Subsidiaries, taken as a whole.

     (i) Enforceability. The execution, delivery and performance of this Lease and the Purchase Agreement by Tenant are duly authorized, are not in contravention of or conflict with any term or provision of Tenant's articles of incorporation or bylaws and do not, to Tenant's knowledge, conflict with any Applicable Laws or require the consent or approval of any governmental body or other regulatory authority that has not heretofore been obtained; provided, some consents or approvals which are readily obtainable and which are required for Tenant's performance hereunder (for example, building permits required for construction of the initial Construction Project) may not have been heretofore obtained, but Tenant shall obtain such consents or approvals as required in connection with its performance of this Lease. This Lease and the Purchase Agreement are valid, binding and legally enforceable obligations of Tenant except as such enforcement is affected by bankruptcy, insolvency and similar laws affecting the rights of creditors, generally, and equitable principles of general application.

     (j) Not a Foreign Person. Tenant is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Code (i.e., Tenant is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

     (k) Omissions. None of Tenant's representations or warranties contained in this Lease or in any other agreement between Tenant and Landlord relating to the Leased Property or in any Tenant certificate furnished to Landlord by or on behalf of Tenant in connection with the Leased Property contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein (when taken in their entireties) not misleading.

     (l) Existence. During the Term, Tenant shall continuously maintain its existence and its qualification to do business in the State of California, and Tenant will not make any significant change in the nature of the business of Tenant and its Subsidiaries, taken as a whole, as presently conducted.

     (m) Tenant Taxes. During the Term, Tenant shall comply with all applicable tax laws and pay before the same become delinquent all taxes imposed upon it or upon its property where the failure to so comply or so pay would have a material adverse effect on the financial condition or operations of Tenant and its Subsidiaries on a consolidated basis; except that Tenant may in good faith by appropriate proceedings contest the validity, applicability or amount of any such taxes and pending such contest Tenant shall not be deemed in default under this subparagraph if
(1) Tenant diligently prosecutes such contest to completion in an appropriate manner, and (2) Tenant promptly causes to be paid any tax adjudged by a court of competent jurisdiction to be due, with all costs, penalties, and interest thereon, promptly after such judgment becomes final; provided, however, in any event such contest shall be concluded and the tax, penalties, interest and costs shall be paid prior to the date any writ or order is issued under which any of Tenant's property that is material to the business of Tenant and its Subsidiaries taken as a whole may be seized or sold because of the nonpayment thereof.

     (n) Operation of Property. During the Term, Tenant shall operate the Leased Property in a good and workmanlike manner and substantially in compliance with all Applicable Laws and will pay or cause to be paid all fees or charges of any kind in connection therewith. (If Tenant does not promptly correct any failure of the Leased Property to comply with Applicable Laws that is the subject of a written notice given to Tenant or Landlord by any governmental authority, then for purposes of the preceding sentence, Tenant shall be considered not to have maintained the Leased Property "substantially in accordance with Applicable Laws" whether or not the noncompliance would be substantial in the absence of the notice.) During the Term, Tenant shall not use or occupy, or allow the use or occupancy of, the Leased Property in any manner which violates any Applicable Law or which constitutes a public or private nuisance or which makes void, voidable or cancelable any insurance then in force with respect thereto. During the Term, to the extent that any of the following would, individually or in the aggregate, materially and adversely affect the value of the Leased Property or Tenant's use, occupancy or operations on the Leased Property, Tenant shall not, without Landlord's prior consent: (i) initiate or permit any zoning reclassification of the Leased Property;
(ii) seek any variance under existing zoning ordinances applicable to the Leased Property; (iii) use or permit the use of the Leased Property in a manner that would result in such use becoming a nonconforming use under applicable zoning ordinances or similar laws, rules or regulations; (iv) subject to Paragraph 10(b) below, execute or file any subdivision plat affecting the Leased Property; or (v) consent to the annexation of the Leased Property to any municipality. During the Term, if (A) a change in the zoning or other Applicable Laws affecting the permitted use or development of the Leased Property shall occur that reduces Appraised Value, or (B) conditions or circumstances on or about the Leased Property are discovered (such as the presence of an endangered species) which substantially impede development and thereby reduce Appraised Value, and if after any such reduction under clause (A) or (B) above Appraised Value of the Leased Property is less than thirty percent (30%) of Stipulated Loss Value, then Tenant shall pay Landlord upon request the amount by which Appraised Value is less than thirty percent (30%) of Stipulated Loss Value, for application as a Qualified Payment. For purposes of determining Appraised Value under the preceding sentence, the provisions of subparagraph 4(a)(v) shall apply. During the Term, Tenant shall not cause or permit any drilling or exploration for, or extraction, removal or production of, minerals from the surface or subsurface of the Leased Property, and Tenant shall not do any act whereby the market value of the Leased Property may reasonably be expected to be materially lessened. Subject to Paragraph 23, during the Term, Tenant shall allow Landlord or its authorized representative to enter the Leased Property at any reasonable time to inspect the Leased Property and, after reasonable notice, to inspect Tenant's books and records pertaining thereto, and Tenant shall assist Landlord or Landlord's representative in whatever way reasonably necessary to make such inspections. During the Term, if Tenant receives a written notice or claim from any federal, state or other governmental entity that the Leased Property is not in compliance in any material respect with any Applicable Law, or that any action may be taken against the owner of the Leased Property because the Leased Property does not comply with Applicable Law, Tenant shall promptly furnish a copy of such notice or claim to Landlord. Notwithstanding the foregoing, Tenant may in good faith by appropriate proceedings contest the validity and applicability of any Applicable Law with respect to the Leased Property, and pending such contest Tenant shall not be deemed in default hereunder because of a violation of such Applicable Law, if Tenant diligently prosecutes such contest to completion in a manner reasonably satisfactory to Landlord, and if Tenant promptly causes the Leased Property to comply with any such Applicable Law upon a final determination by a court of competent jurisdiction that the same is valid and applicable to the Leased Property; provided, that in any event such contest shall be concluded and the violation of such Applicable Law must be corrected (in a manner that will not materially impede future development of the Leased Property) and any claims asserted against Landlord or the Leased Property because of such violation must be paid by Tenant, all prior to (i) any Designated Payment Date on which neither Tenant nor any Applicable Purchaser purchases the Leased Property pursuant to the Purchase Agreement for a net price to Landlord (when taken together with any additional payments made by Tenant pursuant to Paragraph 2(a)(ii) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) of not less than Stipulated Loss Value, (ii) the date any criminal charges may be brought against Landlord or any of its directors, officers or employees because of such violation or (iii) the date any action may be taken by any governmental authority against Landlord or any property owned by Landlord (including the Leased Property) because of such violation.

     (o) Debts for Construction. During the Term, Tenant shall cause all debts and liabilities incurred in the construction, maintenance, operation and development of the Leased Property, including without limitation all debts and liabilities for labor, material and equipment and all debts and charges for utilities servicing the Leased Property, to be promptly paid. Notwithstanding the foregoing, Tenant may in good faith by appropriate proceedings contest the validity, applicability or amount of any asserted mechanic's or materialmen's lien and pending such contest Tenant shall not be deemed in default under this subparagraph (or subparagraph 9(t)) because of the contested lien if (1) within sixty
(60) days after being asked to do so by Landlord, Tenant bonds over to Landlord's satisfaction any contested liens alleged to secure an amount in excess of $1,000,000 (individually or in the aggregate) (2) Tenant diligently prosecutes such contest to completion in a manner reasonably satisfactory to Landlord, and (3) Tenant promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs and interest thereon, promptly after such judgment becomes final; provided, however, that in any event each such contest shall be concluded and the lien, interest and costs shall be paid prior to (i) any Designated Payment Date on which neither Tenant nor any Applicable Purchaser purchases the Leased Property pursuant to the Purchase Agreement for a net price to Landlord (when taken together with any additional payments made by Tenant pursuant to Paragraph 2(a)(ii) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) of not less than Stipulated Loss Value, (ii) the date any criminal action may be instituted against Landlord or its directors, officers or employees because of the nonpayment thereof or (iii) any writ or order is issued under which any property owned by Landlord (including the Leased Property) may be seized or sold or any other action may be taken against Landlord or any property owned by Landlord because of the nonpayment thereof.

     (p) Impositions. Tenant shall reimburse Landlord for (or, if requested by Landlord, will pay or cause to be paid prior to delinquency) all sales, excise, ad valorem, gross receipts, business, transfer, stamp, occupancy, rental and other taxes, levies, fees, charges, surcharges, assessments or penalties which arise out of or are attributable to this Lease or which are imposed upon Landlord or the Leased Property because of the ownership, leasing, occupancy, sale, development or operation of the Leased Property, or any part thereof, during the Term or which relate to or are required to be paid during the Term by the terms of any of the Permitted Encumbrances (collectively, herein called the "Impositions"), excluding only (and in every case) Excluded Taxes. If Landlord requires Tenant to pay any Impositions directly to the applicable taxing authority or other party entitled to collect the same, Tenant shall furnish Landlord with receipts showing payment of such Impositions and other amounts prior to delinquency; except that Tenant may in good faith by appropriate proceedings contest the validity, applicability or amount of any asserted Imposition, and pending such contest Tenant shall not be deemed in default of this subparagraph 9(p) (or subparagraph 9(t)) because of the contested Imposition if (1) within sixty (60) days after being asked to do so by Landlord, Tenant bonds over to the satisfaction of Landlord any lien asserted against the Leased Property and alleged to secure an amount in excess of $1,000,000 because of the contested Imposition (2) Tenant diligently prosecutes such contest to completion in a manner reasonably satisfactory to Landlord, and (3) Tenant promptly causes to be paid any amount adjudged by a court of competent jurisdiction to be due, with all costs, penalties and interest thereon, promptly after such judgment becomes final; provided, however, that in any event each such contest shall be concluded and the Impositions, penalties, interest and costs shall be paid prior to (i) any Designated Payment Date on which neither Tenant nor any Applicable Purchaser purchases the Leased Property pursuant to the Purchase Agreement for a net price to Landlord (when taken together with any additional payments made by Tenant pursuant to Paragraph 2(a)(ii) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) of not less than Stipulated Loss Value, (ii) the date any criminal action may be instituted against Landlord or its directors, officers or employees because of the nonpayment thereof or
(iii) the date any writ or order is issued under which any property owned by Landlord (including the Leased Property) may be seized or sold or any other action may be taken against Landlord or any property owned by Landlord because of the nonpayment thereof. As used herein, "Impositions" shall include real estate taxes imposed because of a change of use or ownership of the Leased Property, including, to the extent attributable to the term of this Lease or any prior period, any such real estate taxes imposed because of a change in use or ownership after the term of this Lease expires or is terminated.

     (q) Repair, Maintenance, Alterations and Additions. During the Term, Tenant shall keep the Leased Property in good order, repair, operating condition and appearance (subject to reasonable deviations required to accommodate Construction Projects permitted by this Lease and ordinary wear and tear) and shall cause all necessary repairs, renewals, replacements, additions and improvements to the Leased Property to be promptly made. Tenant shall not allow the Leased Property to be materially misused, abused or wasted or to deteriorate (subject to reasonable deviations required to accommodate Construction Projects permitted by this Lease and ordinary wear and tear), and Tenant shall promptly replace any worn-out fixtures and Personal Property with fixtures and Personal Property comparable to the replaced items when new. Tenant shall not, without the prior written consent of Landlord,
(i) remove from the Leased Property any fixture or Personal Property having significant value except such as are replaced by Tenant by fixtures or Personal Property of equal suitability and value, free and clear of any lien or security interest (and for purposes of this clause "significant value" will mean any fixture or Personal Property that has a value of more than $100,000 or that, when considered together with all other fixtures and Personal Property removed and not replaced by Tenant by items of equal suitability and value, has an aggregate value of $1,000,000 or more) or (ii) make or alter Improvements except as part of Construction Projects meeting the requirements of Paragraph 6(b). At any time requested by Landlord, Tenant shall deliver to Landlord an inventory describing and showing the make, model, serial number and location of each item of Personal Property having a significant value with a certification by Tenant that such inventory is true and complete and that all items specified in the inventory are free and clear of any lien or security interest other than the Permitted Encumbrances described in Exhibit B.

     (r) Insurance and Casualty. Throughout the Term, Tenant shall keep all Improvements (other than Improvements consisting only of grading and other site work) and tangible Personal Property covered by insurance against damage or destruction by fire or other casualty in the amount of one hundred percent (100%) of the replacement value. The policy or policies under which such insurance is maintained shall include endorsements for contingent liability from operation of building laws and increased cost of construction and demolition costs which may be necessary to comply with building laws. Such insurance shall, except to the extent provided under a builder's risk policy maintained as required by subparagraph 6(c)(iii)b) above during the construction of any Construction Project, be provided under an all-risk property insurance policy (not excluding from coverage perils normally included within the definitions of extended coverage, vandalism and malicious mischief and flood, but not including earthquake coverage). Tenant will be responsible for determining the amount of property insurance to be maintained, but such coverage will be on an agreed value basis to eliminate the effects of coinsurance. Such insurance shall be issued by an insurance company or companies rated by the A.M. Best Company of Oldwick, New Jersey as having a policyholder's rating of A or better and a reported financial information rating of X or better. Any deductible applicable to such insurance shall not exceed $1,000,000. Such insurance shall cover not only the value of Tenant's interest in the applicable Improvements and tangible Personal Property, but also the interest of Landlord, and such insurance shall include provisions that Landlord must be notified at least ten (10) days prior to any cancellation or reduction of insurance coverage. With this Lease Tenant shall deliver to Landlord a certificate from the applicable insurer or its authorized agent evidencing the insurance required by this subparagraph and any additional insurance which shall be taken out upon any part of the Leased Property. Thereafter during the Term, Tenant shall deliver to Landlord certificates from the applicable insurer or its authorized agent in form reasonably satisfactory to Landlord evidencing renewals or replacements of all such policies of insurance at least fifteen (15) days before any such insurance shall expire. Tenant further agrees that all such policies shall provide that proceeds thereunder will be payable to Landlord as Landlord's interest may appear, without reduction because of any negligence or other acts or omissions of Tenant (including any use of the Leased Property by Tenant for a purpose more hazardous than that permitted by the terms of the applicable insurance policy). If Tenant fails to obtain any insurance required by this Lease or to provide confirmation of any such insurance as required by this Lease, Landlord shall be entitled (but not required) to obtain the insurance that Tenant has failed to obtain or for which Tenant has not provided the required confirmation and, without limiting Landlord's other remedies under the circumstances, Landlord may require Tenant to reimburse Landlord for the cost of such insurance and to pay interest thereon computed at the Default Rate from the date such cost was paid by Landlord until the date of reimbursement by Tenant. In the event any of the Leased Property is destroyed or damaged by fire, explosion, windstorm, hail or by any other casualty against which insurance shall have been required hereunder, (i) Landlord may, but shall not be obligated to, make proof of loss if not made promptly by Tenant, (ii) each insurance company concerned is hereby authorized and directed to make payment for such loss directly to Landlord for application as required by Paragraph 4, and (iii) Landlord may settle, adjust or compromise any and all claims for loss, damage or destruction under any policy or policies of insurance (provided, that if any such claim is for less than $10,000,000 and no Event of Default shall have occurred and be continuing, Tenant shall have the right to settle, adjust or compromise the claim as Tenant deems appropriate; and, provided further, that so long as no Event of Default shall have occurred and be continuing, Landlord must provide Tenant with at least forty-five (45) days notice of Landlord's intention to settle any such claim before settling it unless Tenant shall already have approved of the settlement by Landlord). If any casualty shall result in damage to or loss or destruction of the Leased Property in excess of $1,000,000, Tenant shall give immediate notice thereof to Landlord and Paragraph 4 shall apply. In the event that insurance proceeds totaling not more than $1,000,000 are collected as a result of a fire or other casualty involving the Leased Property, Tenant may directly receive such proceeds so long as no Event of Default shall have occurred and be continuing and so long as Tenant applies such proceeds towards the restoration, replacement and repair of the Leased Property as provided under subparagraph 4(a)(iv).

     (s) Condemnation. During the Term, immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Leased Property or any portion thereof, or any other similar governmental or quasi-governmental proceedings arising out of injury or damage to the Leased Property or any portion thereof, Tenant shall notify Landlord of the pendency of such proceedings. Tenant shall, at its expense, diligently prosecute any such proceedings and shall consult with Landlord, its attorneys and experts and cooperate with them as reasonably requested in the carrying on or defense of any such proceedings. All proceeds of condemnation awards or proceeds of sale in lieu of condemnation with respect to the Leased Property and all judgments, decrees and awards for injury or damage to the Leased Property shall be paid to Landlord and applied as provided in Paragraph 4 above. Landlord is hereby authorized, in the name of Tenant, to execute and deliver valid acquittances for, and to appeal from, any such judgment, decree or award concerning condemnation of any of the Leased Property. Landlord shall not be, in any event or circumstances, liable or responsible for failure to collect, or to exercise diligence in the collection of, any such proceeds, judgments, decrees or awards.

     (t) Protection and Defense of Title Against Liens and Other Encumbrances or Defects. If any encumbrance or title defect whatsoever affecting the fee interest in the Leased Property is claimed or discovered (including Liens against any part of or interest in the Leased Property, whether or not expressly subordinate to this Lease or Landlord's interest in the Leased Property, but excluding Permitted Encumbrances, this Lease and any other encumbrance which is claimed by Landlord or lawfully claimed through or under Landlord and which is not claimed by, through or under Tenant) or if any legal proceedings are instituted with respect to title to the Leased Property, Tenant shall give prompt written notice thereof to Landlord and at Tenant's own cost and expense will promptly cause the removal of any such encumbrance and cure any such defect and will take all necessary and proper steps for the defense of any such legal proceedings, including but not limited to the employment of counsel, the prosecution or defense of litigation and the release or discharge of all adverse claims. If Tenant fails to promptly remove any such encumbrance or title defect, Landlord (whether or not named as a party to legal proceedings with respect thereto) shall be entitled to take such additional steps as in its judgment may be necessary or proper to remove such encumbrance or cure such defect or for the defense of any such attack or legal proceedings or the protection of Landlord's fee interest in the Leased Property, including but not limited to the employment of counsel, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to the Leased Property, the removal of prior liens or security interests, and all expenses (including Attorneys' Fees) so incurred of every kind and character shall be a demand obligation owing by Tenant.

     For purposes of this subparagraph 9(t), Tenant shall be deemed to be acting promptly to remove any encumbrance or to cure any title defect, other than a Lien which Tenant has itself granted or authorized, so long as Tenant is in good faith by appropriate proceedings contesting the validity and applicability of the encumbrance or defect, and pending such contest Tenant shall not be deemed in default under this subparagraph because of the encumbrance or defect; provided, with respect to a contest of any encumbrance or title defect which is the subject of subparagraphs 9(o) or 9(p), Tenant must satisfy the conditions and requirements for a permitted contest set forth in those subparagraphs, and with respect to a contest of any other encumbrance or title defect, Tenant must satisfy the following conditions and requirements:

          (1) Tenant must diligently prosecute the contest to completion in a manner reasonably satisfactory to Landlord.

          (2) Tenant must immediately remove the encumbrance or cure the defect upon a final determination by a court of competent jurisdiction that it is valid and applicable to the Leased Property.

          (3) Tenant must in any event conclude the contest and remove the encumbrance or cure the defect and pay any claims asserted against Landlord or the Leased Property because of such encumbrance or defect, all prior to (i) any Designated Payment Date on which neither Tenant nor any Applicable Purchaser purchases the Leased Property pursuant to the Purchase Agreement for a net price to Landlord (when taken together with any additional payments made by Tenant pursuant to Paragraph 2(a)(ii) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) of not less than Stipulated Loss Value, (ii) the date any criminal charges may be brought against Landlord or any of its directors, officers or employees because of such encumbrance or defect or (iii) the date any action may be taken against Landlord or any property owned by Landlord (including the Leased Property) by any governmental authority or any other Person who has or claims rights superior to Landlord because of the encumbrance or defect.

     (u) Books and Records. During the Term Tenant shall keep books and records that are accurate and complete in all material respects for the operations affecting the Leased Property and shall, subject to Paragraph 23, permit all such books and records (including without limitation records which evidence the testing and validation of the Leased Property required for the use thereof as described in subparagraph 8(a), as well as all contracts, statements, invoices, bills and claims for labor, materials and services supplied for the construction and operation of Improvements) to be inspected and copied by Landlord and its duly accredited representatives at all times during reasonable business hours after five (5) Business Days advance written notice and no more than twice in any twelve (12) month period (except when an Event of Default has occurred and is continuing). This subparagraph shall not be construed as requiring Tenant to regularly maintain separate books and records relating exclusively to the Leased Property; provided, however, that upon request, Tenant shall construct or abstract from its regularly maintained books and records information required by this subparagraph relating to the Leased Property.

     (v) Financial Statements; Required Notices; Certificates. During the Term, Tenant shall deliver to Landlord and to each Participant:

          (i) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Tenant, a consolidated balance sheet of Tenant and its Consolidated Subsidiaries as of the end of such fiscal year and a consolidated income statement and statement of cash flows of Tenant and its Consolidated Subsidiaries for such fiscal year, all in reasonable detail and all prepared in accordance with GAAP and accompanied by a report and opinion of accountants of national standing selected by Tenant, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualification or exception which Landlord determines, in Landlord's reasonable discretion, is unacceptable;

         (ii) as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Tenant, the consolidated balance sheet of Tenant and its Consolidated Subsidiaries as of the end of such quarter and the consolidated income statement and the consolidated statement of cash flows of Tenant and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and all prepared in accordance with GAAP and certified by the chief financial officer or controller of Tenant (subject to year-end adjustments);

        (iii) together with the financial statements furnished in accordance with subparagraph 9(v)(ii) and 9(v)(i), a certificate of the chief financial officer or controller of Tenant in substantially the form attached hereto as Exhibit F: (i) certifying that to the knowledge of Tenant no Default or Event of Default under this Lease has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a brief statement as to the nature thereof and the action which is proposed to be taken with respect thereto, (ii) certifying that the representations of Tenant set forth in Paragraph 9 of this Lease are true and correct in all material respects as of the date thereof as though made on and as of the date thereof or, if not then true and correct, a brief statement as to why such representations are no longer true and correct, and (iii) with computations demonstrating compliance with the financial covenants contained in subparagraph 9(ab);

         (iv) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Tenant sends to Tenant's stockholders, and copies of all regular, periodic and special reports, and all registration statements (other than registration statements on Form S-8 or any form substituted therefor) which Tenant files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

          (v) upon request by Landlord, a statement in writing certifying that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, and setting forth such modifications) and the dates to which the Base Rent has been paid and either stating that to the knowledge of Tenant no Default or Event of Default under this Lease has occurred and is continuing or, if a Default or Event of Default under this Lease has occurred and is continuing, a brief statement as to the nature thereof; it being intended that any such statement by Tenant may be relied upon by any prospective purchaser or mortgagee of the Leased Property and by the Participants; and

         (vi) subject to Paragraph 23, such other information respecting the condition or operations, financial or otherwise, of Tenant, of any of its Subsidiaries or of the Leased Property as Landlord or any Participant through Landlord may from time to time reasonably request.

Landlord is hereby authorized to deliver a copy of any information or certificate delivered to it pursuant to this subparagraph 9(v) to Landlord's Parent, to the Participants and to any regulatory body having jurisdiction over Landlord or Landlord's Parent or any Participant that requires or requests it, but in connection therewith Landlord will, if practicable, request confidential treatment of any information described in clauses (iii) and (vi).

     (w) Further Assurances. During the Term Tenant shall, on request of Landlord, (i) promptly correct any defect or error which may be discovered in the contents of this Lease or in any other instrument executed in connection herewith or in the execution or acknowledgment thereof as may be necessary, desirable or proper to carry out more effectively the purposes of this Lease or such other document; (ii) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Lease and to subject to this Lease any property intended by the terms hereof to be covered hereby including specifically, but without limitation, any renewals, additions, substitutions, replacements or appurtenances to the Leased Property; (iii) execute, acknowledge, deliver, procure and record or file any document or instrument deemed advisable by Landlord to protect its rights in and to the Leased Property against the rights or interests of third persons; and (iv) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts as may be necessary, desirable or proper in the reasonable determination of Landlord to enable Landlord, Landlord's Parent and Participants to comply with the requirements or requests of any agency or authority having jurisdiction over them.

     (x) Fees and Expenses; Indemnification; Increased Costs; and Capital Adequacy Charges.

          (i) Except for any costs and expenses paid by Landlord with the proceeds of the Initial Funding Advances as part of the Transaction Expenses, Tenant shall pay (and shall indemnify and hold harmless Landlord, Landlord's Parent and any Person claiming through Landlord by reason of a Permitted Transfer from and against) all Losses incurred by Landlord or Landlord's Parent or any Person claiming through Landlord through a Permitted Transfer in connection with or because of (A) the ownership of any interest in or operation of the Leased Property, (B) the negotiation or administration of this Lease or the Purchase Agreement or the participation agreements concerning this Lease between Landlord and Participants (excluding, however, any costs or expenses incurred by Participants for the review, negotiation or administration (absent an Event of Default) of this Lease, the Purchase Agreement or such participation agreements and any costs or expenses incurred by Landlord or any transferee to accomplish any Permitted Transfers described in clauses (2), (3) or (5) of subparagraph 1(bu)), or (C) Construction Projects, whether such Losses are incurred at the time of execution of this Lease or at any time during the Term. Costs and expenses included in such Losses may include, without limitation, all appraisal fees, filing and recording fees, inspection fees, survey fees, taxes (other than Excluded Taxes), brokerage fees and commissions, abstract fees, title policy fees, Uniform Commercial Code search fees, escrow fees, Attorneys' Fees and reasonable environmental consulting fees incurred by Landlord with respect to the Leased Property. If Landlord pays or reimburses Landlord's Parent for any such Losses, Tenant shall reimburse Landlord for the same notwithstanding that Landlord may have already received any payment from any Participant on account of such Losses, it being understood that the Participant may expect repayment from Landlord when Landlord does collect the required reimbursement from Tenant. Tenant shall be entitled to pay any of the foregoing Losses for which Tenant is responsible hereunder out of Construction Advances, subject to all of the conditions to Construction Advances set forth in Paragraph 6 hereof.

         (ii) Tenant shall also pay (and indemnify and hold harmless Landlord, Landlord's Parent and any Person claiming through Landlord by reason of a Permitted Transfer from and against) all Losses, including Attorneys' Fees, incurred or expended by Landlord or Landlord's Parent or any Person claiming through Landlord through a Permitted Transfer in connection with (A) the breach by Tenant of any covenant of Tenant herein or in any other instrument executed in connection herewith or (B) Landlord's exercise of any of Landlord's rights and remedies hereunder or under Applicable Law or Landlord's protection of the Leased Property and Landlord's interest therein as permitted hereunder or under Applicable Law. (However, the indemnity in the preceding sentence shall not be construed to make Tenant liable to both Landlord and any Participant or other party claiming through Landlord for the same damages. For example, so long as Landlord remains entitled to recover any past due Base Rent from Tenant, no Participant shall be entitled to collect a percentage of the same Base Rent from Tenant.) Tenant shall further indemnify and hold harmless Landlord and all other Indemnified Parties against, and reimburse them for, all Losses which may be imposed upon, asserted against or incurred or paid by them by reason of, on account of or in connection with any bodily injury or death or damage to the property of third parties occurring in or upon or in the vicinity of the Leased Property through any cause whatsoever. The foregoing indemnity for injury, death or property damage shall apply even when injury, death or property damage in, on or in the vicinity of the Leased Property results in whole or in part from the negligence of an Indemnified Party; provided, such indemnity shall not apply to Losses suffered by an Indemnified Party that were proximately caused by (and attributed by any applicable principles of comparative fault to) the Active Negligence, gross negligence or wilful misconduct of such Indemnified Party or its Affiliates, agents or employees.

        (iii) If, after the date hereof, due to either (A) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (B) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to Landlord's Parent or any Participant of agreeing to make or making, funding or maintaining advances to Landlord in connection with the Leased Property, then Tenant shall from time to time, upon demand by Landlord pay to Landlord for the account of Landlord's Parent or such Participant, as the case may be, additional amounts sufficient to compensate Landlord's Parent or the Participant for such increased cost. However, the aggregate of such additional amounts payable for the account of any original Participant listed in Schedule 1 and all Persons who may qualify as Participants through permitted assignments from such original Participant shall not exceed the additional amounts that would have been payable to such original Participant absent any assignments by it of its rights under its participation agreement with Landlord. A certificate as to the amount of such increased cost, submitted to Landlord and Tenant by Landlord's Parent or the Participant, shall be conclusive and binding for all purposes, absent clear and demonstrable error.

         (iv) If Landlord's Parent or any Participant determines that any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects the amount of capital to be maintained by it and that the amount of such capital is increased by or based upon the existence of advances made or to be made to Landlord to permit Landlord to maintain Landlord's investment in the Leased Property, then to the extent that Landlord's Parent or the Participant reasonably determines that the increase in required capital is allocable to such advances, Tenant shall pay Landlord additional amounts (herein called "Capital Adequacy Charges") for the account of Landlord's Parent or the Participant, as the case may be, as Landlord's Parent or the Participant may specify as sufficient to compensate it in light of such circumstances.

          (v) Any amount to be paid to Landlord, Landlord's Parent or any Indemnified Party under this subparagraph 9(x) shall be a demand obligation owing by Tenant. Tenant's indemnities and obligations under this subparagraph 9(x) shall survive the termination or expiration of this Lease with respect to any circumstance or event existing or occurring prior to such termination or expiration.

     (y) Liability Insurance. During the Term, Tenant shall maintain commercial general liability insurance against claims for bodily injury or death and property damage occurring or resulting from any occurrence in or upon the Leased Property, in standard form and with an insurance company or companies rated by the A.M. Best Company of Oldwick, New Jersey as having a policyholder's rating of A or better and a reported financial information rating of X or better, such insurance to afford immediate protection, to the limit of not less than $10,000,000 combined single limit for bodily injury and property damage in respect of any one accident or occurrence, with not more than $1,000,000 self-insured retention. Such commercial general liability insurance shall include blanket contractual liability coverage which insures contractual liability under the indemnifications set forth in this Lease (other than the indemnifications set forth in Paragraph 12 concerning environmental matters), but such coverage or the amount thereof shall in no way limit such indemnifications. The policy evidencing such insurance shall name as additional insureds Landlord, Landlord's Parent and the Participants. Tenant shall maintain with respect to each policy or agreement evidencing such commercial general liability insurance such endorsements as may be reasonably required by Landlord and shall at all times deliver and maintain with Landlord written certificates with respect to such insurance from the applicable insurer or its authorized agent in form satisfactory to Landlord, which certificates must provide that insurance coverage will not be canceled or reduced without at least thirty (30) days notice to Landlord. Not less than fifteen (15) days prior to the expiration date of each policy of insurance required of Tenant pursuant to this subparagraph, Tenant shall deliver to Landlord a certificate evidencing a paid renewal policy or policies.

     (z) Permitted Encumbrances. Except to the extent expressly required of Landlord by subparagraph 10(b), Tenant shall during the Term comply with and will cause to be performed all of the covenants, agreements and obligations imposed upon the owner of the Leased Property in the Permitted Encumbrances in accordance with their respective terms and provisions. Tenant shall not modify or permit any modification of any Permitted Encumbrance in any manner that could be binding upon Landlord or any future owner of the Leased Property (other than Tenant or an Applicable Purchaser or the successors or assigns of Tenant or an Applicable Purchaser) without first requesting and obtaining the prior written consent of Landlord. Whether Landlord must give or may withhold any such consent will be governed by subparagraph 10(b).

     (aa) Environmental Covenants. During the Term, Tenant shall not cause or permit the Leased Property to be in violation of, or do anything or permit anything to be done which will subject the Leased Property to any remedial obligations under, any Environmental Laws, including without limitation CERCLA and RCRA, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances pertaining to the Leased Property, and Tenant shall promptly notify Landlord in writing of any existing, pending or, to the knowledge of Tenant, threatened investigation or inquiry by any governmental authority in connection with any suspected violation of the Leased Property under any Environmental Laws. During the Term, Tenant shall not conduct or permit Hazardous Substance Activities, except Permitted Hazardous Substance Use. During the Term, Tenant shall keep the Leased Property free of all Hazardous Substances (other than Permitted Hazardous Substances) and will remove the same (or if removal is prohibited by law, will take whatever action is required by law) promptly upon Tenant's discovery at Tenant's sole expense. During the Term, in the event Tenant fails to comply with or perform any of the foregoing obligations concerning Hazardous Substance Activities and Hazardous Substances, Landlord may, in addition to any other remedies available to it, after notifying Tenant in writing in advance of the remediation efforts Landlord believes are needed, cause the Leased Property to be freed from all Hazardous Substances as provided above (or if removal is prohibited by law, may take whatever action is required by law) and take such other action as is necessary to cause the foregoing obligations to be met, and the cost of the removal and any such other action shall be a demand obligation owing by Tenant to Landlord. For such removal and other action, Tenant grants to Landlord and Landlord's agents and employees access to the Leased Property and the license to remove Hazardous Substances as provided above (or if removal is prohibited by law or otherwise deemed inadvisable by Landlord, to take whatever action is required by law or otherwise deemed advisable by Landlord) and take such other action as is necessary to cause the foregoing obligations to be met, subject to Paragraph 23. Further, subject to the provisions of subparagraph 12(c) below, Tenant agrees to indemnify Landlord against all Losses incurred by or asserted or proven against Landlord in connection therewith in accordance with Paragraph
12. During the Term, Tenant agrees to submit from time to time, if requested by Landlord, a certificate of an officer of Tenant, certifying that, except for Permitted Hazardous Substance Use, the Leased Property is not being used for, nor to Tenant's knowledge (except as may be described in the Environmental Report) has the Leased Property been used in the past for, any Hazardous Substances Activities. Landlord reserves the right to retain an independent professional consultant to review any report prepared by Tenant or to conduct Landlord's own investigation to confirm whether Hazardous Substances Activities or the discharge of anything into groundwater or surface water has occurred, but Landlord's right to reimbursement for the fees of such consultant shall be limited to the following circumstances: (1) an Event of Default shall have occurred and be continuing; (2) Landlord shall have retained the consultant to establish the condition of the Leased Property just prior to any conveyance thereof pursuant to the Purchase Agreement or just prior to the expiration of this Lease; (3) Landlord shall have retained the consultant to satisfy any regulatory requirements applicable to Landlord or its Affiliates; or (4) Landlord shall have retained the consultant because Landlord has been notified of a violation of Environmental Laws concerning the Leased Property or Landlord otherwise reasonably believes that Tenant has not complied with this subparagraph. Subject to Paragraph 23, Tenant grants to Landlord and to Landlord's agents, employees, consultants and contractors the right during reasonable business hours and after reasonable advance written notice to enter upon the Leased Property to inspect the Leased Property and to perform such tests as are reasonably necessary or appropriate to conduct a review or investigation of Hazardous Substances on, or discharged into groundwater or surface water from, the Leased Property. Tenant further agrees that Landlord will have the same right, power and authority to enter and inspect the Leased Property as is granted to a secured lender under Section 2929.5 of the California Civil Code. Tenant shall promptly reimburse Landlord for the cost of any such inspections and tests, but only when the inspections and tests are: (1) ordered by Landlord after an Event of Default has occurred and is continuing; (2) ordered by Landlord to establish the condition of the Leased Property just prior to any conveyance thereof pursuant to the Purchase Agreement or just prior to the expiration of this Lease; (3) ordered by Landlord to satisfy any regulatory requirements applicable to Landlord or its Affiliates; or (4) ordered because Landlord has been notified of a violation of Environmental Laws concerning the Leased Property or Landlord otherwise reasonably believes that Tenant has not complied with this subparagraph. During the Term, Tenant shall immediately advise Landlord of (i) Tenant's discovery of any event or circumstance which would render any of the representations contained in subparagraph 9(e) inaccurate in any material respect if made at the time of such discovery, (ii) any remedial action taken by Tenant in response to any
(A) Hazardous Substances other than Permitted Hazardous Substances on, under or about the Leased Property or (B) any claim for damages resulting from Hazardous Substance Activities (herein called "Hazardous Substance Claims"), and (iii) Tenant's discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Leased Property which creates a material risk of causing the Leased Property or any part thereof to be subject to significant ownership, occupancy, transferability or use restrictions under Environmental Laws or that could give rise to Hazardous Substance Claims. In such event, Tenant shall deliver to Landlord within thirty (30) days after Landlord's request, a preliminary written environmental plan setting forth a general description of the action that Tenant proposes to take with respect thereto to bring the Leased Property into compliance with Environmental Laws (herein called a "Clean Up"), including, without limitation, any proposed corrective work, the estimated cost and time of completion, the name of the contractor and a copy of the construction contract, if any, and such additional data, instruments, documents, agreements or other materials or information as Landlord may reasonably request. Tenant shall thereafter diligently and continuously pursue the Clean Up of the Leased Property in strict compliance with all Environmental Laws and shall inform Landlord monthly as to the status of the Clean Up.

     (ab)  Affirmative Financial Covenants.  During the Term:

          (i) Minimum Tangible Net Worth. On the last day of each fiscal quarter of Tenant, Consolidated Tangible Net Worth shall not be less than the sum of $1,000,000,000.00.

         (ii) Leverage Ratio. On the last day of each fiscal quarter of Tenant the ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth shall not be greater than 1.0 to 1.0.

        (iii) Quick Ratio. On the last day of each fiscal quarter of Tenant, the ratio of Consolidated Quick Assets to Consolidated Current Liabilities shall not be less than 3.75 to 1.0.

     (ac) Negative Covenants. During the Term, Tenant shall not, without the prior written consent of Landlord in each case:

          (i) Liens. Create, incur, assume or suffer to exist, or permit any of its Consolidated Subsidiaries to create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, provided that the following shall be permitted except to the extent that they would encumber any interest in the Leased Property in violation of other provisions of this
Lease:

               (1) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if they are being contested in good faith by appropriate proceedings (including contests expressly permitted by other provisions of this Lease) and for which appropriate reserves are maintained;

               (2) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days, or which are being contested in good faith by appropriate proceedings (including contests expressly permitted under other provisions of this Lease) and for which appropriate reserves have been established;

               (3) Liens under workmen's compensation, unemployment insurance, social security or similar laws (other than ERISA);

               (4) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

               (5) judgment and other similar Liens against assets other than the Leased Property or any part thereof in an aggregate amount not in excess of $10,000,000 arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings (including contests permitted under other provisions of this Lease) ;

               (6) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Tenant or any such Consolidated Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

               (7) Liens securing obligations of such a Consolidated Subsidiary to Tenant or to another such Consolidated Subsidiary;

               (8) Liens not otherwise permitted by this subsection 9(ac)(i) (and not encumbering the Leased Property) incurred in connection with the incurrence of additional Debt or asserted to secure Unfunded Benefit Liabilities, provided that the sum of the aggregate principal amount of all outstanding Debt and any Unfunded Benefit Liabilities secured by Liens incurred pursuant to this clause (8) shall not at any time exceed thirty percent (30%) of Consolidated Tangible Net Worth at such time; and

               (9) Liens incurred in connection with any renewals, extensions or refundings of any Debt secured by Liens described in the preceding clauses of this subsection 9(ac)(i), provided that there is no increase in the aggregate principal amount of Debt secured thereby from that which was outstanding as of the date of such renewal, extension or refunding and no additional property is encumbered.

     For purposes of this subparagraph 9(ac)(i), the following shall be deemed not to constitute Liens: this Lease, the Purchase Agreement and other documents being executed or accepted by Landlord in connection with this Lease; and other lease agreements, purchase agreements and similar documents executed or accepted by Landlord to evidence agreements between Landlord and Tenant concerning properties owned by Landlord and leased to Tenant, including but not limited to the existing Lease Agreements and Purchase Agreements between Landlord and Tenant dated November 19, 1993 and May 2, 1994, which concern properties leased by Landlord to Tenant in Tenant's South San Francisco campus known as Building 7 and Buildings 1 and 4, as the same may be renewed, increased, reduced, amended and/or restated from time to time.

         (ii) Transactions with Affiliates. Enter into or permit any Consolidated Subsidiary of Tenant to enter into any material transactions (including, without limitation, the purchase, sale or exchange of property or the rendering of any service) with any Affiliates of Tenant which would cause or result in a Default by Tenant under the financial covenants set forth in subparagraph 9(ab).

     (ad)  ERISA.

          (i) Each Plan, and, to the knowledge of Tenant, any Multiemployer Plan, is in compliance with, and has been administered in compliance with, the applicable provisions of ERISA, the Code and any other applicable Federal or state law in all respects, the failure to comply with which would have a material adverse effect upon the properties, assets, operations or businesses of Tenant and its Subsidiaries taken as a whole, and as of the date hereof no event or condition is occurring or exists which would require a notice from Tenant under clause 9(ad)(ii).

         (ii) Tenant shall provide a notice to Landlord as soon as possible after, and in any event within ten (10) days after Tenant becomes aware that, any of the following has occurred, with respect to which the potential aggregate liability to Tenant relating thereto is $10,000,000 or more, and such notice shall include a statement signed by a senior financial officer of Tenant setting forth details of the following and the response, if any, which Tenant or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Tenant or an ERISA Affiliate with respect to any of the following or the events or conditions leading up to the following): (A) the assertion, to secure any Unfunded Benefit Liabilities, of any Lien against the assets of Tenant, against the assets of any Plan of Tenant or any ERISA Affiliate of Tenant or against any interest of Landlord or Tenant in the Leased Property, or (B) the taking of any action by the PBGC or any other governmental authority against Tenant to terminate any Plan of Tenant or any ERISA Affiliate of Tenant or to cause the appointment of a trustee or receiver to administer any such Plan.

     (ae) Assignment of Certain Rights; Ownership of the Personal Property Purchased With Funds Provided by Landlord. Subject in each case to the assignment and lease back as set forth on page 2 of this Lease and to subparagraph 10(c), and without limiting the obligations of Landlord under subparagraph 10(b):

          (i) Tenant hereby assigns to Landlord all of Tenant's right, title and interest, whether now existing or hereafter arising during the Term of this Lease, in and to (1) the Real Property itself, including any legal or equitable interest therein, but not including any interest created or arising under this Lease, the Purchase Agreement or the Environmental Indemnity Agreement; (2) the Contract (including without limitation, (A) the right upon valid tender to Seller to purchase the Real Property pursuant to the Contract at the purchase price set forth therein and the right to take title to the Real Property and be named the purchaser in the deed to be delivered by Seller; (B) all claims for damages in respect of the Contract, including, without limitation, all warranty and indemnity provisions in the Contract; (C) any and all rights of Tenant to compel performance of the terms of the Contract; and
(D) without limiting the foregoing, any and all rights and benefits, including pursuant to representations, warranties, indemnities and covenants, arising under the Contract); and (3) each of the other Development Contracts, to the extent rights or interests under such Development Contracts can be assigned by Tenant to Landlord and then assigned and leased back hereunder as part of the Personal Property. To the extent, if any, rights and interests of Tenant under any Development Contract cannot be assigned by Tenant to Landlord and then assigned and leased back as part of the Personal Property, Tenant will retain such rights and interests and agrees to enforce and maintain such rights and interests as Tenant would if it were the owner of the Leased Property. Thus, without limiting the foregoing, Landlord acknowledges and agrees that Tenant has not and cannot assign the "Financial Commitments" under and as defined in the Development Agreement described in Schedule 2.

         (ii) All goods, equipment, furnishings, furniture, chattels, general intangibles, permits (to the extent assignable), licenses (to the extent assignable), franchises, certificates and other personal property of whatever nature and all renewals or replacements of or substitutions for any of the foregoing shall have been purchased for Landlord, be owned by Landlord and constitute Personal Property covered by this Lease, to the extent heretofore or hereafter purchased by Tenant, in whole or in part, with any portion of the Initial Funding Advances provided to Tenant or with any Construction Advances or with other funds for which Tenant has received or hereafter receives reimbursement from the Initial Funding Advances or Construction Advances.

  10 Other Representations and Covenants of Landlord. Landlord represents and covenants as follows:

     (a) Title Claims By, Through or Under Landlord. Except by a Permitted Transfer, Landlord shall not assign, transfer, mortgage, pledge, encumber or hypothecate this Lease or any interest of Landlord in and to the Leased Property during the Term without the prior written consent of Tenant. Landlord further agrees that if any encumbrance or title defect affecting the Leased Property is lawfully claimed through or under Landlord, including any judgment lien lawfully filed against Landlord, Landlord will at its own cost and expense promptly remove any such encumbrance and cure any such defect; provided, however, Landlord shall not be responsible for (i) any Permitted Encumbrances (regardless of whether claimed through or under Landlord) or any other encumbrances not lawfully claimed through or under Landlord, (ii) any encumbrances or title defects claimed by, through or under Tenant, or (iii) any encumbrance or title defect arising because of Landlord's compliance with subparagraph 10(b) or any request made by Tenant.

     (b) Actions Required of the Title Holder. So long as no Event of Default shall have occurred and be continuing, Landlord shall take any and all action required of Landlord by the Permitted Encumbrances or otherwise required of Landlord by Applicable Laws or reasonably requested by Tenant; provided, that (i) actions which Tenant may require of Landlord under this subparagraph shall be limited to actions that can only be taken by Landlord as the owner of the Leased Property, as opposed to any action that can be taken by Tenant or any third party (and the payment of any monetary obligation shall not be an action required of Landlord under this subparagraph unless Landlord shall first have received funds from Tenant, in excess of any other amounts due from Tenant hereunder, sufficient to pay such monetary obligations), (ii) Tenant requests the action to be taken by Landlord (which request must be specific and in writing, if required by Landlord at the time the request is made) and (iii) the action to be taken will not constitute a violation of any Applicable Laws or compromise or constitute a waiver of Landlord's rights hereunder or under the Environmental Indemnity Agreement or the Purchase Agreement or otherwise be reasonably objectionable to Landlord.

     The actions Landlord shall perform if reasonably requested by Tenant will include, without limitation, but subject to the conditions set forth in the proviso of the preceding sentence, executing or consenting to, or exercising or assisting Tenant to exercise rights under any (I) grant of easements, licenses, rights of way, and other rights in the nature of easements encumbering the Real Property, (II) release or termination of easements, licenses, rights of way or other rights in the nature of easements which are for the benefit of the Real Property or any portion thereof, (III) dedication or transfer of portions of the Real Property not improved with a building, for road, highway or other public purposes, (IV) agreements for the use and maintenance of common areas, for reciprocal rights of parking, ingress and egress and amendments to any covenants and restrictions affecting the Real Property or any portion thereof, (V) documents required to create or administer a governmental special benefit district or assessment district for public improvements and collection of special assessments, (VI) instruments necessary or desirable for the exercise or enforcement of rights or performance of obligations of the buyer under the Contract or the exercise of rights or performance of obligations under any Permitted Encumbrance or any contract, permit, license, franchise or other right included within the term "Leased Property" (including, without limitation, under the Development Contracts), (VII) modifications of Permitted Encumbrances (including any Development Contracts), (VIII) permit applications or other documents required to accommodate Construction Projects permitted by this Lease, (IX) confirmations of Tenant's rights under any particular provisions of this Lease which Tenant may wish to provide to a third party or (X) execution or filing of a tract or parcel map subdividing the Real Property into lots or parcels. However, the determination of whether any such action is reasonably requested or reasonably objectionable to Landlord may depend in whole or in part upon the extent to which the requested action shall result in a lien to secure payment or performance obligations against Landlord's interest in the Leased Property, shall cause a decrease in the value of the Leased Property to less than thirty percent (30%) of Stipulated Loss Value after any Qualified Payments that may result from such action are taken into account, or shall impose upon Landlord any present or future obligations greater than the obligations Landlord is willing to accept in reliance on the indemnifications provided by Tenant hereunder.


     So long as no Event of Default shall have occurred and be continuing, Tenant shall have the option from time to time during the Term to purchase or to designate one or more assignees to purchase one or more undeveloped portions of the Real Property consisting of one or more tracts or lots of the Land which can be sold under Applicable Laws separate and apart from the rest of the Land (each, a "Parcel"), for an amount equal to the Appraised Value thereof (such amount with respect to each Parcel being referred to herein as the "Parcel Release Price"). Tenant may exercise such option by delivering to Landlord not less than ninety (90) days prior written notice, which written notice shall describe the Parcel or Parcels to be purchased, the date such Parcels are to be conveyed by Landlord and whether the conveyance will be to Tenant or an assignee designated in such notice. In each case Landlord's obligation to convey such Parcels to Tenant or Tenant's assignee shall be subject to Tenant's and/or such assignee's satisfaction of each of the following conditions:

                a) Landlord, Tenant and, if applicable, such assignee shall have agreed upon, entered into and recorded such reciprocal easements relating to the Land and the Parcel to be so sold as they shall deem necessary or reasonably required to preserve usefulness of the Parcels and the remaining Land after the conveyance;

                b) It shall have been established that, following such conveyance and the application of the Partial Release Price as a Qualified Payment, Appraised Value of the Leased Property retained by Landlord will be no less than thirty percent (30%) of Stipulated Loss Value.

                c) Tenant or such assignee shall have paid to Landlord the Parcel Release Price for such Parcels; and

                d) In addition to the Partial Release Price, Tenant or such assignee shall have paid all costs and expenses necessary to consummate the sale, including all legal fees of Landlord.

Upon Tenant's or such assignee's satisfaction of each of the foregoing conditions, Landlord shall convey such Parcel or Parcels to Tenant or such assignee pursuant to a quitclaim transfer of all of Landlord's right, title and interest therein on as "as is, where is, with all faults" basis free and clear of this Lease, the Purchase Agreement and all encumbrances claimed by Landlord or lawfully claimed through or under Landlord and which are not claimed by, through or under Tenant, but otherwise without recourse, representation or warranty of any kind.


     In any event, all claims, demands, liabilities, losses, damages, judgments, penalties, costs and expenses incurred by Landlord because of any action taken pursuant to this subparagraph shall be covered by the indemnifications set forth in subparagraph 9(x). Further, for purposes of such indemnification, any action taken by Landlord will be deemed to have been made at the request of Tenant if made pursuant to any request of Tenant's counsel or of any officer of Tenant (or with their knowledge, and without their objection) in connection with the execution of, closing under or enforcement of the Contract.

     (c) Actions Permitted by Tenant Without Landlord's Consent. No refusal by Landlord to execute or join in the execution of any agreement, application or other document requested by Tenant pursuant to the preceding subparagraph 10(b) shall preclude Tenant from itself executing such agreement, application or other document; provided, that in doing so Tenant is not purporting to act for Landlord and does not thereby create any encumbrance or cloud on Landlord's title to the Leased Property (other than any Permitted Encumbrance to which Landlord shall have already given its written approval or consent). Further, subject to the other terms and conditions of this Lease (including subparagraph 9(z), which sets forth certain performance obligations of Tenant with respect to the Permitted Encumbrances), Tenant shall be entitled, because of the assignment and lease of Personal Property set forth on page 2 of this Lease, to do any of the following in Tenant's own name and to the exclusion of Landlord during the Term without any notice to or consent of Landlord so long as no Event of Default has occurred and is outstanding and so long as Tenant is not purporting to act for Landlord and does not thereby create any encumbrance or cloud on Landlord's title to the Leased Property (other than any Permitted Encumbrance to which Landlord shall have already given its written approval or consent):

         (A) to perform obligations arising under and to exercise and enforce the rights of the buyer under the Contract;

         (B) to perform obligations arising under and to exercise and enforce the rights of Tenant or the owner of the Real Property under the Development Contracts and other Permitted Encumbrances (including, without limitation, the exercise of all consent rights and voting rights of said owner as a member of the Vaca Valley Business Park Association under the Declaration of Covenants, Conditions and Restrictions for the Vaca Valley Business Park described in Schedule 2 and any applicable by-laws, articles of incorporation or similar documents of such Association);

         (C) to perform obligations arising under and to exercise and enforce the rights of Tenant or the owner of the Real Property with respect to the creation and operation of and obtaining of financing by the Assessment District (as defined in the Contract);

         (D) to perform obligations arising under and to exercise and enforce the rights of Tenant or the owner of the Real Property with respect to any other contracts or documents (such as plans and specifications) included within the Personal Property; and

         (E) to recover and retain any monetary damages or other benefit inuring to Tenant or the owner of the Real Property through the enforcement of any rights, contracts or other documents included within the Personal Property (including without limitation the Contract, the Development Contracts and other Permitted Encumbrances and any agreements, ordinances, regulations and laws concerning any Assessment District as defined in the Contract); provided, that to the extent any such monetary damages may become payable as compensation for an adverse impact on value of the Leased Property, the rights of Landlord and Tenant hereunder with respect to the collection and application of such monetary damages shall be the same as for condemnation proceeds payable because of a taking of all or any part of the Leased Property.

     (d) No Default or Violation. The execution, delivery and performance by Landlord of this Lease and the Purchase Agreement do not and will not constitute a breach or default under any material contract or agreement to which Landlord is a party or by which Landlord is bound or which affects the Leased Property and do not, to the knowledge of Landlord, violate or contravene any law, order, decree, rule or regulation to which Landlord is subject. (As used in this Paragraph 10, "Landlord's knowledge" means the present actual knowledge of Lloyd Cox, the current officer of Landlord having responsibility for the negotiation of this Lease, with due investigation and after consultation with Landlord's Parent's representative, Jennifer Cho; but neither Lloyd Cox nor Jennifer Cho shall be personally liable for the representations or warranties of Landlord made herein.)

     (e) No Suits. There are no judicial or administrative actions, suits, proceedings or investigations pending or, to Landlord's knowledge, threatened that are reasonably likely to affect Landlord's ownership of the Leased Property or the validity, enforceability or priority of this Lease, and Landlord is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority that could materially and adversely affect the business or assets of Landlord or its ownership of the Leased Property. To Landlord's knowledge, no condemnation proceedings are pending or threatened against the Leased Property.

     (f) Organization. Landlord is duly incorporated and legally existing under the laws of Delaware and is duly qualified to do business in the State of California. Landlord has or will obtain on a timely basis, at Tenant's expense pursuant to the other provisions of this Lease, all requisite power and all governmental certificates of authority, licenses, permits, qualifications and other documentation necessary to own and lease the Leased Property and to perform its obligations under this Lease.

     (g) Enforceability. The execution, delivery and performance of this Lease and the Purchase Agreement by Landlord are duly authorized, are not in contravention of or conflict with any term or provision of Landlord's articles of incorporation or bylaws and do not, to Landlord's knowledge, require the consent or approval of any governmental body or other regulatory authority that has not heretofore been obtained or conflict with any Applicable Laws. This Lease and the Purchase Agreement are valid, binding and legally enforceable obligations of Landlord except as such enforcement is affected by bankruptcy, insolvency and similar laws affecting the rights of creditors, generally, and equitable principles of general application; provided, Landlord makes no representation or warranty that conditions imposed by any state or local Applicable Laws to the purchase, ownership, lease or operation of the Leased Property have been satisfied.

     (h) Existence. During the Term, Landlord will continuously maintain its existence and, after qualifying to do business in the State of California if Landlord has not already done so, Landlord will continuously maintain its right to do business in that state to the extent necessary for the performance of Landlord's obligations hereunder.

     (i) Not a Foreign Person. Landlord is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Code (i.e., Landlord is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

     (j) Responding to Requests for Information. Tenant shall have the right ask Landlord questions from time to time concerning Landlord's financial condition or Landlord's ability to perform under this Lease or the Purchase Agreement, to which questions Landlord shall promptly respond. (Such response, however, may be limited to a statement that Landlord will not provide requested information.) Landlord shall notify Tenant in writing if, at any time during the Term, Landlord ceases to be 100% owned, directly or indirectly, by Banque Nationale de Paris.

  11  Assignment and Subletting.

     (a) Consent Required. During the Term, without the prior written consent of Landlord first had and received, Tenant shall not assign, transfer, mortgage, pledge or hypothecate this Lease or any interest of Tenant hereunder and shall not sublet all or any part of the Leased Property, by operation of law or otherwise; provided, that subject to subparagraph 11(c) below: (1) Tenant shall be entitled to sublet less than twenty percent (20%) (computed on the basis of square footage) of the useable space in then existing and completed building Improvements, if any, so long as (i) any sublease by Tenant is made expressly subject and subordinate to the terms hereof, and (ii) such sublease has a term equal to or less than the remainder of the then effective Term of this Lease; and (2) Tenant shall be entitled to assign or transfer this Lease or any interest of Tenant hereunder to an Affiliate of Tenant if both Tenant and its Affiliate confirm their joint and several liability hereunder by written notice given to Landlord.

     (b) Standard for Landlord's Consent to Assignments and Certain Other Matters. Consents and approvals of Landlord which are required by the preceding subparagraph will not be unreasonably withheld, but Tenant acknowledges, without limiting the reasons why Landlord might reasonably withhold such consents or approvals, that Landlord's withholding of such consent or approval shall be reasonable if Landlord determines in good faith that giving the consent or approval may significantly increase Landlord's risk of liability for any existing or future environmental problem relating to the Leased Property. Further, Tenant acknowledges that Landlord's withholding of such consent or approval shall be reasonable if Landlord determines in good faith that giving the consent or approval would negate Tenant's representations in this Lease regarding ERISA or cause this Lease, the Purchase Agreement or other documents described herein or therein (or any exercise of Landlord's rights hereunder or thereunder) to constitute a violation of any provision of ERISA or of any applicable state statute regulating a Plan or Multiemployer Plan.

     (c) Consent Not a Waiver. No consent by Landlord to a sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or Tenant's interest hereunder, and no assignment or subletting of the Leased Property or any part thereof in accordance with this Lease or otherwise with Landlord's consent, shall release Tenant from liability hereunder; and any such consent shall apply only to the specific transaction thereby authorized and shall not relieve Tenant from any requirement of obtaining the prior written consent of Landlord to any further sale, assignment, transfer, mortgage, pledge or hypothecation of this Lease or any interest of Tenant hereunder.

     (d) Landlord's Assignment. Unless Tenant or an Applicable Purchaser has failed to purchase the Leased Property in accordance with the Purchase Agreement and Tenant is thereby in default under the terms of the Purchase Agreement, Landlord shall have no right to transfer, assign or convey, in whole or in part, the Leased Property or any of its rights thereto or under this Lease except by a Permitted Transfer. Further, notwithstanding anything to the contrary herein contained, if withholding taxes are imposed on the rents and other amounts payable to Landlord hereunder because of Landlord's assignment of this Lease to any citizen of, or any corporation or other entity formed under the laws of, a country other than the United States, Tenant shall not be required to compensate Landlord or any such assignee for the withholding tax.

  12  Environmental Indemnification.

     (a) Indemnity. Tenant hereby agrees to assume liability for and to pay, indemnify, defend, and hold harmless each and every Indemnified Party from and against any and all Environmental Losses, subject only to the provisions of subparagraph 12(c) below.

     (b)  Assumption of Defense.

          (i) If an Indemnified Party notifies Tenant of any claim, demand, action, administrative or legal proceeding, investigation or allegation as to which the indemnity provided for in this Paragraph 12 applies, Tenant shall assume on behalf of the Indemnified Party and conduct with due diligence and in good faith the investigation and defense thereof and the response thereto with counsel selected by Tenant but reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party shall have the right to be represented by advisory counsel of its own selection and at its own expense; and provided further, that if any such claim, demand, action, proceeding, investigation or allegation involves both Tenant and the Indemnified Party and the Indemnified Party shall have been advised in writing by counsel that there may be legal defenses available to it which are inconsistent with or in addition to those available to Tenant, then the Indemnified Party shall have the right to select separate counsel to participate in the investigation and defense of and response to such claim, demand, action, proceeding, investigation or allegation on its own behalf, and Tenant shall pay or reimburse the Indemnified Party for all Attorney's Fees incurred by the Indemnified Party because of the selection of such separate counsel.

         (ii) If any claim, demand, action, proceeding, investigation or allegation arises as to which the indemnity provided for in this Paragraph 12 applies, and Tenant fails to assume promptly (and in any event within fifteen (15) days after being notified of the claim, demand, action, proceeding, investigation or allegation) the defense of the Indemnified Party, then the Indemnified Party may contest (or settle, with the prior written consent of Tenant, which consent will not be unreasonably withheld) the claim, demand, action, proceeding, investigation or allegation at Tenant's expense using counsel selected by the Indemnified Party; provided, that after any such failure by Tenant which continues for forty-five (45) days or more no such contest need be made by the Indemnified Party and settlement or full payment of any claim may be made by the Indemnified Party without Tenant's consent and without releasing Tenant from any obligations to the Indemnified Party under this Paragraph 12 if, in the written opinion of reputable counsel to the Indemnified Party, the settlement or payment in full is clearly advisable.

     (c) Notice of Environmental Losses. If Landlord receives a written notice of Environmental Losses that Landlord believes are covered by this Paragraph 12, then Landlord shall promptly furnish a copy of such notice to Tenant. The failure to so provide a copy of the notice to Tenant shall not excuse Tenant from its obligations under this Paragraph 12; provided, that if none of the officers of Tenant and none of the employees of Tenant in Tenant's Environmental Health & Safety group or in Tenant's Facilities Engineering group (and, in the future, no employees taking over responsibilities that such groups now have) are aware of the matters described in the notice and such failure by Landlord renders unavailable defenses that Tenant might otherwise assert, or precludes actions that Tenant might otherwise take, to minimize its obligations hereunder, then Tenant shall be excused from its obligation to indemnify the Indemnified Parties against assessments, fines, costs and expenses, if any, which would not have been incurred but for such failure. For example, if Landlord fails to provide Tenant with a copy of a notice of an obligation covered by the indemnity set out in subparagraph 12(a) and Tenant is not otherwise already aware of such obligation, and if as a result of such failure Landlord becomes liable for penalties and interest covered by the indemnity in excess of the penalties and interest that would have accrued if Tenant had been promptly provided with a copy of the notice, then Tenant will be excused from any obligation to Landlord to pay the excess.

     (d) Rights Cumulative. The rights of each Indemnified Party under this Paragraph 12 shall be in addition to any other rights and remedies of such Indemnified Party against Tenant under the other provisions of this Lease or under any other document or instrument now or hereafter executed by Tenant, or under any Applicable Law or in equity (including, without limitation, any right of reimbursement or contribution pursuant to CERCLA).

     (e) Survival of the Indemnity. Tenant's obligations under this Paragraph 12 shall survive the termination or expiration of this Lease. All obligations of Tenant under this Paragraph 12 shall be payable upon written demand, and any amount due upon demand to any Indemnified Party by Tenant which is not paid shall bear interest from the date of such written demand at a floating interest rate equal to the Default Rate, but in no event in excess of the maximum rate permitted by law.

  13  Inspections and Right of Landlord to Perform, Generally.

     (a) During the Term, Landlord and Landlord's representatives may (subject to Paragraph 23) enter the Leased Property at any reasonable time after five (5) Business Days advance written notice to Tenant for the purpose of making inspections or performing any work Landlord is authorized to undertake by the next subparagraph.

     (b) If Tenant fails to perform any act or to take any action which hereunder Tenant is required to perform or take, or to pay any money which hereunder Tenant is required to pay, and if such failure or action constitutes an Event of Default or renders Landlord or any director, officer, employee or Affiliate of Landlord at risk of criminal prosecution or renders Landlord's interest in the Leased Property or any part thereof at risk of forfeiture by forced sale or otherwise, then in addition to any other remedies specified herein or otherwise available, Landlord may, in Tenant's name or in Landlord's own name, perform or cause to be performed such act or take such action or pay such money. Any expenses so incurred by Landlord, and any money so paid by Landlord, shall be a demand obligation owing by Tenant to Landlord. Further, Landlord, upon making such payment, shall be subrogated to all of the rights of the person, corporation or body politic receiving such payment. But nothing herein shall imply any duty upon the part of Landlord to do any work which under any provision of this Lease Tenant may be required to perform, and the performance thereof by Landlord shall not constitute a waiver of Tenant's default. Landlord may during the progress of any such work permitted by Landlord hereunder on or in the Leased Property keep and store upon the Leased Property all necessary materials, tools, and equipment. Landlord shall not in any event be liable for inconvenience, annoyance, disturbance, loss of business, or other damage to Tenant or the subtenants of Tenant by reason of making such repairs or the performance of any such work on or in the Leased Property, or on account of bringing materials, supplies and equipment into or through the Leased Property during the course of such work (except for liability in connection with death or injury or damage to the property of third parties caused by the Active Negligence, gross negligence or wilful misconduct of Landlord or its officers, employees, or agents in connection therewith), and the obligations of Tenant under this Lease shall not thereby be affected in any manner.

  14  Events of Default.

     (a) Definition. Each of the following events shall be deemed to be an "Event of Default" by Tenant under this Lease:

          (i) Tenant shall fail to pay when due any installment of Rent due hereunder and such failure shall continue for three (3) Business Days after Tenant is notified in writing thereof.

         (ii) Tenant shall fail to cause any representation or warranty of Tenant contained herein that is false or misleading in any material respect when made to be made true and not misleading (other than as described in the other clauses of this subparagraph 14(a)), or Tenant shall fail to comply with any term, provision or covenant of this Lease (other than as described in the other clauses of this subparagraph 14(a)), and in either case shall not cure such failure prior to the earlier of (A) thirty (30) days after written notice thereof is sent to Tenant or (B) the date any writ or order is issued for the levy or sale of any property owned by Landlord (including the Leased Property) or any criminal action is instituted against Landlord or any of its directors, officers or employees because of such failure; provided, however, that so long as no such writ or order is issued and no such criminal action is instituted, if such failure is susceptible of cure but cannot with reasonable diligence be cured within such thirty day period, and if Tenant shall promptly have commenced to cure the same and shall thereafter prosecute the curing thereof with reasonable diligence, the period within which such failure may be cured shall be extended for such further period (not to exceed an additional sixty (60) days) as shall be necessary for the curing thereof with reasonable diligence.

        (iii) Tenant shall fail to comply with any term, provision or condition of the Purchase Agreement after the expiration of applicable notice and cure periods set forth in the Purchase Agreement.

         (iv) Tenant shall abandon any significant portion of the Leased Property.

          (v) Tenant shall fail to make any payment or payments of principal, premium or interest, of Debt of Tenant described in the next sentence when due (taking into consideration the time Tenant may have to cure such failure, if any, under the documents governing such Debt). As used in this clause 14(a)(v), "Debt" shall include only Debts of Tenant now existing or arising in the future (a) payable to Landlord or any Affiliate of Landlord, or (B) payable to any other Person and with respect to which $10,000,000 or more is actually due and payable because of acceleration or otherwise.

         (vi) Tenant: (a) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (c) shall file any petition or application to commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed against it; or (e) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (f) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more.

        (vii) One or more final non-appealable judgments, decrees or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against Tenant and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without Tenant's having obtained an agreement (or after the expiration or termination of an agreement) of the Persons entitled to enforce such judgment, decrees or orders not to enforce the same pending negotiations with Tenant concerning the satisfaction or other discharge of the same.

       (viii) Tenant shall fail to comply with the covenants set forth in subparagraph 9(ab) or subparagraph 9(ac).

         (ix) Tenant shall merge into or consolidate with any other entity or permit any other entity to merge into or consolidate with Tenant, or Tenant shall directly or indirectly sell, lease, transfer, abandon or otherwise dispose of in one or more transactions all or substantially all of Tenant's properties other than the Leased Property; except that the following shall not constitute an Event of Default: (a) any corporation shall merge into or with Tenant and the continuing or surviving corporation shall immediately after such event be in compliance with the financial covenants set forth in subparagraph 9(ab), shall be an Affiliate of F. Hoffmann La-Roche, Ltd., a Swiss corporation ("Roche"), or any successor of Roche and shall unconditionally assume in writing Tenant's obligations under this Lease, the Environmental Indemnity Agreement and the Purchase Agreement; and (b) the Tenant shall sell, lease or otherwise transfer all or substantially all of Tenant's properties other than the Leased Property to another party and the party acquiring such properties shall immediately after such event be in compliance with the financial covenants set forth in subparagraph 9(ab), shall be an Affiliate of Roche or any successor of Roche and shall unconditionally assume in writing Tenant's obligations under this Lease, the Environmental Indemnity Agreement and the Purchase Agreement.

          (x) as of the effective date of this Lease, any of the representations or warranties of Tenant contained in subparagraph 9(a), in subparagraph 9(c), in subparagraph 9(h), in subparagraph 9(i), in subparagraph 9(l) or in subparagraph 9(ad)(i) is false or misleading in any material respect.

         (xi) Tenant shall fail to comply with any term, provision or condition of any Vacaville Pledge Documents (as defined in the Purchase Agreement) after the expiration of applicable notice and cure periods set forth in such Vacaville Pledge Documents.

Notwithstanding the foregoing, any Default that could become an Event of Default under clause 14(a)(ii) may be cured within the earlier of the periods described in clauses (A) and (B) thereof by Tenant's delivery to Landlord of a written notice irrevocably exercising Tenant's option under the Purchase Agreement to purchase or have an Applicable Purchaser purchase Landlord's interest in the Leased Property and designating as the Designated Payment Date the next following date which is a Advance Date or Base Rental Date and which is at least ten (10) days after the date of such notice hereunder; provided, however, Tenant must, as a condition to the effectiveness of its cure, on the date so designated as the Designated Payment Date tender or have the Applicable Purchaser tender to Landlord the full Purchase Price (as defined in the Purchase Agreement) and all Rent and all other amounts then due or accrued and unpaid hereunder on such Designated Payment Date (including reimbursement for any costs incurred by Landlord in connection with the applicable Default hereunder, regardless of whether Landlord shall have been reimbursed for such costs in whole or in part by Participants or any Affiliate of Landlord) and Tenant must also furnish written confirmation to Landlord that all indemnities set forth herein (including specifically, but without limitation, the indemnities set forth in subparagraph 9(x) and the environmental indemnity set forth in Paragraph 12 shall survive the payment of such amounts by Tenant to Landlord and the conveyance of Landlord's interest in the Leased Property to Tenant.

     (b) Remedies. When any Event of Default has occurred and is continuing, at Landlord's option and without limiting Landlord in the exercise of any other right or remedy Landlord may have, and without any further demand or notice except as expressly described in this subparagraph 14(b), Landlord may institute any remedies available to Landlord, which remedies will include the following:

          (i) By written notice to Tenant, Landlord may terminate Tenant's right to possession of the Leased Property. A notice given in connection with unlawful detainer proceedings specifying a time within which to cure an Event of Default shall terminate Tenant's right to possession if Tenant fails to cure the Event of Default within the time specified in the notice.

         (ii) Upon termination of Tenant's right to possession and without further demand or notice, Landlord may re-enter the Leased Property and take possession of all improvements, additions, alterations, equipment and fixtures thereon and remove any persons in possession thereof. Any property in the Leased Property may be removed and stored in a warehouse or elsewhere at the expense and risk of and for the account of Tenant.

        (iii) Upon termination of Tenant's right to possession, this Lease shall terminate and Landlord may recover from Tenant:

                a) The worth at the time of award of the unpaid Rent which had been earned at the time of termination;

                b) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

                c) The worth at the time of award of the amount by which the unpaid Rent through the balance of the scheduled Term (or if sooner, through the date a sale is consummated or required under the Purchase Agreement) after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and

                d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the costs and expenses (including Attorneys' Fees, advertising costs and brokers' commissions) of recovering possession of the Leased Property, removing persons or property therefrom, placing the Leased Property in good order, condition, and repair, preparing and altering the Leased Property for reletting, all other costs and expenses of reletting, and any loss incurred by Landlord as a result of Tenant's failure to perform Tenant's obligations under the Purchase Agreement.

     The "worth at the time of award" of the amounts referred to in subparagraph 14(b)(iii)a) and subparagraph 14(b)(iii)b) shall be computed by allowing interest at ten percent (10%) per annum or such other rate as may be the maximum interest rate then permitted to be charged under California law at the time of computation. The "worth at the time of award" of the amount referred to in subparagraph 14(b)(iii)c) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

                e) Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.

        (iv) The Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in force even after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations). Accordingly, even though Tenant has breached this Lease and abandoned the Leased Property, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession, and Landlord may enforce all of Landlord's rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. Tenant's right to possession shall not be deemed to have been terminated by Landlord except pursuant to subparagraph 14(b)(i) hereof. The following shall not constitute a termination of Tenant's right to possession:

                a) Acts of maintenance or preservation or efforts to relet the Leased Property;

                b) The appointment of a receiver upon the initiative of Landlord to protect Landlord's interest under this Lease; or

                c) Reasonable withholding of consent to an assignment or subletting, or terminating a subletting or assignment by Tenant.

     (c) Enforceability. This Paragraph shall be enforceable to the maximum extent not prohibited by Applicable Law, and the unenforceability of any provision in this Paragraph shall not render any other provision unenforceable.

     (d) Remedies Cumulative. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing under Applicable Law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by Applicable Law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease to be performed by Tenant, or to a decree compelling performance of any of the other covenants, agreements, conditions or provisions of this Lease to be performed by Tenant, or to any other remedy allowed to Landlord under Applicable Law or in equity. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency of Tenant by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above. Without limiting the generality of the foregoing, nothing contained herein shall modify, limit or impair any of the rights and remedies of Landlord under the Environmental Indemnity Agreement or the Purchase Agreement.

  15 No Implied Waiver. The failure of Landlord or Tenant to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. The waiver of or redress for any violation by Landlord or Tenant of any term, covenant, agreement or condition contained in this Lease shall not prevent a similar subsequent act from constituting a violation. Any express waiver shall affect only the term or condition specified in such waiver and only for the time and in the manner specifically stated therein. A receipt by Landlord of any Base Rent or other payment hereunder with knowledge of the breach of any covenant or agreement of Tenant contained in this Lease shall not be deemed a waiver of such breach, and no waiver by either party of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by that party.

  16 Default by Landlord. If Landlord should default in the performance of any of its obligations, covenants, agreements, conditions, representations or warranties under this Lease, Landlord shall have the time reasonably required, but in no event less than thirty (30) days, to cure such default after receipt of written notice from Tenant specifying such default and specifying what action Tenant believes is necessary to cure the default. If Tenant prevails in any litigation brought against Landlord because of Landlord's failure to cure a default within the time required by the preceding sentence, then Tenant shall be entitled to an award against Landlord for the damages proximately caused to Tenant by such default.

  17 Quiet Enjoyment. Provided Tenant pays the Base Rent and all Additional Rent payable hereunder as and when due and payable and keeps and fulfills all of the terms, covenants, agreements and conditions to be performed by Tenant hereunder, neither Landlord nor any one claiming through Landlord (excluding Tenant or anyone claiming through Tenant) shall during the Term disturb Tenant's peaceable and quiet enjoyment of the Leased Property; however, such enjoyment shall be subject to the terms, provisions, covenants, agreements and conditions of this Lease and the Permitted Encumbrances and any other claims or encumbrances not lawfully asserted through or under Landlord, to which this Lease is subject and subordinate as hereinabove set forth. Any breach by Landlord of the foregoing covenant of quiet enjoyment shall, subject to the other provisions of this Lease, render Landlord liable to Tenant for any monetary damages proximately caused thereby, but as more specifically provided in Paragraph 5 above, no such breach shall entitle Tenant to terminate this Lease or excuse Tenant from its obligation to pay Base Rent and other amounts hereunder.

  18 Surrender Upon Termination. Unless Tenant or an Applicable Purchaser purchases Landlord's entire interest in the Leased Property pursuant to the terms of the Purchase Agreement, Tenant shall, upon the termination of Tenant's right to occupancy, surrender to Landlord the Leased Property, including any buildings, alterations, improvements, fixtures, replacements or additions constructed or purchased by Tenant with funds advanced by Landlord, but not including movable personal property not covered by this Lease, free of all Hazardous Substances (including Permitted Hazardous Substances) and tenancies and, to the extent required by Landlord, with all Improvements and tangible Personal Property in good repair and condition, excepting only (i) ordinary wear and tear (provided that the Leased Property shall have been maintained as required by the other provisions hereof) and (ii) demolition, alterations and additions which are expressly permitted by the terms of this Lease and which have been completed by Tenant in a good and workmanlike manner in accordance with all Applicable Laws. Any movable furniture or movable personal property belonging to Tenant or any party claiming under Tenant, if not removed at the time of such termination and if Landlord shall so elect, shall be deemed abandoned and become the property of Landlord without any payment or offset therefor. If Landlord shall not so elect, Landlord may remove such property from the Leased Property and store it at Tenant's risk and expense. Tenant shall bear the expense of repairing any damage to the Leased Property caused by such removal by Landlord or Tenant.

  19 Holding Over by Tenant. Should Tenant not purchase Landlord's right, title and interest in the Leased Property as provided in the Purchase Agreement, but nonetheless continue to hold the Leased Property after the termination of this Lease without Landlord's written consent, whether such termination occurs by lapse of time or otherwise, such holding over shall constitute and be construed as a tenancy from day to day only, at a daily Base Rent equal to: (i) Stipulated Loss Value on the day in question, times (ii) the Default Rate for such day; divided by (iii) three hundred sixty (360); subject, however, to all of the terms, provisions, covenants and agreements on the part of Tenant hereunder. No payments of money by Tenant to Landlord after the termination of this Lease shall reinstate, continue or extend the Term of this Lease and no extension of this Lease after the termination thereof shall be valid unless and until the same shall be reduced to writing and signed by both Landlord and Tenant.

  20  Miscellaneous.

     (a) Notices. Each provision of this Lease, or of any Applicable Laws with reference to the sending, mailing or delivery of any notice or with reference to the making of any payment by Tenant to Landlord, shall be deemed to be complied with when and if the following steps are taken:

          (i) All Rent required to be paid by Tenant to Landlord hereunder shall be paid to Landlord in immediately available funds by wire transfer to:




Federal Reserve Bank of San Francisco
Account: Banque Nationale de Paris
ABA #: 121027234
Reference: Genentech-Vacaville Facility.

     or at such other place and in such other manner as Landlord may designate in a notice to Tenant. Time is of the essence as to all payments and other obligations of Tenant under this Lease.

         (ii) All advances paid to Tenant by Landlord hereunder or in connection herewith shall be paid to Tenant in immediately available funds by wire transfer to:

Citibank, N.A.
Account Name: Genentech, Inc.
Account Number: 4052-7763
ABA #: 021-000-089
Reference: Genentech-Vacaville Facility.

     or at such other place and in such other manner as Tenant may designate in a notice signed by Tenant's Treasurer or Chief Financial Officer to Landlord. Time is of the essence as to the payment of all Construction Advances required of Landlord under this Lease.

        (iii) All notices, demands and other communications to be made hereunder to the parties hereto shall be in writing (at the addresses set forth below, or in the case of communications to Participants, at the addresses set forth in Schedule 1) and shall be given by any of the following means: (A) personal service; (B) electronic communication, whether by telex, telegram or telecopying (if confirmed in writing sent by United States first class mail, return receipt requested); or (C) registered or certified first class mail, return receipt requested.
Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice or other communication sent pursuant to clause (A) or (B) hereof shall be deemed received upon such personal service or upon dispatch by electronic means, and, if sent pursuant to clause (C) shall be deemed received five (5) days following deposit in the mail.

Address of Landlord:

BNP Leasing Corporation
717 North Harwood Street
Suite 2630
Dallas, Texas 75201
Attention: Lloyd Cox
Telecopy: (214) 969-0060

With a copy to:

Banque Nationale de Paris, San Francisco
180 Montgomery Street
San Francisco, California 94104
Attention: Jennifer Cho
Telecopy: (415) 296-8954






And with a copy to:

Clint Shouse
Thompson & Knight, P.C.
1700 Pacific Avenue
Suite 3300
Dallas, Texas 75201
Telecopy: (214) 969-1550

Address of Tenant:

Genentech, Inc.
Attn: Corporate Secretary
460 Point San Bruno Boulevard
South San Francisco, CA 94080
Telecopy: (415) 952-9881


With a copy to:

Morrison & Foerster
555 West Fifth Street
Los Angeles, CA 90013-1024
Attention: Tom Fileti
Telecopy: (213) 892-5454

     (b) Severability. If any term or provision of this Lease or the application thereof shall to any extent be held by a court of competent jurisdiction to be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision other than to the extent to which it is invalid or unenforceable, shall not be affected thereby.

     (c) No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Leased Property or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or the leasehold estate hereby created or any interest in this Lease or in such leasehold estate as well as the fee estate in the Leased Property or any interest in such fee estate, unless all Persons with an interest in the Leased Property that would be adversely affected by any such merger specifically agree in writing that such a merger shall occur.

     (d) NO IMPLIED REPRESENTATIONS BY LANDLORD. LANDLORD AND LANDLORD'S AGENTS HAVE MADE NO REPRESENTATIONS OR PROMISES WITH RESPECT TO THE LEASED PROPERTY EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND NO RIGHTS, EASEMENTS OR LICENSES ARE ACQUIRED BY TENANT BY IMPLICATION OR OTHERWISE EXCEPT AS EXPRESSLY SET FORTH IN THE PROVISIONS OF THIS LEASE AND THE PURCHASE AGREEMENT.

     (e) Entire Agreement. This Lease and the instruments referred to herein supersede any prior negotiations and agreements between the parties concerning the Leased Property, including the Prior Lease and the Prior Purchase Agreement, but not including the Environmental Indemnity Agreement, and no amendment or modification of this Lease shall be binding or valid unless expressed in a writing executed by both parties hereto. Tenant ratifies and confirms the Environmental Indemnity Agreement as a separate and independent continuing agreement.



     (f) Binding Effect. All of the covenants, agreements, terms and conditions to be observed and performed by the parties hereto shall be applicable to and binding upon their respective successors and, to the extent assignment is permitted hereunder, their respective assigns.

     (g) Time is of the Essence. Time is of the essence as to all obligations of Tenant and Landlord and all notices required of Tenant and Landlord under this Lease.

     (h) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of California without regard to conflict or choice of laws.

     (i) Attorneys' Fees. If either party to this Lease commences any legal action or other proceeding to enforce any of the terms of this Lease or the documents or agreements referred to herein, or because of any breach of the other party or dispute hereunder or thereunder, the successful or prevailing party shall be entitled to recover from the nonprevailing party all Attorneys' Fees incurred in connection therewith, whether or not such controversy, claim or dispute is
prosecuted to a final judgment.   Any such Attorneys' Fees incurred by
either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from such judgment, and the obligation for such Attorneys' Fees is intended to be severable from other provisions of this Lease and not to be merged into any such judgment.

  21 Waiver of Jury Trial. LANDLORD AND TENANT EACH HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LEASE OR ANY OTHER DOCUMENT OR DEALINGS BETWEEN THEM RELATING TO THIS LEASE OR THE LEASED PROPERTY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Tenant and Landlord each acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Lease and the other documents referred to herein, and that each will continue to rely on the waiver in their related future dealings. Tenant and Landlord each further warrants and represents that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LEASE OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS LEASE OR THE LEASED PROPERTY. In the event of litigation, this Lease may be filed as a written consent to a trial by the court.

  22 Tax Reporting. Landlord and Tenant shall report this Lease and the Purchase Agreement for federal income tax purposes as a conditional sale unless prohibited from doing so by the Internal Revenue Service. Similarly, Tenant shall report all interest earned on Escrowed Proceeds as Tenant's income for federal and state income tax purposes. If the Internal Revenue Service shall challenge Landlord's characterization of this Lease and the Purchase Agreement as a conditional sale for federal income tax reporting purposes, Landlord shall notify Tenant in writing of such challenge and consider in good faith any reasonable suggestions by Tenant about an appropriate response. In any event, Tenant shall (subject only to the limitations set forth in this Paragraph) indemnify, defend and hold harmless Landlord from and against all liabilities, costs, additional taxes and other expenses, but in any case not any Excluded Taxes, that may become due or be asserted because of such challenge or because of any resulting recharacterization required by the Internal Revenue Service, including any additional taxes that may become due upon any sale under the Purchase Agreement to the extent (if any) that such additional taxes are not offset by tax savings resulting from additional depreciation deductions or other tax benefits to Landlord of the recharacterization. If Landlord receives a written notice of any challenge by the Internal Revenue Service that Landlord believes will be covered by this Paragraph, then Landlord shall promptly furnish a copy of such notice to Tenant. The failure to so provide a copy of the notice to Tenant shall not excuse Tenant from its obligations under this Paragraph; provided, that if none of the officers of Tenant and none of the employees of Tenant responsible for tax matters are aware of the challenge described in the notice and such failure by Landlord renders unavailable defenses that Tenant might otherwise assert, or precludes actions that Tenant might otherwise take, to minimize its obligations hereunder, then Tenant shall be excused from its obligation to indemnify Landlord against liabilities, costs, additional taxes and other expenses, if any, which would not have been incurred but for such failure. For example, if Landlord fails to provide Tenant with a copy of a notice of a challenge by the Internal Revenue Service covered by the indemnity set out in this Paragraph and Tenant is not otherwise already aware of such challenge, and if as a result of such failure Landlord becomes liable for penalties and interest covered by the indemnity in excess of the penalties and interest that would have accrued if Tenant had been promptly provided with a copy of the notice, then Tenant will be excused from any obligation to Landlord to pay the excess.

  23  Proprietary Information, Confidentiality and Security.

     (a) Tenant shall have no obligation to provide proprietary information (as defined in the next sentence) to Landlord, except and to the extent that (1) Landlord reasonably determines that Landlord cannot accomplish the purposes of Landlord's inspection of the Leased Property pursuant to the various provisions hereof without evaluating such information, and (2) before conducting any inspections of the Leased Property permitted hereunder Landlord shall, if requested by Tenant, confirm and ratify the confidentiality agreements covering such proprietary information set forth in the next subparagraph. For purposes of this Lease "proprietary information" includes Tenant's intellectual property, trade secrets and other confidential information of value to Tenant about, among other things, Tenant's manufacturing processes, products, marketing and corporate strategies, but in no event will "proprietary information" include any disclosure of substances and materials (and their chemical composition) which are or previously have been present in, on or under the Leased Property at the time of any inspections by Landlord, nor will "proprietary information" include any additional disclosures reasonably required to permit Landlord to determine whether the presence of such substances and materials has constituted a violation of Environmental Laws. In addition, under no circumstances shall Tenant have any obligation to disclose to Landlord or any other party any proprietary information of Tenant (including, without limitation, any pending applications for patents or trademarks, any research and design and any trade secrets) except if and to the limited extent reasonably necessary to comply with the express provisions of this Lease.

     (b) Landlord agrees to use reasonable precautions to keep confidential any proprietary information that Landlord may receive from Tenant or otherwise discover with respect to Tenant or Tenant's business pursuant to this Lease or any investigation by Landlord hereunder, except for disclosures: (i) specifically and previously authorized in writing by Tenant; (ii) to any assignee of Landlord as to any interest in the Leased Property so long as such assignee has agreed in writing to use its reasonable efforts to keep such information confidential in accordance with the terms of this paragraph; (iii) to legal counsel, accountants, auditors, environmental consultants and other professional advisors to Landlord so long as Landlord shall inform such persons in writing (if practicable) of the confidential nature of such information and shall direct them to treat such information confidentially; (iv) to regulatory officials having jurisdiction over Landlord or Landlord's Parent (provided that the disclosing party shall request confidential treatment of the disclosed information, if practicable); (v) as required by legal process (provided that the disclosing party shall request confidential treatment of the disclosed information, if practicable);
(vi) of information which has previously become publicly available through the actions or inactions of a person other than Landlord not, to Landlord's knowledge, in breach of an obligation of confidentiality to Tenant; and (vii) to any Participant so long as the Participant is bound by and has not repudiated the confidentiality provision concerning Tenant's proprietary information set forth in the participation agreement between Landlord and such Participant.

     (c) So long as Tenant remains in possession of the Leased Property, Landlord or Landlord's representative will, before making any inspection or performing any work on the Leased Property authorized by this Lease, if then requested to do so by Tenant to maintain Tenant's security: (i) sign in at Tenant's security or information desk if Tenant has such a desk on the premises, (ii) wear a visitor's badge or other reasonable identification, (iii) permit an employee of Tenant to observe such inspection or work, and (iv) comply with other similar reasonable nondiscriminatory security requirements of Tenant that do not, individually or in the aggregate, significantly interfere with inspections or work of Landlord authorized by this Lease.


  [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]




     IN WITNESS WHEREOF, this Lease is hereby executed in multiple originals as of the effective date above set forth.

     "Landlord"

     BNP LEASING CORPORATION
     a Delaware corporation


         By:  /S/LLOYD G. COX
         Name:   Lloyd G. Cox
         Title:  Vice President



     "Tenant"

      GENENTECH, INC.
      a Delaware corporation



         By:  /S/MARTY GLICK
         Name:   Marty Glick
         Title:  Vice President and Tresure



                                                       Exhibit A

                      PROPERTY DESCRIPTION


ALL THAT REAL PROPERTY SITUATED IN THE CITY OF VACAVILLE, COUNTY OF SOLANO, STATE OF CALIFORNIA, DESCRIBED AS FOLLOWS:

PARCEL ONE:

PARCEL "4D", AS SHOWN ON THAT CERTAIN MAP ENTITLED: "PARCEL MAP, BEING A RESUBDIVISION OF PARCEL 4, AS SHOWN IN BOOK 38 OF PARCEL MAPS, PAGE 35, PARCELS 14-22, PORTIONS OF AKERLY DRIVE AND BARCAR DRIVE AS SHOWN IN BOOK 39 OF MAPS, PAGE 74, AND PORTIONS OF LANDS DESCRIBED IN DEED RECORDED MAY 13, 1982, PAGE 29409, AS INSTRUMENT NO. 17086 IN THE OFFICE OF THE COUNTY RECORDER OF SOLANO COUNTY, STATE OF CALIFORNIA," FILED JULY 31, 1995 IN THE OFFICE OF THE COUNTY RECORDER OF SOLANO COUNTY, IN BOOK 39 OF PARCEL MAPS, PAGE 37.

EXCEPTING THEREFROM AN UNDIVIDED ONE-HALF (1/2) INTEREST IN ALL MINERALS, MINERAL DEPOSITS, OIL, GAS AND OTHER HYDROCARBON SUBSTANCES OF EVERY KIND AND CHARACTER BELOW 500 FEET FROM THE SURFACE OF SAID LAND, BUT WITHOUT, HOWEVER, THE RIGHT OF SURFACE ENTRY, AS EXCEPTED AND RESERVED IN DEED FROM MARGARET JOSEPHINE SHELLHAMMER TO GERTRUDE M. EAMES, DATED JUNE 8, 1956, RECORDED JUNE 12, 1956 IN BOOK 833 OF OFFICIAL RECORDS, PAGE 480 AND IN DEED FROM MARGARET JOSEPHINE SHELLHAMMER TO BARBARA C. SANTOS DATED DECEMBER 28, 1962, RECORDED JANUARY 4, 1963 IN BOOK 1178 OF OFFICIAL RECORDS, PAGE 520, AND IN DEED FROM MARGARET JOSEPHINE SHELLHAMMER TO ROBERTA SANTOS, DATED DECEMBER 28, 1962, RECORDED JANUARY 4, 1963 IN BOOK 1178 OF OFFICIAL RECORDS, PAGE 529, SOLANO COUNTY RECORDS.

ALSO EXCEPTING AN UNDIVIDED ONE-HALF (1/2) INTEREST IN ALL OIL, GAS AND OTHER HYDROCARBONS; NON-HYDROCARBON GASSES OR GASEOUS SUBSTANCES; ALL OTHER MINERALS OF WHATSOEVER NATURE, WITHOUT REGARD TO SIMILARITY TO THE ABOVE-MENTIONED SUBSTANCES; AND ALL SUBSTANCES THAT MAY BE PRODUCED THEREWITH FROM SAID REAL PROPERTY AS RESERVED IN THE DEED FROM CHEVRON U.S.A. INC., A CORPORATION, RECORDED APRIL 1, 1987 IN BOOK 1987 PAGE 42125 OFFICIAL RECORDS AS INSTRUMENT NO. 21698.

ALSO EXCEPTING AN UNDIVIDED ONE-HALF (1/2) INTEREST IN ALL GEOTHERMAL RESOURCES, EMBRACING: INDIGENOUS STEAM, HOT WATER AND HOT BRINES; STEAM AND OTHER GASSES, HOT WATER AND HOT BRINES RESULTING FROM WATER, GAS OR OTHER FLUIDS ARTIFICIALLY INTRODUCED INTO SUBSURFACE FORMATIONS; HEAT OR OTHER ASSOCIATED ENERGY FOUND BENEATH THE SURFACE OF THE EARTH; AND BYPRODUCTS OF ANY OF THE FOREGOING SUCH AS MINERALS (EXCLUSIVE OF OIL OR HYDROCARBON GAS THAT CAN BE SEPARATELY PRODUCED) WHICH ARE FOUND IN SOLUTION OR ASSOCIATION WITH OR DERIVED FROM ANY OF THE FOREGOING, AS RESERVED IN THE DEED FROM CHEVRON U.S.A. INC., A CORPORATION, RECORDED APRIL 1, 1987 IN BOOK 1987 PAGE 42125 OFFICIAL RECORDS AS INSTRUMENT NO. 21698.

ALSO THE SOLE AND EXCLUSIVE RIGHT FROM TIME TO TIME TO BORE OR DRILL AND MAINTAIN WELLS AND OTHER WORKS INTO AND THROUGH SAID REAL PROPERTY AND ADJOINING STREETS, ROADS AND HIGHWAYS BELOW A DEPTH OF FIVE HUNDRED (500') FEET FROM THE SURFACE THEREOF FOR THE PURPOSE OF EXPLORING FOR AND PRODUCING ENERGY RESOURCES; THE RIGHT TO PRODUCE, INJECT, STORE AND REMOVE FROM AND THROUGH SAID BORES, WELLS OR WORKS, OIL, GAS, WATER AND OTHER SUBSTANCES OF WHATEVER NATURE, INCLUDING THE RIGHT TO PERFORM BELOW SAID DEPTH ANY AND ALL OPERATIONS DEEMED BY GRANTOR NECESSARY OR CONVENIENT FOR THE EXERCISE OF SUCH RIGHTS, AS RESERVED IN THE DEED FROM CHEVRON U.S.A. INC., A CORPORATION, RECORDED APRIL 1, 1987 IN BOOK 1987 PAGE 42125 OFFICIAL RECORDS AS INSTRUMENT NO. 21698.

ALL RIGHTS EXCEPTED AND RESERVED TO CHEVRON DO NOT INCLUDE AND DO NOT EXCEPT OR RESERVE TO CHEVRON ANY RIGHT OF CHEVRON TO USE THE SURFACE OF SAID PROPERTY OR THE FIRST FIVE HUNDRED (500') FEET BELOW SAID SURFACE OR TO CONDUCT ANY OPERATIONS THEREON OR THEREIN.

APN:  PORTION 133-080-290
      PORTION 133-120-300
      133-190-030 THRU 100
      133-190-130


PARCEL TWO:

THOSE CERTAIN EASEMENTS GRANTED IN ARTICLE 8 OF THE DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS FOR VACA VALLEY BUSINESS PARK, DATED NOVEMBER 10, 1993, EXECUTED BY CHEVRON LAND AND DEVELOPMENT COMPANY, A DELAWARE CORPORATION, RECORDED NOVEMBER 12, 1993 AS INSTRUMENT NO. 1993-00107441 IN THE SOLANO COUNTY RECORDS, AS AMENDED BY A FIRST AMENDMENT THERETO, RECORDED NOVEMBER 12, 1993 AS INSTRUMENT NO. 1993-00107445 IN THE SOLANO COUNTY RECORDS, AS FURTHER AMENDED BY A SECOND AMENDMENT THERETO, RECORDED SEPTEMBER 13, 1995 AS INSTRUMENT NO. 1995-00056033 IN THE SOLANO COUNTY RECORDS AND AS FURTHER AMENDED BY A THIRD AMENDMENT THERETO, RECORDED SEPTEMBER 13, 1995 AS INSTRUMENT NO. 1995-00056034 IN THE SOLANO COUNTY RECORDS


                                                       Exhibit B

                       PERMITTED ENCUMBRANCES


     The leasehold and all rights conveyed to Tenant hereby are conveyed subject to the Development Contracts described in Schedule 2 and to other matters described hereinbelow to the extent such other matters are still valid and in force.

(i) THE FACT THAT THE REAL PROPERTY IS WITHIN THE SOLANO IRRIGATION DISTRICT AS ESTABLISHED BY THE BOARD OF SUPERVISORS OF SOLANO COUNTY, CALIFORNIA ON MARCH 8, 1948, AND ANY TAXES OR ASSESSMENTS THEREOF WHICH ARE NOT DELINQUENT OR CLAIMED TO BE DELINQUENT OR WHICH ARE BEING CONTESTED IN ACCORDANCE WITH SUBPARAGRAPH 9(p) OF THIS LEASE.

(ii) THE FACT THAT THE OWNERSHIP OF SAID LAND DOES NOT INCLUDE ANY RIGHTS OF ACCESS TO THE STATE FREEWAY (INTERSTATE 505), SAID RIGHTS HAVING BEEN RELINQUISHED TOGETHER WITH A WAIVER OF CLAIMS FOR DAMAGES, IN THE DEED
     FROM  :          JAMES J. KILKENNY, A WIDOWER
     TO    :          STATE OF CALIFORNIA
     RECORDED :       MARCH 21, 1946
     IN BOOK :        344 PAGE 162
     INSTRUMENT NO.:  7390, OFFICIAL RECORDS


(iii) AN EASEMENT FOR THE PURPOSE SHOWN BELOW AND RIGHTS INCIDENTAL THERETO AS SET FORTH IN A DOCUMENT
     GRANTED TO:      CITY OF VACAVILLE
     PURPOSE:         STORM DRAINAGE
     RECORDED:        MARCH 20, 1981 IN BOOK 1981 PAGE 19683 AS
INSTRUMENT NO. 11433, OFFICIAL RECORDS
     AFFECTS:         STRIP OF LAND RUNNING THROUGHOUT THE PREMISES
LOCATED AS SHOWN ON SURVEY PREPARED BY MOUNTAIN PACIFIC SURVEYS, DATED JULY 31, 1995


(iv) AN EASEMENT FOR THE PURPOSE SHOWN BELOW AND RIGHTS INCIDENTAL THERETO AS SET FORTH IN A DOCUMENT
     GRANTED TO:      UNITED STATES OF AMERICA
     PURPOSE:         PIPELINES
     RECORDED:        OCTOBER 30, 1981 IN BOOK 1981 PAGE 79172 AS
INSTRUMENT NO. 45851, OFFICIAL RECORDS
     AFFECTS:         A 20' STRIP OF LAND RUNNING EAST/WEST THROUGH THE
MIDDLE PORTION OF THE PROPERTY, LOCATED AS SHOWN ON SURVEY PREPARED BY MOUNTAIN PACIFIC SURVEYS, DATED JULY 31, 1995


(v) AN EASEMENT FOR THE PURPOSE SHOWN BELOW AND RIGHTS INCIDENTAL THERETO AS RESERVED IN A DOCUMENT
     PURPOSE:         WATER PIPELINE
     RECORDED:        APRIL 1, 1982 IN BOOK 1982 PAGE 20129 AS
INSTRUMENT NO. 11654, OFFICIAL RECORDS
     AFFECTS:         WESTERLY 20 FEET, LOCATES AS SHOWN ON SURVEY
PREPARED BY MOUNTAIN PACIFIC SURVEYS, DATED JULY 31, 1995.


(vi) THE FACT THAT SAID LAND IS INCLUDED WITHIN A PROJECT AREA OF THE REDEVELOPMENT AGENCY SHOWN BELOW, AND THAT PROCEEDINGS FOR THE REDEVELOPMENT OF SAID PROJECT HAVE BEEN INSTITUTED UNDER THE REDEVELOPMENT LAW (SUCH REDEVELOPMENT TO PROCEED ONLY AFTER THE ADOPTION OF THE REDEVELOPMENT PLAN) AS DISCLOSED BY A DOCUMENT.
     REDEVELOPMENT AGENCY:     THE REDEVELOPMENT PLAN FOR THE VACAVILLE
I-505/80 REDEVELOPMENT PROJECT
     RECORDED:                 JULY 15, 1983 IN BOOK 1983 PAGE 55732,
INSTRUMENT NO. 29527 OFFICIAL RECORDS


(vii) AN EASEMENT FOR THE PURPOSE SHOWN BELOW AND RIGHTS INCIDENTAL THERETO AS SET FORTH IN A DOCUMENT
     GRANTED TO:      COUNTY OF SOLANO
     PURPOSE:         AVIGATION EASEMENT
     RECORDED:        MAY 31, 1989 IN BOOK 1989 AS INSTRUMENT NO.
890035033, OFFICIAL RECORDS
     AFFECTS:         THE HEREIN DESCRIBED PROPERTY


(viii) DEFERRED IMPROVEMENT AGREEMENT, UPON THE TERMS AND CONDITIONS CONTAINED THEREIN
     DATED:           MAY 16, 1989
     EXECUTED BY:     THE CITY OF VACAVILLE AND CHEVRON LAND AND
DEVELOPMENT COMPANY, A DELAWARE CORPORATION
     RECORDED:        MAY 31, 1989
     BOOK:            1989
     INSTRUMENT NO.:  890035035, OFFICIAL RECORDS

     AN AMENDMENT TO THE ABOVE WAS
     DATED:             OCTOBER 28, 1993
     RECORDED:          NOVEMBER 12, 1993
     IN BOOK:           1993
     INSTRUMENT NO.:    1993-00107440
     NATURE OF CHANGES: IMPLEMENTATION PROCEDURES

     NOTE: UPON COMPLETION OF REQUIREMENTS SET FORTH IN THE AGREEMENT SHOWN IN EXCEPTION NO. XV SAID AGREEMENT WILL BE TERMINATED AND REPLACED BY AGREEMENT SHOWN AS EXCEPTION NO. XV.


(IX) ASSESSMENT DISTRICT AND MAINTENANCE DISTRICT AGREEMENT, UPON THE TERMS AND CONDITIONS CONTAINED THEREIN
      DATED:            OCTOBER 28, 1993
      EXECUTED BY:      THE CITY OF VACAVILLE AND CHEVRON LAND AND
                        DEVELOPMENT COMPANY
      RECORDED:         NOVEMBER 12, 1993
      BOOK:             1993
      INSTRUMENT NO.:   1993-00107439, OFFICIAL RECORDS


(x) COVENANTS, CONDITIONS AND RESTRICTIONS (DELETING THEREFROM ANY RESTRICTIONS BASED ON RACE, COLOR, RELIGION, SEX, HANDICAP, FAMILIAL STATUS OR NATIONAL ORIGIN, UNLESS AND ONLY TO THE EXTENT THAT SAID COVENANT (A) IS EXEMPT UNDER CHAPTER 42, SECTION 3607 OF THE UNITED STATES CODE OR (B) RELATES TO HANDICAP BUT DOES NOT DISCRIMINATE AGAINST HANDICAPPED PERSONS) AS SET FORTH IN THE DOCUMENT
     EXECUTED BY:     CHEVRON LAND AND DEVELOPMENT COMPANY, A DELAWARE
CORPORATION
     RECORDED:        NOVEMBER 12, 1993
     IN BOOK:         1993
     INSTRUMENT NO.:  1993-00107441 OFFICIAL RECORDS

     WHICH PROVIDE THAT A VIOLATION THEREOF SHALL NOT DEFEAT NOR RENDER INVALID THE LIEN OF ANY MORTGAGE OR DEED OF TRUST MADE IN GOOD FAITH AND FOR VALUE. SAID INSTRUMENT DOES NOT PROVIDE FOR REVERSION OF TITLE IN THE EVENT OF A BREACH THEREOF.

     MODIFICATION(S) OF SAID COVENANTS, CONDITIONS AND RESTRICTIONS
     EXECUTED BY:     CHEVRON LAND AND DEVELOPMENT COMPANY, A DELAWARE
CORPORATION
     RECORDED:         NOVEMBER 12, 1993
     IN BOOK:          1993
     INSTRUMENT NO.:   1993-00107445 OFFICIAL RECORDS

     SAID COVENANTS, CONDITIONS AND RESTRICTIONS HAVE BEEN MODIFIED BY AN INSTRUMENT
     EXECUTED BY:      CHEVRON LAND AND DEVELOPMENT COMPANY, A DELAWARE
CORPORATION
     RECORDED:         SEPTEMBER 13, 1995
     BOOK:             1995
     INSTRUMENT NO.:   1995-00056033, OFFICIAL RECORDS

     SAID COVENANTS, CONDITIONS AND RESTRICTIONS HAVE BEEN MODIFIED BY AN INSTRUMENT
     EXECUTED BY:      CHEVRON LAND AND DEVELOPMENT COMPANY, A DELAWARE
CORPORATION
     RECORDED:         SEPTEMBER 13, 1995
     BOOK:             1995
     INSTRUMENT NO.:   1995-00056034, OFFICIAL RECORDS


(xi)  NOTICE OF ASSESSMENT, CITY OF VACAVILLE, NORTHEAST SECTOR
ASSESSMENT DISTRICT, RECORDED JULY 21, 1995 AS INSTRUMENT NO. 1995-00043084, SOLANO COUNTY RECORDS.


(xii) AN EASEMENT FOR THE PURPOSE SHOWN BELOW AND RIGHTS INCIDENTAL THERETO AS SHOWN OR OFFERED FOR DEDICATION ON THE RECORDED MAP SHOWN BELOW.
     MAP OF:            39 PM 37
     RECORDED:          JULY 31, 1995
     EASEMENT PURPOSE:  PUBLIC UTILITIES, LANDSCAPE AND PUBLIC ACCESS
EASEMENT
     AFFECTS:           THE NORTHEASTERLY 25 FEET, THE SOUTHEASTERLY 30
FEET AND THE NORTHEASTERLY 30 FEET (ALONG THE MOST EASTERLY PORTION OF THE PROPERTY) AND AS SHOWN ON SURVEY PREPARED BY MOUNTAIN PACIFIC SURVEYS, DATED JULY 31, 1995.


(xiii) AN EASEMENT FOR THE PURPOSE SHOWN BELOW AND RIGHTS INCIDENTAL THERETO AS SHOWN OR AS OFFERED FOR DEDICATION ON THE RECORDED MAP SHOWN BELOW.
     MAP OF:            39 PM 37
     RECORDED:          JULY 31, 1995
     EASEMENT PURPOSE:  LANDSCAPE SIGNAGE AND PUBLIC UTILITY EASEMENT
     AFFECTS:           A 100 FT. X 100 FT. STRIP OF LAND IN THE
NORTHEASTERLY CORNER AND A STRIP OF LAND IN THE MOST EASTERLY NORTHEASTERLY CORNER AND AS SHOWN ON SURVEY PREPARED BY MOUNTAIN PACIFIC SURVEYS, DATED JULY 31, 1995.


(xiv) AN EASEMENT FOR THE PURPOSE SHOWN BELOW AND RIGHTS INCIDENTAL THERETO AS SHOWN OR AS OFFERED FOR DEDICATION ON THE RECORDED MAP SHOWN BELOW.
     MAP OF:            39 PM 37
     RECORDED:          JULY 31, 1995
     EASEMENT PURPOSE:  LANDSCAPING EASEMENT
     AFFECTS:           THE WESTERLY 30 FEET AND AS SHOWN ON SURVEY
PREPARED BY MOUNTAIN PACIFIC SURVEYS, DATED JULY 31, 1995.


(xv) AS SHOWN ON PARCEL MAP, BK 39 PM PAGE 37, NON-ACCESS ALONG THE NORTHERLY PORTION OF THE PROPERTY (VACA VALLEY PARKWAY).


(xvi) DEFERRED IMPROVEMENT AGREEMENT, UPON THE TERMS AND CONDITIONS CONTAINED THEREIN
     DATED:             JUNE 30, 1995
     EXECUTED BY:       THE CITY OF VACAVILLE AND CHEVRON LAND AND
DEVELOPMENT COMPANY, A DELAWARE CORPORATION
     RECORDED:          AUGUST 16, 1995
     BOOK:              1995
     INSTRUMENT NO.:    1995-00048797, OFFICIAL RECORDS


(xvii)  AGREEMENT CONTAINING COVENANTS AFFECTING REAL PROPERTY
     DATED:             SEPTEMBER 11, 1995
     BY AND BETWEEN:    CHEVRON LAND AND DEVELOPMENT COMPANY, A DELAWARE
CORPORATION AND MISSION-VACAVILLE, LIMITED PARTNERSHIP, A CALIFORNIA LIMITED PARTNERSHIP
     RECORDED:          SEPTEMBER 13, 1995
     BOOK:              1995
     INSTRUMENT NO.:    1995-00056036, OFFICIAL RECORDS


(xviii)  DEVELOPMENT AGREEMENT, UPON THE TERMS AND CONDITIONS CONTAINED
THEREIN
     EXECUTED BY:       THE CITY OF VACAVILLE, THE REDEVELOPMENT AGENCY
OF THE CITY OF VACAVILLE AND GENENTECH, INC.
     RECORDED:          SEPTEMBER 28, 1995
     BOOK:              1995
     INSTRUMENT NO.:    1995-00059945, OFFICIAL RECORDS



                                                       Exhibit C

                      ESTOPPEL FROM CONTRACTORS

                                                   _________, 199__



BNP Leasing Corporation
717 North Harwood Street
Suite 2630
Dallas, Texas  75201

Attention:  Lloyd Cox

     Re:  Assignment of Construction Contract

Ladies and Gentlemen:

     The undersigned hereby confirms, warrants and represents to BNP Leasing Corporation, a Delaware corporation ("BNP"), and covenants with BNP as follows:

  1. The undersigned has entered into that certain [**Construction Contract] (the "Construction Contract") by and between the undersigned and Genentech, Inc. ("Tenant") dated, 199__ for the construction of the manufacturing complex to be constructed on the Vacaville campus leased by Tenant (the "Improvements") located on the land described in Exhibit A attached hereto and made a part hereof for all purposes (the "Land" and, together with the Improvements and any other improvements now on or constructed in the future on the Land, being collectively herein referred to as the "Project").

  2.  The undersigned has been advised that BNP owns the Land.

  3. The undersigned has also received a copy of the Amended and Restated Lease Agreement dated as of December 8, 1995 (the "Lease"), pursuant to which BNP is leasing the Project to Tenant, and BNP has agreed, subject to the terms and conditions of the Lease, to provide a construction allowance for Tenant's construction of the Improvements. The Lease also requires Tenant to fulfill all obligations of "Genentech" under the Construction Contract and related documents and to indemnify BNP against any liability arising thereunder, all as more particularly provided in the Lease, reference to which is hereby made for all purposes.

  4. A complete and correct copy of the Construction Contract is attached to this letter. The Construction Contract is in full force and effect and has not been modified or amended.

  5. The undersigned has not sent or received any notice of default to or from Tenant or any other notice to or from Tenant for the purpose of terminating the Construction Contract, nor is there any existing circumstance or event which, but for the elapse of time or otherwise, would constitute a default by the undersigned or "Genentech" under the Construction Contract.

     The undersigned acknowledges and agrees that:

     a) BNP shall not be held liable for, and the undersigned shall not assert, any claims, demands or liabilities against BNP or, except for any statutory stop notice or lien rights, against the Project arising under or in any way relating to the Construction Contract; provided, this paragraph will not prohibit the undersigned from asserting any claims or making demands under the Construction Contract if BNP elects in writing, pursuant to Paragraph b) below, to assume the Construction Contract in the event Tenant's right to possession of the Land is terminated, in which event BNP shall be liable thereunder for (but only for) any acts or omissions on the part of BNP occurring after the date on which BNP notifies the undersigned of BNP's election to assume the Construction Contract.

     b) Upon any termination of Tenant's right to possession of the Project under the Lease, including but not limited to any eviction of Tenant resulting from an Event of Default (as defined in the Lease), BNP may, by notice to the undersigned and without the necessity of the execution of any other document, assume Tenant's rights and obligations under the Construction Contract, cure any defaults by Tenant thereunder and enforce the Construction Contract and all rights of "Genentech" thereunder. Within ten (10) days of receiving notice from BNP that Tenant's right to possession has been terminated, the undersigned shall send to BNP a written estoppel letter stating: (i) that the undersigned has not performed any act or executed any other instrument which invalidates or modifies the Construction Contract in whole or in part (or, if so, the nature of such modification); (ii) that the Construction Contract is valid and subsisting and in full force and effect; (iii) that there are no defaults or events of default then existing under the Construction Contract and no event has occurred which with the passage of time or the giving of notice, or both, would constitute such a default or event of default under the Construction Contract (or, if there is a default, the nature of such default in detail); (iv) that the construction contemplated by the Construction Contract is proceeding in a satisfactory manner in all material respects (or if not, a detailed description of all significant problems with the progress of construction); (v) a reasonably detailed report of the then critical dates projected by the undersigned for work and deliveries required to complete the Project; (vi) the total amount paid for construction through the date of the letter; (vii) the estimated total cost of completing such construction as of the date of the letter, together with a current draw schedule; and (viii) any other information BNP may request to allow it to decide whether to assume the Construction Contract. BNP shall have thirty (30) days from receipt of such written certificate containing all such requested information to decide whether to assume the Construction Contract, but during such thirty (30) day period Contractor may suspend work as reasonably required to mitigate any further losses it may suffer under the Construction Contract until such time as BNP provides written notice of BNP's election to assume the Construction Contract. If BNP fails to provide written notice to Contractor of BNP's election to assume the Construction Contract within such thirty (30) day period, the undersigned agrees that BNP shall not be liable for (and the undersigned shall not assert or bring any action against BNP or, except for any statutory stop notice or lien rights not waived, against the Land or improvements thereon for) any damages or other amounts resulting from the breach or termination of the Construction Contract or under any other theory of liability of any kind or nature, but rather the undersigned shall look solely to Tenant and any statutory stop notice or lien rights not waived for the recovery of any such damages or other amounts.

     c) Following the termination of Tenant's right to possession of the Project under the Lease, if BNP notifies the undersigned that BNP shall not assume the Construction Contract pursuant to the preceding paragraph, or if BNP fails to provide written notice of its election to assume the Construction Contract within the thirty (30) days described in the preceding paragraph, the undersigned shall immediately discontinue the work under the Construction Contract and remove its personnel from the Project, and BNP shall be entitled to take exclusive possession of the Project and all or any part of the equipment and materials delivered or en route to the Project. The undersigned shall also, upon request by BNP, deliver and assign to BNP all plans and specifications and other contract documents previously delivered to the undersigned, all other material relating to the work which belongs to BNP or Tenant, and all papers and documents relating to governmental permits, orders placed, bills and invoices, lien releases and financial management under the Construction Contract; provided, that BNP pays or reimburses Contractor for its copying costs and other reasonable out of pocket expenses in complying with such request; and, provided, further, that if Contractor has only one original counterpart of any contract or other document that it needs in connection with any claim, demand, or the exercise of any rights or remedies the undersigned may have against the Tenant, whether provided by law, the Construction Contract or otherwise, then Contractor may retain such original counterpart and deliver only a copy of it to BNP. Notwithstanding the undersigned's receipt of any notice from BNP that BNP declines to assume the Construction Contract, the undersigned shall for a period not to exceed fifteen (15) days after receipt of such notice take such steps, at BNP's expense, as are reasonably necessary to preserve and protect work completed and in progress and to protect materials, equipment and supplies at the site or in transit.

     d) No action taken by BNP or the undersigned with respect to the Construction Contract shall prejudice any other rights or remedies of BNP or the undersigned provided by law, by the Lease , by the Construction Contract or otherwise against Tenant.

     e) The undersigned agrees promptly to notify BNP of any aterial default or claimed material default by Tenant under the Construction Contract, describing with particularity the default and the action the undersigned believes is necessary to cure the same. The undersigned will send any such notice to BNP prominently marked "URGENT - NOTICE OF TENANT'S DEFAULT UNDER CONSTRUCTION AGREEMENT WITH _______________ - ___________ CALIFORNIA" at the address specified for notice below (or at such other addresses as BNP shall designate in notice sent to the undersigned), by certified or registered mail, return receipt requested. Following receipt of such notice, the undersigned will permit BNP or its designee to cure any such default within the time period reasonably required for such cure, but in no event less than thirty (30) days. Pending any such cure by BNP, Contractor may, to the extent (if any) permitted by the Construction Contract itself, suspend work under the Construction Contract unless BNP elects to fund the ongoing construction activities of Contractor during the period before the cure is complete. If it is necessary or helpful to take possession of all or any portion of the Project to cure a default by Tenant under the Construction Contract, the time permitted by the undersigned for cure by BNP will include the time necessary to terminate Tenant's right to possession of the Project and evict Tenant, provided that BNP commences the steps required to exercise such right within sixty (60) days after it is entitled to do so under the terms of the Lease and applicable law. If the undersigned incurs additional costs due to an extension of any cure period under the Construction Contract by reason of the foregoing, the undersigned shall be entitled to an equitable adjustment to the price of the Construction Contract for such additional costs. Similarly, to the extent that Contractor's work is actually delayed by the extension of cure periods under the Construction Contract pursuant to the foregoing provisions, Contractor shall be entitled to an equitable extension of deadlines and time schedules established by the Construction Contract.

     f) Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery or (b) expedited delivery service with proof of delivery or (c) United States mail, postage prepaid, registered or certified mail or (d) telegram, telex or telecopy, addressed as follows:

     To the undersigned:



     To BNP:                       BNP Leasing Corporation
                                   717 North Harwood Street
                                   Suite 2630
                                   Dallas, Texas  75201
                                   Attn: Lloyd Cox

     g) The undersigned acknowledges that it has all requisite authority to execute this letter. The undersigned further acknowledges that BNP has requested this letter, and is relying on the truth and accuracy of the representations made herein, in connection with BNP's decision to advance funds for construction under the Lease with Tenant.

                                    Very truly yours,

                                    _____________________________



                                    By:
                                    Name:
                                    Title:


     Tenant joins in the execution of this letter solely for the purpose of evidencing its consent hereto, including its consent to the provisions that would allow, but not require, BNP to assume the Construction Contract in the event Tenant is evicted from the Project in accordance with the Lease.


                                    _____________________________



                                    By:
                                    Name:
                                    Title:


                                                       Exhibit D

                ESTOPPEL FROM ARCHITECTS/ENGINEERS

                                                   _________, 199__



BNP Leasing Corporation
717 North Harwood Street
Suite 2630
Dallas, Texas  75201

Attention:  Lloyd Cox

     Re:  Assignment of [Architects/Engineers Agreement]

Ladies and Gentlemen:

     The undersigned hereby confirms, warrants and represents to BNP Leasing Corporation, a Delaware corporation ("BNP"), and covenants with BNP as follows:

  1. The undersigned has entered into that certain [**Architects/Engineers Agreement] (the "Agreement") by and between the undersigned and Genentech, Inc. ("Tenant") dated, 199__ for the [**design] of the manufacturing complex to be constructed on the Vacaville campus leased by Applied (the "Improvements") located on the land described in Exhibit A attached hereto and made a part hereof for all purposes (the "Land" and, together with the Improvements and any other improvements now on or constructed in the future on the Land, being collectively referred to herein as the "Project").

  2.  The undersigned has been advised that BNP owns the Land.

  3. The undersigned has also received a copy of the Amended and Restated Lease Agreement dated as of December 8, 1995 (the "Lease"), pursuant to which BNP is leasing the Project to Tenant, and BNP has agreed, subject to the terms and conditions of the Lease, to provide a construction allowance for Tenant's construction of the Improvements. The Lease also requires Tenant to fulfill all obligations of "Genentech" under the Agreement and related documents and to indemnify BNP against any liability arising thereunder, all as more particularly provided in the Lease, reference to which is hereby made for all purposes.

  4. complete and correct copy of the Agreement is attached to this letter. The Agreement is in full force and effect and has not been modified or amended.

  5. The undersigned has not sent or received any notice of default to or from Tenant or any other notice to or from Tenant for the purpose of terminating the Agreement, nor is there any existing circumstance or event which, but for the elapse of time or otherwise, would constitute a default by the undersigned or "Genentech" under the Agreement.

      The undersigned acknowledges and agrees that:

     a) BNP shall not be held liable for, and the undersigned shall not assert, any claims, demands or liabilities against BNP or, except for any statutory stop notice or lien rights, against the Project arising under or in any way relating to the Agreement; provided, this paragraph will not prohibit the undersigned from asserting any claims or making demands under the Agreement if BNP elects in writing, pursuant to Paragraph b) below, to assume the Agreement in the event Tenant's right to possession of the Land is terminated, in which event BNP shall be liable thereunder for (but only for) any acts or omissions on the part of BNP occurring after the date on which BNP notifies the undersigned of BNP's election to assume the Agreement.

     b) Upon any termination of Tenant's right to possession of the Project under the Lease, including but not limited to any eviction of Tenant resulting from an Event of Default (as defined in the Lease), BNP may, by notice to the undersigned and without the necessity of the execution of any other document, assume Tenant's rights and obligations under the Agreement, cure any defaults by Tenant thereunder and enforce the Agreement and all rights of "Genentech" thereunder. Within ten (10) days of receiving notice from BNP that Tenant's right to possession has been terminated, the undersigned shall send to BNP a written estoppel letter stating: (i) that the undersigned has not performed any act or executed any other instrument which invalidates or modifies the Agreement in whole or in part (or, if so, the nature of such modification); (ii) that the Agreement is valid and subsisting and in full force and effect; (iii) that there are no defaults or events of default then existing under the Agreement and no event has occurred which with the passage of time or the giving of notice, or both, would constitute such a default or event of default under the Agreement (or, if there is a default, the nature of such default in detail); (iv) that the construction contemplated by the Agreement is proceeding in a satisfactory manner in all material respects (or if not, a detailed description of all significant problems with the progress of construction); (v) a reasonably detailed report of the then critical dates projected by the undersigned for work and deliveries required to complete the Project; (vi) the total amount paid for construction through the date of the letter; (vii) the estimated total cost of completing such construction as of the date of the letter, together with a current draw schedule; and (viii) any other information BNP may request to allow it to decide whether to assume the Agreement. BNP shall have thirty (30) days from receipt of such written certificate containing all such requested information to decide whether to assume the Agreement. If BNP fails to assume the Agreement within such time, the undersigned agrees that BNP shall not be liable for (and the undersigned shall not assert or bring any action against BNP or, except for any statutory stop notice or lien rights not waived, against the Land or improvements thereon for) any damages or other amounts resulting from the breach or termination of the Agreement or under any other theory of liability of any kind or nature, but rather the undersigned shall look solely to Tenant and any statutory stop notice or lien rights not waived for the recovery of any such damages or other amounts.

     c) If BNP notifies the undersigned that BNP shall not assume the Agreement pursuant to the preceding paragraph following the termination of Tenant's right to possession of the Project under the Lease, the undersigned shall immediately discontinue the work under the Agreement and remove its personnel from the Project, and BNP shall be entitled to take exclusive possession of the Project and all or any part of the equipment and materials delivered or en route to the Project. The undersigned shall also, upon request by BNP, deliver and assign to BNP all plans and specifications and other contract documents previously delivered to the undersigned (except that the undersigned may keep an original set of the Agreement and other contract documents executed by Tenant), all other material relating to the work which belongs to BNP or Tenant, and all papers and documents relating to governmental permits, orders placed, bills and invoices, lien releases and financial management under the Agreement. Notwithstanding the undersigned's receipt of any notice from BNP that BNP declines to assume the Agreement, the undersigned shall for a period not to exceed fifteen (15) days after receipt of such notice take such steps, at BNP's expense, as are reasonably necessary to preserve and protect work completed and in progress and to protect materials, equipment and supplies at the site or in transit.

     d) No action taken by BNP or the undersigned with respect to the Agreement shall prejudice any other rights or remedies of BNP or the undersigned provided by law, by the Lease, by the Agreement or otherwise against Tenant.

     e) The undersigned agrees promptly to notify BNP of any material default or claimed material default by Tenant under the Agreement, describing with particularity the default and the action the undersigned believes is necessary to cure the same. The undersigned will send any such notice to BNP prominently marked "URGENT - NOTICE OF TENANT'S DEFAULT UNDER AGREEMENT WITH _______________ - ___________ CALIFORNIA" at the address specified for notice below (or at such other addresses as BNP shall designate in notice sent to the undersigned), by certified or registered mail, return receipt requested. Following receipt of such notice, the undersigned will permit BNP or its designee to cure any such default within the time period reasonably required for such cure, but in no event less than thirty (30) days. If it is necessary or helpful to take possession of all or any portion of the Project to cure a default by Tenant under the Agreement, the time permitted by the undersigned for cure by BNP will include the time necessary to terminate Tenant's right to possession of the Project and evict Tenant, provided that BNP commences the steps required to exercise such right within sixty (60) days after it is entitled to do so under the terms of the Lease and applicable law.

     f) Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery or (b) expedited delivery service with proof of delivery or (c) United States mail, postage prepaid, registered or certified mail or (d) telegram, telex or telecopy, addressed as follows:

     To the undersigned:



     To BNP:                       BNP Leasing Corporation
                                   717 North Harwood Street
                                   Suite 2630
                                   Dallas, Texas  75201
                                   Attn: Lloyd Cox

     g) The undersigned acknowledges that it has all requisite authority to execute this letter. The undersigned further acknowledges that BNP has requested this letter, and is relying on the truth and accuracy of the representations made herein, in connection with BNP's decision to advance funds for construction under the Lease with Tenant.


                                    Very truly yours,


                                    By:
                                  Name:
                                 Title:



     Tenant joins in the execution of this letter solely for the purpose of evidencing its consent hereto, including its consent to the provisions that would allow, but not require, BNP to assume the Agreement in the event Tenant is evicted from the Project in accordance with the Lease.


                                        _______________________


                                     By:
                                   Name:
                                  Title:




                                                       Exhibit E

                        DRAW REQUEST FORMS





                                                    ________, 199__




BNP Leasing Corporation
c/o Banque Nationale de Paris
180 Montgomery Street
San Francisco, California 94104

Attention:  Ms. Jennifer Cho

     Re: Construction Advance Request No. __________ by Genentech, Inc.

Ladies and Gentlemen:

     Reference is made to the Amended and Restated Lease Agreement between BNP Leasing Corporation (herein "Landlord") and Genentech, Inc. (herein "Genentech") dated as of December 8, 1995 (herein "the Lease"). Capitalized terms defined in the Lease and used but not defined in this letter are intended to have the meanings assigned to them in the Lease.

     Genentech hereby makes request for a Construction Advance in the amount of $________________ (herein the "Current Advance"). Included herewith are:

  1. An Application and Certificate for Payment based on AIA Form G702 (herein the "Contractor's Application") from Genentech's general contractor or construction manager, attached to which is a schedule of values listing all subcontractors, suppliers and other parties to whom the general contractor or construction manager has or will make payments from the draw requested in the Contractor's Application. The Contractor's Application evidences an obligation incurred by (and previously paid by) Genentech for construction of Improvements and for which Genentech is entitled to reimbursement from the Current Advance.

  2. A list of any costs paid by Genentech, other than to the general contractor or construction manager, for which Genentech is entitled to reimbursement from the proceeds of the Current Advance (herein the "Other Costs List").

  3. Invoices and requests for payments from the subcontractors and others entitled to payment from the general contractor or construction manager for construction and related work covered by the Contractor's Application; excluding, however, invoices or requests from some or all subcontractors and others that, according to the Contractor's Application, are to be paid less than $500,000 from the draw requested in Contractor's Application. Such invoices and requests for payments are consistent with the detail shown in the schedule of values attached to the Contractor's Application.


  4. Invoices or other evidence of the costs (if any) included in the Other Costs List.

  5. A list of any "checks on hold" (i.e., payments withheld from subcontractors or suppliers by Tenant's general contractor or construction manager because of some defect or deficiency in the payee's request for payment or in the work or materials provided by the payee) in excess of $100,000.

  6. An up-to-date list of the names and addresses of any subcontractors that have actually filed a claim of lien against the Leased Property, together with, to the extent not already provided with a prior request for a Construction Advance, a copy of the claim of lien filed.

  7. A certification of an officer of Genentech as required by Paragraph 6(c)(viii) of the Lease.

     We hereby confirm that Landlord will not be responsible for the application of any funds advanced to Genentech or to any other party at our request.

                                    Sincerely,

                                    Genentech, Inc.

                                    By:___________________________
                                  Name:___________________________
                                 Title:___________________________


cc:  BNP Leasing Corporation
     717 North Harwood Street
     Suite 2630
     Dallas, Texas 75201
     Attention:  Lloyd Cox

     Clint Shouse
     Thompson & Knight,
     a Professional Corporation
     3300 First City Center
     1700 Pacific Avenue
     Dallas, Texas 75201

     Tricia Borga
     Genentech, Inc.
     460 Point San Bruno Boulevard
     South San Francisco, CA 9408


                 Construction Advance Certificate


Pursuant to Section 6(c)(viii) of the Lease dated December 8, 1995 (the "Lease") between Genentech, Inc. ("Genentech") and BNP Leasing
Corporation ("Landlord"), Genentech does hereby represent, warrant and certify to Landlord in connection with Genentech's request for Construction Advance No. __________ that:

     a)  no Event of Default has occurred and is continuing,

     b) the representations and warranties of Genentech contained in the Lease are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof, subject only to the following exceptions:

  [LIST EXCEPTIONS HERE, OR IF THERE ARE NO EXCEPTIONS, INSERT "NONE"]

     c) each Construction Project which has commenced but not yet been completed is progressing without any significant continuing interruption in a good and workmanlike manner and substantially in accordance with the requirements of the Lease and all Applicable Laws and Genentech has corrected or is diligently pursuing the correction of any significant defect in such construction,

     d) all costs and expenses for which Genentech is requesting reimbursement by the Construction Advance referenced above constitute actual costs and expenses incurred by Genentech for a Construction Project, and

     e) to the knowledge of Genentech, liens (if any) now being asserted against the Leased Property by Potential Lien Claimants do not in the aggregate secure or allegedly secure more that $5,000,000 of claims. (As used in this certificate a lien will be considered as "being asserted" if a claim of lien relating thereto shall have been recorded and not discharged by payment or settlement.)

Capitalized terms used herein which are defined in the Lease but not in this Certificate shall have the meanings assigned to them in the Lease.

In witness whereof, this Certificate is executed by an officer of Genentech, Inc. as of ______________, 19___.

                                     Genentech, Inc.



                                    By:____________________________
                                  Name:____________________________
                                 Title:____________________________



    List of Liens For Which a Claim of Lien Has Actually Been Filed

               (Construction Advance Request No. ________)


Liens for which a claim of lien has actually been filed are as follows:

1.



2.



3.





                            Other Costs List

                 (Construction Advance Request No. ________)


Costs paid - other than to Genentech's general contractor or construction manager - by Genentech and for which Genentech is entitled to reimbursement from the Current Advance being requested are as follows:

1.



2.



3.





                                                       Exhibit F


            FINANCIAL COVENANT COMPLIANCE CERTIFICATE


BNP Leasing Corporation
c/o Banque Nationale de Paris, San Francisco
180 Montgomery Street
San Francisco, California 94104
Attention: Jennifer Cho

     Re: Genentech Vacaville Facility

Gentlemen:

     I, the undersigned, the chief financial officer or controller of Genentech, Inc., do hereby certify, represent and warrant that:

  1. This Certificate is furnished pursuant to subparagraph 9(v)(iii) of that certain Amended and Restated Lease Agreement dated as of December 8, 1995 (the "Lease Agreement," the terms defined therein being used herein as therein defined) between Genentech, Inc. (the "Tenant"), and you.

  2. Annex 1 attached hereto sets forth financial data and computations evidencing the Tenant's compliance with certain covenants of the Lease Agreement, all of which data and computations are complete, true and correct.

  3. To the knowledge of Tenant no Default or Event of Default under the Lease Agreement has occurred and is continuing.

  4. The representations of Tenant set forth in Paragraph 9 of the Lease Agreement are true and correct in all material respects as of the date hereof as though made on and as of the date hereof.

     Executed this _____ day of ______________, 19___.


                                          ______________________________

                                      Name:_________________________

                                     Title:________________________



                 Annex 1 To Compliance Certificate
     For the _________________ Ended ________________, 19___

I.     PARAGRAPH 9(ab)(i): Minimum Tangible Net Worth

  A.  Reported Consolidated Total Assets:             $_____________

  B.  Intangible assets:                              $_____________

  C.  After-tax charges taken upon
      the acquisition of technology
      or distribution rights:                         $_____________

  D.  Reported Consolidated Total Liabilities:        $_____________

  E.  Amounts guaranteed by Genentech, Inc.
      or subsidiaries and not included in
      Reported Consolidated Total Liabilities:        $_____________

  F.  Consolidated Tangible Net Worth
      (A - B + C - D - E):                            $_____________

  E.  Minimum:                                     $1,000,000,000.00

II.   PARAGRAPH 9(ab)(ii): Leverage Ratio

  A.  Reported Consolidated Total Liabilities:        $_____________

  B.  Amounts guaranteed by Genentech, Inc.
      or subsidiaries and not included in
      Reported Consolidated Total Liabilities:        $_____________

  C.  Consolidated Tangible Net Worth
      (from calculation above):                       $_____________

  D.  Leverage Ratio (Ratio of [A+B] to C:             _____ to ____

  E.  Maximum ratio:                                     1.0 to 1.0

III.  PARAGRAPH 9(ab)(iii): Quick Ratio

  A.  Unencumbered Cash and Cash Equivalents
      and other "Quick Assets" as defined in
      clauses (1), (2) and (3) of
      Paragraph 1(cc) of the Lease:                   $_____________

  B.  Unencumbered accounts receivable
      (net of reserve for
       uncollectible accounts):                       $_____________

  C.  A + B                                           $_____________

  D.  Current Liabilities (as defined in
       Subparagraph 1(z)):                            $_____________

  E.  Ratio of C to D:                                __.__ to __.__

  F.  Minimum ratio:                                   3.75 to 1.


                                                      Schedule 1

                     LIST OF PARTICIPANTS


  Participant:  SWISS BANK CORPORATION, SAN FRANCISCO BRANCH
  Country Under Whose Laws Participant Exists:  Switzerland

  1. Amount of Participation: $ 50,000,000.00

  2. Percentage Share:  15.15151515%

  3. Address for Notices:

     Swiss Bank Corporation
     101 California Street
     Suite 1700
     San Francisco, Ca. 94111-5884

     Attention:  David L. Parrot

     Telephone:  (415) 774-3425
     Facsimile:  (415) 989-7570

  4. Payment Instructions:

     Bank:  Swiss Bank Corporation, New York Branch
            New York, New York

     Account:  Swiss Bank Corporation, San Francisco Branch

     Account No.: WA-119997.000

     ABA No.:  0260-0799-3

     Reference: BNP Leasing/Genentech/Vacaville

  5. Operations Contact:

     Swiss Bank Corporation
     101  California Street
     Suite 1700
     San Francisco, Ca. 94111-5884

     Attention:  William B. Walzer

     Telephone:  (415) 774-3329
     Facsimile:  (415) 956-3882



                                                            SCHEDULE 1
                                                              (cont.)


  Participant:  UNION BANK OF SWITZERLAND
  Country Under Whose Laws Participant Exists:  Switzerland

  1. Amount of Participation: $ 70,000,000.00


  2. Percentage Share:  21.21212121%


  3. Address for Notices:

     Union Bank of Switzerland, Los Angeles Branch
     444 South Flower Street, 45th Floor
     Los Angeles, Ca. 90071

     Attention:  Andres T. Brown

     Telephone:  (213) 489-0660
     Facsimile:  (213) 489-0697

  4. Payment Instructions:

     Bank:  Union Bank of Switzerland
            New York Branch

     Fed Routing No.: 026008439

     Favor of:  UBS Los Angeles

     Account No.: 40064502

     Reference: Genentech, Inc.

  5. Operations Contact:

     Union Bank of Switzerland, Los Angeles Branch
     444 South Flower Street, 45th Floor
     Los Angeles, Ca. 90071

     Attention:  Susan U. Beltran

     Telephone:  (213) 489-0675
     Facsimile:  (213) 489-0637, -0690


                                                              SCHEDULE 1
                                                                 (cont.)
  Participant:  CREDIT SUISSE
  Country Under Whose Laws Participant Exists:  Switzerland

  1. Amount of Participation: $ 70,000,000.00

  2. Percentage Share:  21.21212121%

  3. Address for Notices:

     Credit Suisse
     50 California Street
     San Francisco, Ca. 94111

     Attention:  Thomas Clausen
     Tel No.:  (415) 391-9590
     Fax No.:  (415) 362-1175

     With a copy to:

     Greenwich Funding Corporation
     c/o Credit Suisse
     12 East 49th
     New York, NY 10017

     Attention:Carin Okita
     Tel No.: (213) 238-5366
     Fax No.: (213) 238-5332

  4. Payment Instructions:

     Bank:  Credit Suisse
            New York
     ABA #:  026009179
     Account #: 339989-01
     F/A GFC
     Reference: Genentech - BNP Leasing Genentech/Vacaville

     5. Operations Contact:

            Greenwich Funding Corporation
            c/o Credit Suisse
            12 East 49th
            New York, NY 10017

            Attention:  Carin Okita
            Tel No.: (213) 238-5366
            Fax No.: (213) 238-533


                                                         SCHEDULE 1
                                                           (cont.)



      Participant:  Mellon Bank, N.A.
      Country Under Whose Laws Participant Exists:  United States

      1. Participation Amount: $ 70,000,000.00


      2. Percentage Share:  21.21212121%


      3. Address for Notices:

         Mellon Bank, N. A.
         300 South Grand Ave., Suite 3800
         Los Angeles, Ca. 90071

         Attention:  R. Jane Westrich

         Telephone:  (213) 680-7353
         Facsimile:  (213) 626-3745

      4. Payment Instructions:

         Bank:  Mellon Bank, N.A.
                Pittsburgh, Pa.

         Account:  Loan Administration

         Account No.: 990873800

         ABA No.:  043000261


      5. Operations Contact:

         Mellon Bank, N.A.
         3 Mellon Bank Center
         Room 153-2300
         Pittsburgh, Pa. 15259

         Attention:  Loan Administration

         Telephone:  (412) 236-3242
         Facsimile:  (412) 234-5049


                                                      Schedule 2

              LIST OF EXISTING DEVELOPMENT CONTRACTS

1.  Property Sale Agreement, dated May 24, 1995.

2.  Amendment No. 1 to Property Sale Agreement, dated as of June 30, 1995.

3.  Amendment No. 2 to Property Sale Agreement, dated as of July 31, 1995.

4.  Amendment No. 3 to Property Sale Agreement, dated as of July 31, 1995.

5.  Amendment No. 4 to Property Sale Agreement, dated as of July 31, 1995.

6.  Amendment No. 5 to Property Sale Agreement, dated as of September 5,
1995.

7. Water Rights Agreement, dated May, 1987, between Chevron Land and Development Co. and the City of Vacaville, California.

8. Wetlands Mitigation and Monitoring Plan for the Vaca Valley Business Park, as approved by the Army Corps of Engineers in its Letter, dated March 31, 1995, and as modified pursuant to the Letter, dated June 7, 1995, from Chevron Land and Development Co. to the Army Corps of Engineers and the Letter, dated June 28, 1995, from the Army Corps of Engineers approving the changes requested in Chevron Land and Development Co.'s June 7 letter.

9. Waiver letter, dated June 5, 1995, from the Regional Water Quality Control Board.

10.  Rights with respect to the Northeast Sector Assessment District.

11. Deferred Improvement Agreement between Chevron Land and Development Company and the City of Vacaville, California.

12. Development Agreement among the City of Vacaville, California, the Redevelopment Agency of the City of Vacaville, California and Genentech, Inc.

13. Negative declaration (State Clearinghouse No. 95043004) for the Genentech project.

14. Declaration of Covenants, Conditions and Restrictions for the Vaca Valley Business Park, as amended by the First, Second and Third Amendments thereto.

15. California Department of Fish and Game Section 1603 Permit applicable to the Vaca Valley Business Park.

16. Agreement Containing Covenants Affecting Real Property dated September 11, 1995 between Chevron Land and Development Company and Mission-Vacaville Limited Partnership.

17. Memorandum of Understanding dated as of September 7, 1995 between Chevron Land and Development Company, Mission-Vacaville Limited Partnership and Genentech, Inc.


                                                      Schedule 3

           DESCRIPTION OF INITIAL CONSTRUCTION PROJECT

The following description has been provided by Tenant to Landlord:

GENERAL DESCRIPTION

The "initial Construction Project" will consist of the design, construction, validation, start-up, and operation of a Bulk Manufacturing Facility (hereafter referred to as the Manufacturing Facility) for mammalian cell culture based products substantially in accordance with the site plan attached to and made a part of this Schedule. The Manufacturing Facility is being designed to use large-scale cell culture (12,000 L production fermenters) and purification technologies similar to those used at Genentech's South San Francisco facilities. The facility will initially be licensed for the manufacture of monoclonal antibody-based proteins which are intended for worldwide distribution. The facility design criteria are based on the clinical processes developed for rhuMAb HER2, rhuMAb-E25, TNFR-rigG, and C2B8 with batch sizes in the range of 1 to 9 kg. It is anticipated that the Vacaville facility will be available for production of qualification lots by mid-1998.

The site encompasses approximately 100 acres and the planned buildings will occupy approximately 30 acres. The support buildings will include a warehouse, a quality/administration building, a facility services building, and a central processing utility plant.

The Vacaville location was chosen primarily because of the reduced risk of earthquake potential, presence of skilled labor resources, adequate space for future growth, and proximity to current Genentech operations. The City of Vacaville has experience in working with biotechnology firms as well as an established infrastructure required to support such an endeavor.

Possible future requirements for the new site that have been identified but will not be addressed at this time are: a bacterial manufacturing facility; a second cell culture facility; pharmaceutical filling, labeling, and packaging; and the expansion of the existing warehousing and quality operations. No current provision is made for these future requirements other than the purchase of land and some utility capacity.


MANUFACTURING FACILITY

The Manufacturing Facility is being designed for the production of multiple products on a campaigned basis. The frozen bulk drug substance will be transferred to Genentech facilities in South San Francisco for further processing. The capacity will be approximately one- to two-fold Genentech's current bulk product production capacity in South San Francisco.

The Manufacturing Facility is planned to be approximately 170,000 ft2. The facility will be a three floor building with dedicated manufacturing areas. The utilities will be located in the center of the building spanning the three floors, and will separate the various processing areas.



WAREHOUSE

The warehouse will be a two-floor building of approximately 45,000 ft2, and will be connected to the Manufacturing Facility on the second floor by an environmentally controlled corridor to facilitate the movement of raw materials and frozen bulk drug substance tanks. In addition to storage of released raw materials the warehouse will include Raw material weigh rooms.


QUALITY/ADMINISTRATION BUILDING

The quality/administration building will house Quality Assurance, Quality Control laboratories, manufacturing science laboratory support, and offices. The QC laboratories will perform in-process testing, environmental monitoring and water analysis.